                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                           PROXY STATEMENT PURSUANT TO
              SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /x/

Filed by a Party other than the Registrant / /

Check the appropriate box:

         / /      Preliminary Proxy Statement
         / /      Confidential, For Use of the Commission Only (as permitted by
                  Rule 14a-6(e)(2))
         /x/      Definitive Proxy Statement
         / /      Definitive Additional Materials
         / /      Soliciting Material under Rule 14a-12

                           STATIA TERMINALS GROUP N.V.
--------------------------------------------------------------------------------
                (Name Of Registrant As Specified In Its Charter)
--------------------------------------------------------------------------------
    (Name Of Person(s) Filing Proxy Statement, If Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required

/x/  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

     Not Applicable

--------------------------------------------------------------------------------
(2)  Aggregate number of securities to which transaction applies:

     Not Applicable
--------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     The filing fee was determined based upon the aggregate cash to be received by the Registrant from the proposed sale of assets, which, prior to any adjustments, the Registrant believes will be $184,872,223. In accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the amount calculated pursuant to the preceding sentence by 1/50 of one percent.

--------------------------------------------------------------------------------
(4)  Proposed maximum aggregate value of transaction: $184,872,223
--------------------------------------------------------------------------------
(5)  Total fee paid: $36,975
--------------------------------------------------------------------------------
/x/  Fee paid previously with preliminary materials:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:
--------------------------------------------------------------------------------
(2)  Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------
(3)  Filing Party:
--------------------------------------------------------------------------------
(4)  Date Filed:
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       [STATIA TERMINALS GROUP N.V. LOGO]

                          STATIA TERMINALS GROUP N.V.
                           WERFSTRAAT 6, WILLEMSTAD
                         CURACAO, NETHERLANDS ANTILLES


               NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON FEBRUARY 22, 2002


To the Shareholders of Statia Terminals Group N.V.:

     A special general meeting of the shareholders of Statia Terminals Group N.V. will be held at the Curacao Marriott Beach Resort, Queen's Ballroom C, John F. Kennedy Boulevard, Piscadera Bay, Curacao, Netherlands Antilles, on February 22, 2002, at 10:00 a.m., local time, to consider and vote upon the following matters:

   1. To adopt amendments to our articles of incorporation pursuant to which, in the event that we sell all or substantially all of our assets, we will distribute (i) in the following order of priority, $18.00 per share to our class A common shareholders, $16.40 per share to our class B subordinated shareholder and an initial distribution of the remaining cash to our class C shareholder, and (ii) after payment of our liabilities and following our liquidation, any remaining cash to our class C shareholder. If the amount to be received by our class C shareholder pursuant to the sale, as determined on the date of closing of the sale, would exceed 5% of the total amount to be distributed to our shareholders following the closing of the sale, the excess shall be distributed 66% to our class A common shareholders and 34% to our class B subordinated shareholder.

   2. To (i) approve the sale of substantially all of our assets, consisting of all of the outstanding capital stock of our three subsidiaries, Statia Terminals International N.V., Statia Technology, Inc. and Statia Marine, Inc. to Kaneb Pipe Line Operating Partnership, L.P., followed by a distribution to our shareholders of substantially all of the proceeds of the sale in accordance with our articles of incorporation, as amended,
      (ii) adopt our dissolution and liquidation to occur on the day following the distribution referred to in (i) and distribute our remaining assets to our shareholders in accordance with our articles of incorporation, as amended, and (iii) appoint our board of directors as our liquidator and custodian of our corporate documents following our liquidation.

     The close of business on January 22, 2002, has been fixed as the record date for the special general meeting. All holders of record of our class A common shares and class B subordinated shares at the close of business on the record date are entitled to notice of and to vote at the special general meeting or any adjournment thereof. All holders of our class C shares are entitled to attend and address the special general meeting or any adjournment thereof in person or by proxy, but not to vote thereat. Class A common shares and class B subordinated shares can be voted at the special general meeting only if the holder thereof is present at the special general meeting in person or by valid proxy.

     A copy of this notice, the agenda for the special general meeting and the text of the proposed resolutions, together with a copy of the proxy statement and its appendices, including the text of proposed amendments to our articles of incorporation, may be inspected and copied without charge at our offices, c/o Covenant Managers N.V., Werfstraat 6, Willemstad, Curacao, Netherlands Antilles, and at the offices of our proxy solicitation agent, Morrow & Co., Inc., located at 445 Park Avenue, New York, NY 10022; Telephone: (212) 754-8000; Call Toll-Free: (800) 654-2468. In addition, the exact text of the proposed resolutions is available, without charge, upon request to our proxy solicitation agent. Please read the proxy statement and other materials concerning the proposed transactions, which are mailed with this notice, for a more complete statement regarding the matters to be acted upon at the special general meeting.

     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE PROPOSALS.

     OUR BOARD OF DIRECTORS CORDIALLY INVITES YOU TO ATTEND THE SPECIAL GENERAL MEETING. EVEN IF YOU PLAN TO ATTEND THE SPECIAL GENERAL MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY MAIL THE ENCLOSED VOTING INSTRUCTION CARD AND PROXY IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. IF YOU ATTEND THE SPECIAL GENERAL MEETING, YOU MAY VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY SIGNED AND RETURNED YOUR PROXY, PROVIDED THAT YOU HAVE REVOKED SUCH PROXY IN WRITING.


     YOUR PROMPT COOPERATION WILL BE GREATLY APPRECIATED.



                                        By Order of the Board of Directors


                                        /s/ Jack R. Pine
                                        Jack R. Pine
                                        Secretary


Dated and mailed January 24, 2002.

                          STATIA TERMINALS GROUP N.V.
                           WERFSTRAAT 6, WILLEMSTAD
                         CURACAO, NETHERLANDS ANTILLES

                                                               January 24, 2002

Dear Fellow Shareholder:

     You are cordially invited to attend a special general meeting of the shareholders of Statia Terminals Group N.V. to be held at the Curacao Marriott Beach Resort, Queen's Ballroom C, John F. Kennedy Boulevard, Piscadera Bay, Curacao, Netherlands Antilles, on February 22, 2002, at 10:00 a.m., local time. A notice of the special general meeting, a proxy statement and related information about Statia Terminals Group, and a proxy card are enclosed. All holders of our class A common shares and our class B subordinated shares, as of January 22, 2002, will be entitled to notice of and to vote at the special general meeting or any adjournment thereof. All holders of our class C shares will be entitled to notice of, and to attend and address, the special general meeting or any adjournment thereof in person or by proxy, but not to vote thereat. You may vote shares at the special general meeting only if you are present in person or represented by proxy.

     At the special general meeting, you will be asked to consider and vote upon the following proposals:

   1. To adopt amendments to our articles of incorporation pursuant to which, in the event that we sell all or substantially all of our assets, we will distribute (i) in the following order of priority, $18.00 per share to our class A common shareholders, $16.40 per share to our class B subordinated shareholder and an initial distribution of the remaining cash to our class C shareholder, and (ii) after payment of our liabilities and following our liquidation, any remaining cash to our class C shareholder. If the amount to be received by our class C shareholder pursuant to the sale, as determined on the date of closing of the sale, would exceed 5% of the total amount to be distributed to our shareholders following the closing of the sale, the excess shall be distributed 66% to our class A common shareholders and 34% to our class B subordinated shareholder.

   2. To (i) approve the sale of substantially all of our assets, consisting of all of the outstanding capital stock of our three subsidiaries, Statia Terminals International N.V., Statia Technology, Inc. and Statia Marine, Inc. to Kaneb Pipe Line Operating Partnership, L.P., followed by a distribution to our shareholders of substantially all of the proceeds of the sale in accordance with our articles of incorporation, as amended,
      (ii) adopt our dissolution and liquidation to occur on the day following the distribution referred to in (i) and distribute our remaining assets to our shareholders in accordance with our articles of incorporation, as amended, and (iii) appoint our board of directors as our liquidator and custodian of our corporate documents following our liquidation.

     A copy of the stock purchase agreement between Kaneb and us is attached as Appendix A to the enclosed proxy statement. Included as an annex to the stock purchase agreement is an English translation containing substantially the form of the proposed Dutch language amendments to our articles of incorporation. In addition, the exact text of the proposed resolutions is available, without charge, upon request to our proxy solicitation agent, Morrow & Co., Inc., located at 445 Park Avenue, New York, NY 10022; Telephone: (212) 754-8000; Call Toll-Free: (800) 654-2468.

     Our class A common shares are traded on the Nasdaq National Market under the symbol "STNV." The closing price of our class A common shares on November 12, 2001, the last trading day immediately prior to the announcement of Kaneb's agreement to acquire the Subsidiaries, was $12.90. On January 22, 2002, we announced that the holders of record of our class A common shares on January 31, 2002, would be entitled to receive a target quarterly distribution of $0.45 per share for the quarter ended December 31, 2001. This target quarterly distribution is expected to be paid on February 14, 2002. The closing price of our class A common shares on January 23, 2002, the last trading day immediately prior to the date of the enclosed proxy statement, was $18.27 per share, $0.27 more than the anticipated distribution of sale proceeds of $18.00 per class A common share. We note that January 23, 2002 was after the announcement of the amount of the target quarterly distribution for the quarter ended December 31, 2001, but before payment of that distribution.

     Our board of directors has concluded that the sale of our business as a going concern is the best strategic alternative for us and our shareholders. Our class B subordinated shares, comprising 38.7% of our voting securities, and our class C shares, which are non-voting, are held by Statia Terminals Holdings N.V. which is controlled by Castle Harlan Partners II, L.P. and its affiliates. An affirmative vote by our class B subordinated shareholder is required in order to consummate the sale of the Subsidiaries and our subsequent liquidation. By reason of his control position with Castle Harlan Partners II, John K. Castle, one of our directors, may be deemed to be the beneficial owner of all of our class B subordinated shares and our class C shares. Castle Harlan Partners II has indicated that it will only cause the class B subordinated shares to be voted in favor of the sale of the Subsidiaries and our liquidation if our articles of incorporation are first amended so that the amounts distributed to our shareholders are allocated among the classes of our shares in a way that allocates the class B subordinated shares and the class C shares amounts which, in the view of Castle Harlan Partners II, reflect the value of our business as a going concern. As described below, such a proposed allocation would result in the class A common shares receiving a smaller distribution than they would have received if Castle Harlan Partners II were willing to vote in favor of the sale of the Subsidiaries and our liquidation under the provisions of our current articles of incorporation. However, in the opinion of our board of directors, our current articles of incorporation do not contain specific provisions for the distribution of proceeds upon a sale of all or substantially all of our assets. Our current articles of incorporation do, however, contain two alternative provisions which arguably could be used in such a situation:

    o Provisions relating to an interim capital transaction (which includes the sale of any of our assets). If the transaction were structured so that these provisions applied, we estimate that we would distribute $19.33 per class A common share, $16.36 per class B subordinated share and zero per class C share.

    o Provisions providing for our liquidation followed by a liquidating distribution. If the transaction were structured so that these provisions applied, we estimate that we would distribute $21.60 per class A common share, $12.09 per class B subordinated share and zero per class C share. In addition, because a liquidation in the Netherlands Antilles is a time-consuming procedure, we estimate that a liquidating distribution following a liquidation would not occur for approximately three months after the sale of the Subsidiaries.

     Our board of directors believes that the provisions in our articles of incorporation relating to an interim capital transaction were intended to apply only to periodic asset sales following which it would be appropriate to distribute a portion of the proceeds of a sale to our shareholders after we had retained sufficient working capital for our business. Our board of directors does not believe that these provisions are applicable to the sale of all or substantially all of our assets. In addition, our board of directors does not believe that the provisions providing for our liquidation followed by a liquidating distribution were intended to apply to a distribution of the proceeds from the sale of our business as a going concern. We were informed by Castle Harlan Partners II that it would oppose such a sale if the proceeds were distributed according to either of these provisions.

     Based on our projections of cash on hand as of January 23, 2002, assuming the close of the sale on or about February 28, 2002, in consideration for the transfer of all of the outstanding capital stock of the Subsidiaries, the purchase price paid by Kaneb at closing will be approximately $306.7 million minus approximately $106.7 million of indebtedness of the Subsidiaries. Following the closing of the sale, our class A common shareholders will have priority in the distribution of the sale proceeds and holders of record as of the close of business on the date of closing will be entitled to receive, in the aggregate, a distribution of $108.2 million, or $18.00 per share. After payment in full of this amount to the class A common shareholders, our class B subordinated shareholder will be entitled to receive, in the aggregate, a distribution of up to $62.3 million, or $16.40 per share. Following these distributions, after payment of $13.9 million to holders of options to purchase our class A common shares, and the establishment of appropriate reserves for the satisfaction of our other liabilities in connection with our liquidation, our class C shareholder will be entitled to a distribution of any remaining cash, provided that if the amount to be distributed to our class C shareholder pursuant to the sale, as determined on the date of closing of the sale, would exceed 5% of the total amount to be distributed to our shareholders following the closing of the sale, the excess shall be distributed 66% to our class A common shareholders and 34% to our class B subordinated shareholder. Based on information available to us as of January 23, 2002, assuming the closing of the sale on or about February 28, 2002, and assuming no unanticipated claims are presented to us between the date hereof and the date of the liquidation, we will make a distribution following the closing of the sale of $18.00 per class A common share and $16.40 per class B subordinated share. Based on information available to us as of January 23, 2002, we anticipate that our class C shareholder is likely to receive a distribution, in the aggregate, of approximately $9.4 million, which is equivalent to 4.9% of the amount anticipated to be distributed to our shareholders pursuant to the sale and our liquidation. This amount consists of approximately $6.4 million to be distributed following the closing of the sale and approximately $3.0 million to be distributed following our liquidation.

     Although our articles of incorporation do not require a separate vote of the class A common shareholders, in the interests of fairness to our class A common shareholders, our board of directors has determined, solely with respect to the proposal to amend our articles of incorporation, to require the affirmative vote of more than 66 2/3% of all votes cast by our class A common shareholders voting separately as a class at the special general meeting, provided that at least one-half of our outstanding class A common shares are present or represented at the meeting. Following the vote by the class A common shareholders on the proposal to amend our articles of incorporation, each proposed resolution, including the proposal to amend our articles of incorporation, requires the affirmative vote of more than 66 2/3% of all votes cast at the special general meeting, provided that at least one-half of our outstanding voting securities are present or represented at the meeting. Subject to the receipt of the approval of our class A common shareholders of the proposal to amend our articles of incorporation, Statia Terminals Holdings has agreed to cause its shares to be voted in favor of the proposed resolutions.

     In the event that the requisite majority of our shareholders vote to adopt the amendments to our articles of incorporation, but do not approve the sale of the Subsidiaries followed by our liquidation, the amendments will become part of our articles of incorporation. However, the amendments will not be relevant at this time, since the proposed sale of the Subsidiaries will not take place and no proceeds will be distributed to our shareholders.

     In connection with its evaluation of the proposed amendments to our articles of incorporation, our board of directors engaged Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to act as its independent financial advisor. Houlihan Lokey has rendered its opinion, dated November 12, 2001, to the effect that, as of the date of the opinion and based on and subject to the matters set forth in the opinion, the distribution of $18.00 per share to each of our class A common shareholders, $16.40 per share to our class B subordinated shareholder and the distribution of the remaining cash to our class C shareholder in connection with the sale of the Subsidiaries and our subsequent liquidation are fair to each such class of shareholders from a financial point of view. The written opinion of Houlihan Lokey is attached as Appendix B to this proxy statement, and you should read it carefully.

     OUR BOARD OF DIRECTORS CONSISTS OF EIGHT DIRECTORS. THREE OF THESE DIRECTORS, JOHN K. CASTLE, DAVID B. PITTAWAY AND JUSTIN B. WENDER, ARE AFFILIATED WITH CASTLE HARLAN PARTNERS II. THESE DIRECTORS DID NOT PARTICIPATE IN THE VOTE OF THE BOARD OF DIRECTORS ON THE PROPOSED TRANSACTION. THE FIVE REMAINING DIRECTORS WHO ARE NOT AFFILIATED WITH CASTLE HARLAN PARTNERS II HAVE UNANIMOUSLY DETERMINED THAT THE ADOPTION OF THE PROPOSED AMENDMENTS TO OUR ARTICLES OF INCORPORATION AND THE SALE OF THE SUBSIDIARIES FOLLOWED BY DISTRIBUTION OF THE SALE PROCEEDS AND OUR LIQUIDATION ARE ADVISABLE AND IN OUR BEST INTERESTS AND THE BEST INTERESTS OF ALL OUR SHAREHOLDERS AND OUR EMPLOYEES. THESE DIRECTORS HAVE UNANIMOUSLY DETERMINED THAT THE DISTRIBUTIONS FOLLOWING THE SALE OF THE SUBSIDIARIES OF $18.00 PER CLASS A COMMON SHARE AND $16.40 PER CLASS B SUBORDINATED SHARE, AND THE ANTICIPATED AGGREGATE DISTRIBUTION OF APPROXIMATELY $9.4 MILLION TO OUR CLASS C SHAREHOLDER FOLLOWING THE SALE OF THE SUBSIDIARIES AND OUR LIQUIDATION, ARE FAIR TO ALL OUR SHAREHOLDERS. ACCORDINGLY, THE FIVE MEMBERS OF OUR BOARD OF DIRECTORS WHO ARE NOT AFFILIATED WITH CASTLE HARLAN PARTNERS II HAVE UNANIMOUSLY APPROVED, AND RECOMMEND THAT YOU VOTE "FOR," THE PROPOSED RESOLUTIONS.

     We urge you to read the accompanying proxy statement carefully as it sets forth details of the proposed amendments to our articles of incorporation, the proposed sale of the Subsidiaries, the proposed distribution of the sale proceeds, the proposed liquidation and other important information.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL GENERAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE. IF YOU

ATTEND THE SPECIAL GENERAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD, PROVIDED THAT YOU HAVE REVOKED SUCH PROXY IN WRITING. YOUR PROMPT COOPERATION WILL BE GREATLY APPRECIATED.


                                      Sincerely,

                                      /s/ James G. Cameron
                                      ----------------------------
                                      James G. Cameron
                                      Director

     This proxy statement is dated January 24, 2002, and is first being mailed to shareholders on or about January 24, 2002.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               TABLE OF CONTENTS

                                                                                            PAGE
                                                                                           -----
QUESTIONS AND ANSWERS ABOUT THE PROPOSALS ................................................   1
SUMMARY TERM SHEET .......................................................................   4
   The Special General Meeting ...........................................................   4
   The Parties to the Proposed Asset Sale ................................................   5
   Reasons for the Amendments to our Articles of Incorporation, and the Sale of the
    Subsidiaries and Liquidation .........................................................   6
   Effects of the Resolutions ............................................................   7
   Recommendation of our Board of Directors ..............................................   8
   Opinion of Houlihan Lokey .............................................................   9
   Amendments to Articles of Incorporation ...............................................   9
   The Stock Purchase Agreement ..........................................................  10
   The Voting and Option Agreement .......................................................  13
   Liquidation and Appointment of Liquidators ............................................  14
   Material Netherlands Antilles Tax Consequences ........................................  14
   Material U.S. Federal Income Tax Consequences .........................................  14
   Interests of our Directors and Executive Officers in the Proposed Transaction .........  15
FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE ..........................................  17
INTRODUCTION .............................................................................  18
   Proposals to be Considered at the Special General Meeting .............................  18
   Voting Rights .........................................................................  19
   Quorum; Vote Required for Approval ....................................................  19
   Voting and Revocation of Proxies ......................................................  20
   Solicitation of Proxies ...............................................................  20
SPECIAL FACTORS ..........................................................................  22
   Background of the Proposed Transaction ................................................  22
   Opinion of Houlihan Lokey .............................................................  25
   Reasons for the Recommendation of our Board of Directors ..............................  31
   Purpose of the Proposed Amendments to our Articles of Incorporation ...................  33
   Requirement of Approval by Two-Thirds of our Class A Common Shareholders for the
    Amendments to our Articles of Incorporation ..........................................  34
   The Proposed Amendments to our Articles of Incorporation ..............................  35
   Effect of the Proposed Resolutions ....................................................  35
   Interests of Directors and Executive Officers in the Transaction ......................  37
   Relationship Between Kaneb and Us .....................................................  42
   Material Netherlands Antilles Tax Consequences of the Proposed Transaction to our
    Class A Common Shareholders ..........................................................  42
   Material U.S. Federal Income Tax Consequences of the Proposed Transaction to our Class
    A Common Shareholders ................................................................  42
THE STOCK PURCHASE AGREEMENT AND LIQUIDATION .............................................  46
   Absence of Appraisal Rights ...........................................................  46
   Regulatory Approvals and Other Consents ...............................................  46
   The Stock Purchase Agreement ..........................................................  46
   The Voting and Option Agreement .......................................................  57
   Dissolution and Liquidation ...........................................................  60

                                                                                           PAGE
                                                                                          -----
OTHER INFORMATION .......................................................................   63
   Beneficial Ownership of Voting Securities by Directors, Executive Officers and 5%
    Shareholders ........................................................................   63
EXPENSES OF SOLICITATION ................................................................   64
EXPERTS .................................................................................   64
PROPOSALS BY HOLDERS OF CLASS A COMMON SHARES ...........................................   64
TRANSACTION OF OTHER BUSINESS ...........................................................   64
DOCUMENTS INCORPORATED BY REFERENCE .....................................................   65
WHERE YOU CAN FIND MORE INFORMATION .....................................................   65
APPENDIX A--STOCK PURCHASE AGREEMENT ....................................................  A-1
   Annex A--Promissory Note .............................................................  A-33
   Annex B--Form of Shareholder Resolutions (including proposed amendments to articles of incorporation) ......................................................................  A-35
APPENDIX B--OPINION OF HOULIHAN LOKEY ...................................................  B-1

                   QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q:   WHAT IS THE PROPOSED TRANSACTION?

A: We are proposing to sell our three subsidiaries, Statia Terminals International N.V., Statia Technology, Inc. and Statia Marine, Inc. (which we refer to collectively as the "Subsidiaries") to Kaneb Pipe Line Operating Partnership, L.P. Subsequently, we will distribute the proceeds of the sale to our shareholders and commence liquidation proceedings immediately following that distribution.

Q: WHAT WILL YOU BE ENTITLED TO RECEIVE FOLLOWING THE SALE AND UPON OUR LIQUIDATION?

A: Based on information available to us as of January 23, 2002, assuming the close of the sale on or about February 28, 2002, and assuming no unanticipated claims are presented to us between the date hereof and the date of the liquidation, we will make a distribution shortly after the closing of the sale of $18.00 per class A common share and $16.40 per class B subordinated share to holders of record of such shares as of the close of business on the closing date. Based on information available to us as of January 23, 2002, we anticipate that our class C shareholder is likely to receive a distribution, in the aggregate, of approximately $9.4 million, consisting of approximately $6.4 million to be distributed following the closing of the sale and approximately $3.0 million to be distributed following our liquidation. See "THE STOCK PURCHASE AGREEMENT AND LIQUIDATION--Dissolution and Liquidation."

Q:   WHAT WILL HAPPEN TO MY CLASS A COMMON SHARES FOLLOWING THE SALE?

A: At the end of trading on the day on which the sale is closed, our class A common shares will be delisted from the Nasdaq National Market and our transfer agent will cease recording transfers of our shares. Our class A common shares will remain outstanding and you will remain a shareholder of us until our liquidation is completed, which we anticipate will occur by December 31, 2002. See "SPECIAL FACTORS--Effect of the Proposed Resolutions."

Q:   WHY ARE WE AMENDING OUR ARTICLES OF INCORPORATION?

A: Our class B subordinated shares, comprising 38.7% of our voting securities, are held by Statia Terminals Holdings N.V. which is controlled by Castle Harlan Partners II, L.P. and its affiliates. Therefore, an affirmative vote by our class B subordinated shareholder is required in order to consummate the proposed transaction. Statia Terminals Holdings has indicated that it will only vote in favor of the proposed transaction if our articles of incorporation are first amended pursuant to the proposed resolution. See "SPECIAL FACTORS--Purpose of the Proposed Amendments to our Articles of Incorporation."

Q:   WHAT IS THE EFFECT OF THE PROPOSED AMENDMENTS ON OUR ARTICLES OF
     INCORPORATION?

A: Pursuant to the amendments, in the event that we sell all or substantially all of our assets and liquidate, we will distribute (i) in the following order of priority, $18.00 per share to our class A common shareholders, $16.40 per share to our class B subordinated shareholder, and an initial distribution of the remaining cash to our class C shareholder, and (ii) after payment of our liabilities and following our liquidation, any remaining cash to our class C shareholder. If the amount to be received by our class C shareholder pursuant to the sale, as determined on the date of closing of the sale, would exceed 5% of the total amount to be distributed to our shareholders following the closing of the sale, the excess shall be distributed 66% to our class A common shareholders and 34% to our class B subordinated shareholder. Our current articles of incorporation do not contain specific provisions for the distribution of proceeds upon a sale of all or substantially all of our assets. Our current articles of incorporation do, however, contain two alternative provisions which arguably could be used in such a situation: (i) provisions relating to an interim capital transaction (which includes the sale of any of our assets), and (ii) provisions providing for our liquidation followed by a liquidating distribution. Assuming that Castle Harlan Partners II, the beneficial owner of our class B subordinated shares, was willing to vote in favor of the sale of the Subsidiaries under either of these provisions of our current articles of incorporation, we estimate that pursuant to these provisions we would distribute either $19.33 or $21.60, respectively, per class A common share. Our directors affiliated with Castle Harlan Partners II and all of our executive officers, directly or indirectly, own class B subordinated shares and class C shares. Therefore, under the amended articles of incorporation, they will receive larger distributions in respect of the class B subordinated shares and class C shares that they own, directly or indirectly, than they would have received if the transaction could be consummated under our current articles of incorporation. In addition, our directors who are not affiliated with Castle Harlan Partners II and our executive officers own class A common shares or have options to purchase class A common shares. Each director or executive officer who owns class A common shares has indicated that he intends to vote these shares in favor of the proposed resolutions. See "SPECIAL FACTORS--Effect of the Proposed Resolutions."

Q: WHAT WILL HAPPEN TO YOUR RIGHT TO RECEIVE TARGET QUARTERLY DISTRIBUTIONS IF THE RESOLUTIONS ARE PASSED?

A: On January 22, 2002, we announced that holders of record of our class A common shares on January 31, 2002, would be entitled to receive a target quarterly distribution of $0.45 per share for the quarter ended December 31, 2001. This target quarterly distribution is expected to be paid on February 14, 2002. Assuming that the sale of the Subsidiaries and our subsequent liquidation are approved by our shareholders, we anticipate that the sale will be closed within five business days following the receipt of that approval and that the distribution of $18.00 per class A common share will be made shortly following the closing of the sale. Pursuant to the proposed amendments to our articles of incorporation, the $18.00 distribution to our class A shareholders will eliminate all arrearages in target quarterly distributions that have accumulated prior to the date of the distribution and we will not be obligated to pay or accrue any further arrearages in target quarterly distributions following the $18.00 distribution. See "SPECIAL FACTORS--Effect of the Proposed Resolutions."

Q:   WHO CAN VOTE AT THE MEETING?

A: Only holders of record of our class A common shares and class B subordinated shares at the close of business on January 22, 2002, are entitled to notice of and to vote at the special general meeting. Holders of our class C shares are entitled to notice of, and to attend and address, the special general meeting in person or by proxy, but not to vote at the meeting. See "INTRODUCTION--Voting Rights."

Q:   WHAT VOTE IS REQUIRED TO APPROVE THE TRANSACTION?

A: As an initial matter, solely with respect to the proposal to amend our articles of incorporation, our board of directors is seeking the affirmative vote of more than 66 2/3% of all votes cast by our class A common shareholders voting separately as a class at the special general meeting, provided that at least one-half of the outstanding class A common shares are present or represented at the meeting. Following the vote by our class A common shareholders, each proposed resolution, including the proposal to amend our articles of incorporation, requires the affirmative vote of more than 66 2/3% of all votes cast at the special general meeting, provided that the holders of at least one-half of our outstanding class A common shares and class B subordinated shares, counted as a single class, are present or represented at the meeting. See "INTRODUCTION--Quorum;
     Votes Required for Approval."

Q:   WHAT DOES OUR BOARD OF DIRECTORS RECOMMEND?

A: The five members of our board of directors who are not affiliated with Castle Harlan Partners II have unanimously determined that the distribution of the proceeds from the sale of the Subsidiaries and our subsequent liquidation are fair to all our shareholders and our employees. These directors have unanimously approved, and recommend that you vote "FOR," the proposed resolutions. To review the background of and reasons for the proposed transaction, see "SPECIAL FACTORS--Background of the Transaction" and "SPECIAL FACTORS--Reasons for the Recommendations of our Board of Directors."

Q: WHAT IF I OPPOSE THE PROPOSED SALE OF THE SUBSIDIARIES AND SUBSEQUENT LIQUIDATION? DO I HAVE APPRAISAL RIGHTS?


A: Under Netherlands Antilles law, if our shareholders approve the sale of the Subsidiaries and subsequent liquidation, these transactions will not give rise to any rights of appraisal or similar dissenter's rights. See "THE STOCK PURCHASE AGREEMENT AND LIQUIDATION--Absence of Appraisal \ Rights."


Q:   WHAT SHOULD I DO NOW? HOW DO I VOTE?


A: After you read and consider carefully the information contained in this proxy statement, please fill out, sign and date your proxy card and mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special general meeting. See "INTRODUCTION--Voting and Revocation of Proxies."


Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?


A: Yes, but only if you provide instructions to your broker on how to vote. You should fill out, sign, date and return the proxy card and otherwise follow the directions provided by your broker regarding how to instruct your broker to vote your shares. See "INTRODUCTION--Voting and Revocation of Proxies."


Q:   WHAT ARE THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO ME?


A: If you are a U.S. shareholder holding our class A common shares as a capital asset, your receipt of the distribution of proceeds from the sale of the Subsidiaries will qualify as the receipt of liquidating distributions for U.S. federal income tax purposes and generally will give rise to capital gain or loss equal to the difference between the amount of the liquidation proceeds received and the tax basis of your shares, subject to the discussion regarding qualified electing fund elections under "SPECIAL FACTORS--Material U.S. Federal Income Tax Consequences of the Proposed Transaction to our Shareholders--Sale of Subsidiaries, Liquidation, and Passive Foreign Investment Company Considerations--Passive Foreign Investment Company Considerations."


Q:   WHO CAN HELP ANSWER MY OTHER QUESTIONS?


A: If you have more questions about the proposed transaction, you should contact our proxy solicitation agent:


     Morrow & Co., Inc., 445 Park Avenue, New York, NY 10022; Telephone: (212) 754-8000; Call Toll-Free: (800) 654-2468.

                               SUMMARY TERM SHEET

     This summary term sheet highlights information from this proxy statement and does not contain all of the information that is important to you. To understand the proposed transaction fully, you should read carefully this entire proxy statement (including the information incorporated by reference), the appendices and the additional documents referred to in this proxy statement.


THE SPECIAL GENERAL MEETING

  DATE, TIME, PLACE AND MATTERS TO BE CONSIDERED

    o The special general meeting of shareholders will be held on February 22, 2002, at 10:00 a.m. local time, at the Curacao Marriott Beach Resort, Queen's Ballroom C, John F. Kennedy Boulevard, Piscadera Bay, Curacao, Netherlands Antilles. At the special general meeting, shareholders will be asked to consider and to vote on the following proposals:

     1. To adopt amendments to our articles of incorporation pursuant to which, in the event that we sell all or substantially all of our assets, we will distribute (i) in the following order of priority, $18.00 per share to our class A common shareholders, $16.40 per share to our class B subordinated shareholder and an initial distribution of the remaining cash to our class C shareholder, and (ii) after payment of our liabilities and following our liquidation, any remaining cash to our class C shareholder. If the amount to be received by our class C shareholder pursuant to the sale, as determined on the date of closing of the sale, would exceed 5% of the total amount to be distributed to our shareholders following the closing of the sale, the excess shall be distributed 66% to our class A common shareholders and 34% to our class B subordinated shareholder.

     2. To (i) approve the sale of substantially all of our assets, consisting of all of the outstanding capital stock of our three subsidiaries, Statia Terminals International N.V., Statia Technology, Inc. and Statia Marine, Inc. to Kaneb Pipe Line Operating Partnership, L.P., followed by a distribution to our shareholders of substantially all of the proceeds of the sale in accordance with our articles of incorporation, as amended, (ii) adopt our dissolution and liquidation to occur on the day following the distribution referred to in (i) and distribute our remaining assets to our shareholders in accordance with our articles of incorporation, as amended, and (iii) appoint our board of directors as our liquidator and custodian of our corporate documents following our liquidation.

      For additional information regarding the matters to be considered at the special general meeting see "INTRODUCTION--Proposals to be Considered at the Special General Meeting."


  RECORD DATE FOR VOTING

    o Only holders of record of our class A common shares and class B subordinated shares at the close of business on January 22, 2002, are entitled to notice of and to vote at the special general meeting. On that date, there were 6,013,253 class A common shares outstanding and 3,800,000 class B subordinated shares outstanding. Each of our class A common shareholders and the class B subordinated shareholder is entitled to one vote per share held on all matters presented at the special general meeting. For additional information regarding the record date for voting see "INTRODUCTION--Voting Rights."


  QUORUM AND VOTES REQUIRED FOR APPROVAL

    o The presence, in person or by proxy, of the holders of at least one-half of our outstanding class A common shares and class B subordinated shares, counted as a single class, as of the record date is necessary to constitute a quorum at the special general meeting. Abstentions are counted for the purpose of establishing a quorum. Broker non-votes are not counted for the purpose of establishing a quorum.

    o Our board of directors has determined, in the interest of fairness to the class A common shareholders, solely with respect to the proposal to amend our articles of incorporation, to require the affirmative vote of more than 66 2/3% of all votes cast by our class A common shareholders at the special general meeting voting separately as a class, provided that at least one-half of the outstanding class A common shares are present or represented at the meeting. In the event that this majority vote of the class A common shareholders is not obtained, Statia Terminals Holdings N.V., which is controlled by Castle Harlan Partners II, L.P. and its affiliates and which beneficially owns 100% of the outstanding class B subordinated shares, comprising 38.7% of our outstanding voting securities, has indicated that it will vote the class B subordinated shares against the proposal to amend our articles of incorporation and against the proposal to sell the Subsidiaries and liquidate. In this event, the sale and our subsequent liquidation will not take place.

    o Following the vote by the class A common shareholders on the proposal to amend our articles of incorporation, each proposed resolution, including the proposal to amend our articles of incorporation, requires the affirmative vote of more than 66 2/3% of all votes cast at the special general meeting, provided that at least one-half of our outstanding class A common shares and class B subordinated shares, counted as a class, are present or represented at the meeting. Subject to the receipt of the approval of the class A common shareholders of the proposal to amend our articles of incorporation, Statia Terminals Holdings has agreed to cause its shares to be voted in favor of the proposed resolutions.

      For additional information regarding the quorum and majorities required at the special general meeting see "INTRODUCTION--Quorum; Votes Required for Approval."


  PROCEDURES RELATING TO YOUR VOTE AT THE SPECIAL GENERAL MEETING

    o You should complete, date and sign your proxy card and mail it in the enclosed return envelope as soon as possible so that your shares may be represented at the special general meeting, even if you plan to attend the meeting in person. Unless contrary instructions are indicated on your proxy, all of your shares represented by valid proxies will be voted "FOR" the approval of the proposed resolutions.

    o If your shares are held in "street name" by your broker, your broker will vote your shares, but only if you provide instructions on how to vote. You should follow the procedures provided by your broker regarding the voting of your shares.

    o You can revoke your proxy and change your vote in any of the following ways:

       o Submit to the offices of Morrow & Co., Inc., 445 Park Avenue, New York, NY 10022 (Telephone: (212) 754-8000; Call Toll-Free: (800)
         654-2468), on or before the business day prior to the special general meeting, a later dated, signed proxy card or a written revocation of such proxy.

       o Explicitly revoke your proxy in writing prior to or at the special general meeting. Attendance at the special general meeting will not, by itself, revoke your proxy.

    o If you attend the special general meeting and wish to vote in person, we will give you a ballot when you arrive. If your shares are held in the name of your broker, bank, or other nominee, you must bring a letter from the broker, bank, or other nominee to the special general meeting showing that you were the direct or indirect (beneficial) owner of the shares on January 22, 2002. For additional information regarding the procedure for delivering your proxy see "INTRODUCTION--Voting and Revocation of Proxies" and "INTRODUCTION--Solicitation of Proxies."


THE PARTIES TO THE PROPOSED ASSET SALE

    o Statia Terminals Group. We are a public company with limited liability organized under the laws of the Netherlands Antilles and one of the largest independent marine terminaling companies in the world as measured in terms of storage capacity. We provide high quality services to the petroleum industry including transshipment, storage, blending, bunkering, and other related services. We own and operate facilities on the island of St. Eustatius, Netherlands Antilles, and at Point Tupper, Nova Scotia, Canada. For additional information and news concerning us, please log onto our web site at www.statiaterm.com or call us at (954) 698-0705. Our web site, and the information contained on the web site, is not a part of this proxy statement. Our class A common shares are traded on the Nasdaq National Market under the symbol "STNV." Our principal address is c/o Covenant Managers N.V., Werfstraat 6, Willemstad, Curacao, Netherlands Antilles, and the telephone number is
      (011) 599-9-462-3700.

    o Kaneb. Kaneb Pipe Line Operating Partnership, L.P. is a limited partnership organized under the laws of the State of Delaware. The general partner of Kaneb Pipe Line Operating Partnership is Kaneb Pipe Line Company LLC, a Delaware limited liability company, and its sole limited partner is Kaneb Pipe Line Partners, a Delaware limited partnership that is managed by Kaneb Pipe Line Company. Kaneb Pipe Line Company is a wholly-owned subsidiary of Kaneb Services LLC, a Delaware limited liability company, the membership interests of which are traded on the New York Stock Exchange under the symbol "KSL." Kaneb Pipe Line Partners is a major transporter of refined petroleum products in the Midwest and is the third largest independent liquids terminaling company in the United States. Its limited partner units are traded on the New York Stock Exchange under the symbol "KPP." Kaneb Pipe Line Operating Partnership conducts pipeline operations for Kaneb Pipe Line Partners, which consists primarily of the transportation of refined petroleum products as a common carrier in Kansas, Nebraska, Iowa, South Dakota, North Dakota, Colorado and Wyoming. More information about Kaneb Pipe Line Operating Partnership and its related business units may be obtained by visiting the website of Kaneb Pipe Line Company at www.kanebpipeline.com or by calling (972) 699-4055.


REASONS FOR THE AMENDMENTS TO OUR ARTICLES OF INCORPORATION, AND THE SALE OF THE SUBSIDIARIES AND LIQUIDATION

    o The principal reason for the sale of the Subsidiaries is to provide our shareholders with the opportunity to receive a cash payment in respect of their shares. In the case of the class A common shares, this payment of $18.00 per share represents a premium of 39.5% over the closing market price of $12.90 per share at which our class A common shares traded on November 12, 2001, the last trading day immediately prior to the announcement of Kaneb's agreement to acquire the Subsidiaries.

    o The principal reason for the proposed amendments to our articles of incorporation is to obtain the consent of Castle Harlan Partners II to the proposed sale of the Subsidiaries which our board of directors believes is in the best interests of all of our shareholders. Because Castle Harlan Partners II beneficially owns 38.7% of our outstanding voting securities, its approval is required for a sale of all or substantially all of our assets and for our liquidation. This is because these transactions both require the affirmative vote of more than 66 2/3% of the holders of our outstanding voting securities at a special general meeting, provided that at least one-half of our outstanding voting securities are present or represented at the meeting.

    o Our board of directors has concluded that the sale of our business as a going concern is the best strategic alternative for us and our shareholders. Initially, our board of directors believed that this would be achieved best by a tender offer by a potential purchaser for all of our shares, as this would be the fairest and most rapid method of placing the proceeds of the sale into the hands of our shareholders. However, Kaneb expressed substantial concerns about its ability to acquire 100% of our outstanding capital stock through the proposed tender offer structure under Netherlands Antilles law. Therefore, our board of directors agreed to adopt a transaction structure whereby Kaneb would purchase the capital stock of the Subsidiaries followed by a distribution of the sale proceeds to our shareholders and our subsequent liquidation. Our current articles of incorporation contain two alternative provisions which arguably could be used to distribute the sale proceeds. However, under both of these provisions, the amounts payable in respect of our class B subordinated shares and class C shares differed substantially from the amounts that would have been offered in a tender offer for our outstanding shares into which Castle Harlan Partners II would have been willing to tender the class B subordinated shares and class C shares. Under these circumstances, Castle Harlan Partners II, the controlling shareholder of Statia Terminals Holdings, indicated that it would only vote in favor of the sale of the Subsidiaries and our liquidation if the transaction were structured so that (1) the distribution of sale proceeds preceded our liquidation, and (2) the amounts distributed to our shareholders were allocated among the classes of our shares in a way that allocated the class B subordinated shares and the class C shares amounts which, in the view of Castle Harlan Partners II, reflected the value of our business as a going concern.

    o Our board of directors believes that the proposed amendments are fair to our shareholders because they (1) result in an allocation of proceeds to the various classes of shareholders that the board of directors has determined is appropriate in the case of a sale of our business as a going concern, and (2) provide for a much more rapid distribution of proceeds to our shareholders than would have been the case if we were liquidated first and then made a liquidating distribution of the proceeds. We estimate that a liquidating distribution following our liquidation would not occur for approximately three months after the sale of the Subsidiaries.

      See "SPECIAL FACTORS--Background of the Proposed Transaction" and "SPECIAL FACTORS--Purpose of the Proposed Amendments to Our Articles of Incorporation."


EFFECTS OF THE RESOLUTIONS

    o We will distribute to holders of record as of the close of business on the closing date (i) in the following order of priority, $18.00 per share to our class A common shareholders, $16.40 per share to our class B subordinated shareholder and an initial distribution of the remaining cash to our class C shareholder, and (ii) after payment of our liabilities and following our liquidation, any remaining cash to our class C shareholder. If the amount to be received by our class C shareholder pursuant to the sale, as determined on the date of closing of the sale, would exceed 5% of the total amount to be distributed to our shareholders following the closing of the sale, the excess shall be distributed 66% to our class A common shareholders and 34% to our class B subordinated shareholder. Our current articles of incorporation contain two provisions which arguably could be used to distribute the proceeds from a sale of the capital stock of the Subsidiaries: (i) provisions relating to an interim capital transaction (which includes the sale of any of our assets), and (ii) provisions providing for our liquidation followed by a liquidating distribution. Based on information available to us as of January 23, 2002, assuming the close of the sale on or about February 28, 2002, the following table sets forth the distributions for each class of share under our articles of incorporation, as amended, and in the two possible scenarios under our current articles of incorporation (assuming that Castle Harlan Partners II was willing to vote in favor of the transaction under either of these provisions). The following estimated distributions per share under our current articles of incorporation and under our articles of incorporation, as amended, are based on financial projections, and Arthur Andersen LLP, our independent certified public accountants, has not audited, examined or compiled or applied agreed-upon procedures to these financial projections and assumes no responsibility for them:


                                     ESTIMATED DISTRIBUTION PER SHARE
                                                  UNDER
                                         OUR CURRENT ARTICLES OF
                                              INCORPORATION
                                    ----------------------------------
                                                                          ESTIMATED DISTRIBUTION
                                      LIQUIDATION     INTERIM CAPITAL      PER SHARE UNDER OUR
                                     FOLLOWED BY A      TRANSACTION            ARTICLES OF
                                      LIQUIDATING     FOLLOWED BY OUR       INCORPORATION, AS
                                     DISTRIBUTION       LIQUIDATION              AMENDED
                                    --------------   -----------------   -----------------------
                                     (unaudited)        (unaudited)            (unaudited)
Class A common share                   $21.60             $19.33                $ 18.00
Class B subordinated share              12.09              16.36                  16.40
Class C share                              --                 --                 248.22

    o We anticipate that the sale of the Subsidiaries to Kaneb will be closed within five business days following receipt of approval of all of the proposed resolutions by our shareholders. Based on information available to us as of January 23, 2002, assuming the close of the sale on or about February 28, 2002, and assuming no unanticipated claims are presented to us between the date hereof and the date of the liquidation, we will make a distribution following the closing of the sale of $18.00 per class A common share and $16.40 per class B subordinated share, and we anticipate that our class C shareholder is likely to receive a distribution, in the aggregate, of approximately $9.4 million payable in two installments. At the end of trading on the day on which the sale is closed, our class A common shares will be delisted from the Nasdaq National Market and our transfer agent will cease recording transfers of our shares. Following the above distributions to our class A common shareholders and class B subordinated shareholder and the initial distribution to our class C shareholder, we will commence liquidation proceedings in accordance with our articles of incorporation and Netherlands Antilles law. Our shares will remain outstanding and their holders will continue to be shareholders of us until we are liquidated which we anticipate will occur by December 31, 2002.

    o In the event that the requisite majority of our shareholders vote to adopt the amendments to our articles of incorporation, but do not approve the sale of the Subsidiaries followed by our liquidation, the amendments will become part of our articles of incorporation. However, the amendments will not be relevant at this time, since the proposed sale of the Subsidiaries will not take place and no proceeds from the sale will be distributed to our shareholders.

    o On January 22, 2002, we announced that holders of record of our class A common shares on January 31, 2002, would be entitled to receive a target quarterly distribution of $0.45 per share for the quarter ended December 31, 2001. This target quarterly distribution is expected to be paid on February 14, 2002. Assuming that the sale of the Subsidiaries and our subsequent liquidation are approved by our shareholders, we anticipate that the sale will be closed within five business days following the receipt of that approval and that the distribution of $18.00 per class A common share will be made shortly following the closing of the sale.

    o Pursuant to the proposed amendments to our articles of incorporation, the $18.00 distribution per class A common share following the closing of the sale will eliminate all arrearages in target quarterly distributions that have accumulated prior to the date of the distribution and we will not be obligated to pay or accrue any further arrearages in target quarterly distributions following the $18.00 distribution. As of the date of this proxy statement, the amount of arrearages that have accumulated in favor of the class A common shares is $1.60 per share. The $16.40 distribution per class B subordinated share following the closing of the sale will eliminate all deferred distributions that have accrued in favor of our class B subordinated shares. As of the date of this proxy statement, the amount of deferred distributions that has accrued in favor of the class B subordinated shares is $0.77 per share.

      See "SPECIAL FACTORS--Effects of the Proposed Resolutions."


RECOMMENDATION OF OUR BOARD OF DIRECTORS

    o The five members of our board of directors who are not affiliated with Castle Harlan Partners II have unanimously determined that the adoption of the proposed amendments to our articles of incorporation and the sale of the Subsidiaries followed by a distribution of the sale proceeds and our liquidation are advisable and in our best interests and the best interests of all our shareholders and our employees. These directors have unanimously determined that the distributions following the sale of the Subsidiaries of $18.00 per class A common share and $16.40 per class B subordinated share, and the anticipated aggregate distribution of approximately $9.4 million to our class C shareholder following the sale of the Subsidiaries and our liquidation, are fair to our shareholders. Accordingly, the five members of our board of directors who are not affiliated with Castle Harlan Partners II have unanimously recommended that you vote "FOR" the proposal to amend our articles of incorporation and the proposed sale of the Subsidiaries followed by our liquidation. For a discussion of the material factors considered by our board of directors in reaching its conclusions and the reasons why it determined that the proposed transaction is fair see "SPECIAL FACTORS-- Reasons for the Recommendations of our Board of Directors."


OPINION OF HOULIHAN LOKEY

    o In connection with the sale of the Subsidiaries and subsequent liquidation, our board of directors retained Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to provide independent financial advisory services and a financial fairness opinion in connection with the amounts of the proposed distributions to each of our class A common shareholders, class B subordinated shareholder and class C shareholder following the sale and subsequent liquidation. Houlihan Lokey delivered its opinion to the board of directors on November 12, 2001, that, as of the date of the opinion and based on and subject to the matters set forth in the opinion, the consideration to be received by our class A common shareholders, class B subordinated shareholder and class C shareholder in connection with the sale of the Subsidiaries and our subsequent liquidation is fair to each such class of shareholders from a financial point of view. The Houlihan Lokey opinion was provided for the information of our board of directors in its evaluation of the proposed transaction, and the opinion is not intended to be, nor does it constitute, a recommendation as to how any holder of shares should vote with respect to the transaction.

    o The full text of the written opinion of Houlihan Lokey is attached to this proxy statement as Appendix B. We encourage you to read Houlihan Lokey's opinion in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken in connection with that opinion.

      See "SPECIAL FACTORS--Opinion of Houlihan Lokey."


AMENDMENTS TO ARTICLES OF INCORPORATION

     The material provisions of the proposed amendments to our articles of incorporation are as follows:

    o In the event that we sell all or substantially all of our assets, the proceeds from the sale will be distributed in the following manner:

       o First, pro rata, to the holders of class A common shares, until each outstanding class A common share has received a distribution equal to $18.00;

       o Second, pro rata, to the holders of class B subordinated shares, until each outstanding class B subordinated share has received a distribution equal to $16.40; and

       o Third, pro rata, to the holders of class C shares, the balance minus
         (i) $60,000 , (ii) the amount necessary to satisfy our outstanding liabilities, and (iii) any amounts payable by us pursuant to our 1999 Share Option Plan; provided, however, that if the amount distributed to the holders of class C shares exceeds 5% of the proceeds of the Sale Event, then the excess shall be distributed 66% to the class A common shareholders and 34% to the class B subordinated shareholders, and provided further that any increase or decrease in the amount of proceeds of the sale required to adjust the final purchase price paid in respect of the sale shall be solely for the account of the class C shareholders.

    o Assuming that our class A common shareholders have received a distribution of at least $18.00 per share and our class B subordinated shareholders have received a distribution of at least $16.40 per share, upon a liquidation following a sale, our remaining assets shall be distributed, pro rata, to the holders of class C shares until no assets remain.

    o It is clarified that any arrears in target quarterly distributions that have accumulated in favor of the class A common shares and any deferred distributions declared on the class B subordinated shares will be eliminated by the distributions to our shareholders described above and that no further target quarterly distributions or deferred distributions will accrue or be paid.

     See "SPECIAL FACTORS--The Proposed Amendments to Our Articles of
      Incorporation."


THE STOCK PURCHASE AGREEMENT

    o The Sale of the Subsidiaries

      The stock purchase agreement provides that, upon the terms and subject to the conditions set forth therein, we will sell to Kaneb all of the outstanding capital stock of the Subsidiaries, which constitutes substantially all of our assets. In consideration for the sale of the capital stock of the Subsidiaries, on the day of the closing, Kaneb will deliver to us the consideration set forth in the stock purchase agreement. Based on our projections of cash on hand as of January 23, 2002, we estimate that the consideration to be paid by Kaneb at the closing will be approximately $306.7 million minus approximately $106.7 million of indebtedness of the Subsidiaries. The consideration paid by Kaneb will be subject to adjustment following the closing based on the amount of cash and cash equivalents of the Subsidiaries and their respective subsidiaries on the day of the closing. For additional information on the consideration to be received by us see "THE STOCK PURCHASE AGREEMENT AND LIQUIDATION--The Stock Purchase Agreement--Consideration to be Received by Us."

    o No Solicitation of Other Offers

      The stock purchase agreement provides that neither we nor our representatives will:

       o continue any discussions or negotiations that may be ongoing with any other person regarding acquisition proposals by third parties;

       o encourage knowingly, solicit, initiate or facilitate, directly or indirectly, the making of any proposal with respect to an acquisition proposal;

       o enter into any agreement, arrangement or understanding regarding an acquisition proposal;

       o participate in any discussions or negotiations with, or furnish or disclose information to, any person in connection with an acquisition proposal;

       o facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to an acquisition proposal; or

       o grant any waiver or release under any standstill, confidentiality or similar agreement entered into by us or any of our affiliates or representatives, other than waivers or releases in the ordinary course of business.

      The stock purchase agreement provides, however, that if we receive an unsolicited acquisition proposal from a third party that did not result from a breach of any of the agreements described above, then:

       o we may furnish information to the person who made the unsolicited acquisition proposal, if our board of directors determines that the acquisition proposal is or is reasonably likely to lead to a proposal to acquire us on terms superior to those of the stock purchase agreement, and, after receipt of advice from legal counsel, our board of directors determines that it is necessary to take such action in order to comply with its fiduciary duties; or

       o if the acquisition proposal is a superior proposal and, after receipt of advice from legal counsel, our board of directors determines that it is necessary to take such action in order to comply with its fiduciary duties, we may recommend to our shareholders the superior proposal and withdraw or modify our approval of the stock purchase agreement.

      We have agreed to keep Kaneb informed of the status of any proposals and negotiations.

      For additional information regarding the agreement not to solicit other offers, see "THE STOCK PURCHASE AGREEMENT AND LIQUIDATION--The Stock Purchase Agreement--No Solicitation of Other Offers."

    o Conditions to Closing

      The obligation of Kaneb to purchase and us to sell the shares of the Subsidiaries are subject to a number of conditions, including, among others:

       o our and Kaneb's respective representations and warranties being accurate, except for such breaches as would not, in the aggregate, have a material adverse effect on Kaneb or us, as applicable;

       o the performance, in all material respects, by both Kaneb and us of our respective obligations under the stock purchase agreement;

       o the absence of any injunction or other order issued or pending, or any law enacted by any governmental authority that prohibits or restrains the sale of the Subsidiaries;

       o the absence of any order issued or pending, or any law enacted by any governmental authority that (1) prohibits or restricts the ownership or operation by the Subsidiaries or their respective subsidiaries or by Kaneb of any material portion of the business or assets of the Subsidiaries and their respective subsidiaries, taken as a whole, or compels Kaneb or any of its affiliates or subsidiaries to dispose of or hold separate any material portion of the business or assets of the Subsidiaries and their respective subsidiaries, taken as a whole, or that would substantially deprive the Subsidiaries or their respective subsidiaries or Kaneb of the benefit of ownership of the business or assets of the Subsidiaries and their respective subsidiaries, taken as a whole, (2) imposes material limitations on the ability of Kaneb effectively to acquire or to hold or to exercise full rights to vote the shares of the Subsidiaries on all matters presented to the shareholders of the Subsidiaries, or (3) imposes any material limitations on the ability of the Subsidiaries or their respective subsidiaries or on Kaneb to control effectively the business and operations of the Subsidiaries and their respective subsidiaries, taken as a whole;

       o the absence of any event, fact or circumstance that, individually or in the aggregate, has or could reasonably be expected to have a material adverse effect on either Kaneb or, as the case may be, us; and

       o the adoption of the amendments to our articles of incorporation and the approval of the sale of the Subsidiaries followed by our liquidation by the requisite vote of our shareholders.

      For additional information regarding the conditions of each party's obligation to close the sale see "THE STOCK PURCHASE AGREEMENT AND LIQUIDATION--The Stock Purchase Agreement--Conditions to Closing."

    o Termination

      The stock purchase agreement may be terminated at any time prior to the closing:

       o by the mutual consent of Kaneb and us;

       o by either Kaneb or us if a governmental entity issues a nonappealable final order permanently restraining, restricting or prohibiting the sale of the Subsidiaries;

       o by either Kaneb or us if the requisite vote of our shareholders approving the proposed transaction is not obtained at the special general meeting of our shareholders or any adjournment thereof;

       o by either Kaneb or us if the closing is not completed on or prior to April 30, 2002, and (1) Kaneb is not in breach of the stock purchase agreement if Kaneb is the terminating party, or (2) we are not in breach of the stock purchase agreement and Statia Terminals Holdings is not in breach of the voting and option agreement, if we are the terminating party;

       o by us if (1) we receive a proposal to acquire us on terms superior to those of the stock purchase agreement, (2) our board of directors reasonably determines in good faith, after receiving advice from our Netherlands Antilles counsel, that it is necessary to terminate the stock purchase agreement and enter into an agreement to effect the superior proposal in order to satisfy the fiduciary duties of our board of directors, (3) prior to termination we have paid Kaneb $8.0 million, and (4) we enter into a definitive acquisition, merger, stock purchase, asset purchase or similar agreement to effect the superior proposal; and

       o by Kaneb if (1) our board of directors withdraws or amends, in a manner adverse to Kaneb, the approval, adoption or, as the case may be, recommendation, of the proposals that we (a) amend our articles of incorporation, (b) sell to Kaneb all of the shares of the capital stock of the Subsidiaries, and (c) be dissolved pursuant to our articles of incorporation, as amended, (2) our board approves or recommends an acquisition proposal from a third party, or solicits other offers, or (3) Statia Terminals Holdings breaches its obligations under the voting and option agreement.

      For additional information regarding the ability of the parties to terminate the stock purchase agreement see "THE STOCK PURCHASE AGREEMENT AND LIQUIDATION--The Stock Purchase Agreement--Termination."

    o Fees and Expenses on Termination

      The stock purchase agreement obligates us to pay Kaneb a fee of $8.0 million in the following circumstances:

       o we receive a proposal to acquire us on terms superior to those of the stock purchase agreement and enter into an agreement with respect to that superior proposal and we then terminate the stock purchase agreement; and

       o our board of directors (1) approves or recommends an acquisition proposal by a third party, or (2) withdraws its recommendation of the stock purchase agreement and Kaneb then terminates the stock purchase agreement.

      In addition, the stock purchase agreement obligates us to pay Kaneb a fee of up to $500,000 if the stock purchase agreement is terminated by either Kaneb or us because the requisite vote of our shareholders approving the proposed transaction is not obtained at the special general meeting of shareholders or any adjournment thereof.

      For additional information regarding the fees and expenses that must be paid by us under certain circumstances see "THE STOCK PURCHASE AGREEMENT AND LIQUIDATION--The Stock Purchase Agreement--Fees and Expenses on Termination."

    o Amendment to the Stock Purchase Agreement

      The stock purchase agreement may be amended by the parties thereto only in writing, by action taken by, on behalf of, or at the direction of their board of directors or general partner, as applicable, subject to applicable law. For additional information regarding the ability of the parties to amend the stock purchase agreement see "THE STOCK PURCHASE AGREEMENT AND LIQUIDATION--The Stock Purchase Agreement--Amendment to the Stock Purchase Agreement."

    o Regulatory Approvals

      Kaneb and we are required to make filings with certain United States and foreign regulatory authorities in connection with the sale of the Subsidiaries, including a filing under the Hart-Scott-Rodino Antitrust Improvements Act. An application and notice was filed with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice on November 15, 2001, and the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act terminated on December 10, 2001. For additional information regarding regulatory approvals see "THE STOCK PURCHASE AGREEMENT AND LIQUIDATION--Regulatory Approvals and Other Consents."


THE VOTING AND OPTION AGREEMENT

     Pursuant to the voting and option agreement:

    o Statia Terminals Holdings, which is controlled by Castle Harlan Partners II, has agreed to vote, at any meeting of the holders of any class of our capital stock, the 3,800,000 class B subordinated shares it owns, the 38,000 class C shares it owns (if our class C shares have voting rights at that time) and any other shares of our capital stock that it may acquire prior to the termination of the voting and option agreement:

       o subject to the approval of the amendments to our articles of incorporation by the requisite vote of our class A common shareholders, in favor of the amendments to our articles of incorporation, and the stock purchase agreement and the transactions contemplated thereby;

       o against any action or agreement that would result in a breach (1) by us of any covenant, representation or warranty in the stock purchase agreement, or (2) by Statia Terminals Holdings of any covenant, representation or warranty in the voting and option agreement; and

       o against the following actions: (1) any extraordinary corporate transaction, such as a merger, involving us or any of our subsidiaries resulting from any acquisition proposal by a third party, (2) a sale, lease or transfer of a significant part of our assets or of the assets of any of our subsidiaries, or a reorganization, recapitalization, dissolution or liquidation involving us or any of our subsidiaries, and (3) any change in our present capitalization, any amendment to our articles of incorporation, any other material change in our corporate structure or business or any other action involving us or any of our subsidiaries that could impede or adversely affect the transactions contemplated by either the voting and option agreement or the stock purchase agreement;

    o Statia Terminals Holdings has granted Kaneb an irrevocable option to purchase (1) the 3,800,000 class B subordinated shares owned by Statia Terminals Holdings, at a purchase price of $16.40 per share, (2) the 38,000 class C shares owned by Statia Terminals Holdings, at a purchase price of $232.89 per share and (iii) any other shares of our capital stock that Statia Terminals Holdings may acquire prior to the termination of the voting and option agreement, if any of the following occurs:

       o the stock purchase agreement becomes terminable under circumstances that would entitle Kaneb to a termination fee pursuant to the stock purchase agreement;

       o a third party makes an acquisition proposal that meets certain requirements; or

       o any person other than Kaneb acquires or proposes to acquire more than 15% of any class or series of our capital stock, or is granted an option to acquire beneficial ownership of more than 15% of any class or series of our capital stock.

    o If Kaneb exercises its option to purchase shares from Statia Terminals Holdings and, any time prior to the earlier of the second anniversary of the exercise of the option and the date on which Kaneb acquires the shares of the Subsidiaries, Kaneb disposes of some or all of the shares that it acquired pursuant to the option or if we enter into certain transactions, such as a merger or sale, of assets that result in the payment of proceeds to Kaneb in excess of the aggregate exercise price for such shares, Kaneb is required to pay the excess to Statia Terminals Holdings.

      For additional information regarding the voting and option agreement, see "THE STOCK PURCHASE AGREEMENT AND LIQUIDATION--The Voting and Option Agreement."


LIQUIDATION AND APPOINTMENT OF LIQUIDATORS

    o Our board of directors unanimously approved our proposed liquidation at a meeting held on November 12, 2001, subject to shareholder adoption at the special general meeting of a resolution that we sell the outstanding capital stock of the Subsidiaries and that we dissolve and liquidate. Under our articles of incorporation, adoption of such a resolution requires the affirmative vote of at least 66 2/3% of all votes cast at the special general meeting, provided that at least one-half of our outstanding class A common shares and class B subordinated shares, counted as a single class, are present or represented at the meeting. Pursuant to this resolution, our shareholders appoint our board of directors to act as our liquidator and custodian of our corporate documents following our liquidation. We anticipate that by December 31, 2002, we will be liquidated in accordance with our articles of incorporation and Netherlands Antilles law. For additional information regarding our liquidation and the appointment of liquidators see "THE STOCK PURCHASE AGREEMENT AND LIQUIDATION--Dissolution and Liquidation."


MATERIAL NETHERLANDS ANTILLES TAX CONSEQUENCES

    o Under the laws of the Netherlands Antilles as currently in effect, a holder of our class A common shares who is not a resident or deemed to be a resident of, and during the taxable year has not engaged in trade or business through a permanent establishment, permanent representative or agent in, the Netherlands Antilles will not be subject to Netherlands Antilles income tax on the receipt of the distribution of proceeds from the sale of the Subsidiaries; nor will the Netherlands Antilles impose a withholding tax on such distributions. For additional information regarding material Netherlands Antilles tax consequences of the sale and liquidation to our shareholders see "SPECIAL FACTORS--Material Netherlands Antilles Tax Consequences of the Proposed Transaction to our Shareholders."


MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

    o If you are a U.S. shareholder holding our class A common shares as a capital asset, your receipt of the distribution of proceeds from the sale of the Subsidiaries will qualify as the receipt of liquidating distributions for U.S. federal income tax purposes and generally will give rise to capital gain or loss equal to the difference between the amount of the liquidation proceeds received and the tax basis of your shares, subject to the discussion regarding qualified electing fund elections under "SPECIAL FACTORS--Material U.S. Federal Income Tax Consequences of the Proposed Transaction to our Shareholders--Sale of Subsidiaries, Liquidation, and Passive Foreign Investment Company Considerations--Passive Foreign Investment Company Considerations." For additional information regarding material U.S. federal income tax consequences of the sale and liquidation to our shareholders see "SPECIAL FACTORS--Material U.S. Federal Income Tax Consequences of the Proposed Transaction to our Shareholders."


INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE PROPOSED TRANSACTION

    o In considering the recommendation of our board of directors with respect to the amendments to our articles of incorporation, the sale of the Subsidiaries and our subsequent liquidation, you should be aware that our directors and executive officers have various interests in the amendments, and in the sale and liquidation described in this section that are in addition to, or different from, the interests of our shareholders generally and potentially create conflicts of interest. See "SPECIAL FACTORS--Interests of Directors and Officers in the Transaction."

    o Some of our directors and all of our executive officers own options to purchase our class A common shares. These options will become fully vested immediately prior to the sale of the Subsidiaries. Our directors and executive officers will be entitled to receive cash payments equal to the difference between the amount paid to our class A common shareholders in connection with the sale of the Subsidiaries and the per share exercise price of such options, referred to as the "spread", reduced by applicable withholding tax. Our directors and executive officers hold options to purchase, in the aggregate, 979,000 class A common shares and the aggregate spread for such shares is $12.2 million. Of these options, 680,000 were granted by our board of directors on August 27, 2001, at an exercise price of $5.00 per share. See "SPECIAL FACTORS--Interests of Directors and Officers in the Transaction--Options."

    o Each of our six executive officers is party to an employment agreement among us, our subsidiary, Statia Terminals, Inc., and that executive officer. Statia Terminals, Inc. is a subsidiary of one of the Subsidiaries that will be sold to Kaneb pursuant to the stock purchase agreement. Under the terms of each employment agreement, upon the consummation of the sale of the Subsidiaries, each of our executive officers will be entitled to receive a one-time cash payment. This payment was agreed to by our board of directors as an incentive to our executive officers to continue to run our business during the sale process, as well as to assist in the completion of the sale of our business and our subsequent liquidation. The aggregate amount of the cash payments expected to be paid to our executive officers upon the consummation of the sale is $4.1 million. See "SPECIAL FACTORS--Interests of Directors and Officers in the Transaction--Employment Agreements."

    o In the event that the employment of an executive officer is terminated by Statia Terminals, Inc. without substantial cause or by the officer for good reason following the sale of the Subsidiaries, the executive officer is entitled to receive a lump sum cash payment on the date of termination representing the base salary and annual bonus otherwise payable to that executive officer for the remainder of his employment term in effect on the date of termination, but in no event less than one year's base salary and annual bonus. The annual base salaries of our executive officers range from $165,000 to $310,000 and the target annual bonuses range from $123,750 to $232,500 subject to our attaining earnings targets. In addition, each executive officer is entitled to outplacement services at the expense of Statia Terminals, Inc. and the continuation of medical and dental benefits, and certain other benefits and perquisites for the remainder of his employment term in effect on the date of termination, but in no event for less than one year. Upon the closing of the sale of the Subsidiaries, Statia Terminals, Inc. is required to make an irrevocable contribution to a grantor trust in an amount sufficient to pay all current and future premiums under certain life insurance policies covering James G. Cameron, one of our directors, and Chairman of the Board and President of Statia Terminals, Inc. See "SPECIAL FACTORS--Interests of Directors and Officers in the Transaction--Employment Agreements."

    o Pursuant to a resolution of our board of directors, upon the closing of the sale, we will forgive $1.0 million of outstanding indebtedness owed to us by our executive officers in respect of loans that we made to our executive officers in April 1999. The funds provided by these loans, together with funds provided by our executive officers, were used by the executive officers to acquire beneficially our class B subordinated shares by purchasing interests in Statia Terminals Holdings. See "SPECIAL FACTORS--Interests of Directors and Officers in the Transaction--Forgiveness of Indebtedness."

    o After giving effect to the proposed resolution to amend our articles of incorporation, based on information available to us as of January 23, 2002, assuming the closing of the sale on or around February 28, 2002, it is anticipated that the aggregate distribution upon the sale of the Subsidiaries and our liquidation will be $16.40 per class B subordinated share and $248.22 per class C share. The aggregate amount of the distributions that our directors and officers will receive in respect of the class B subordinated shares and class C shares that they own, directly or indirectly, is expected to be $72.3 million under our articles of incorporation, after giving effect to the proposed resolution to amend our articles of incorporation, compared to (1) $45.9 million under the relevant provisions of our current articles of incorporation covering our liquidation followed by a liquidating distribution, and (2) $62.2 million under the relevant provisions of our current articles of incorporation covering an interim capital transaction followed by our liquidation, in each case, assuming that the sale were to be approved under the relevant provisions of our current articles of incorporation. By virtue of his control position with Castle Harlan Partners II, our director, John K. Castle, may be deemed to be the beneficial owner of all of our class B subordinated shares and our class C shares. The foregoing amounts include distributions payable to Castle Harlan Partners II which Mr. Castle disclaims except to the extent of his pro rata partnership interest in Castle Harlan Partners II. See "SPECIAL FACTORS--Interests of Directors and Officers in the Transaction--Ownership of Our Shares."

    o Each of our directors and executive officers owns, directly or indirectly, class A common shares, class B subordinated shares or class C shares. In connection with the sale of the Subsidiaries and subsequent liquidation, based on information available to us as of January 23, 2002, excluding any payments in respect of options they own, it is anticipated that our directors and executive officers will receive aggregate distributions of $72.3 million with respect to the class A common shares, class B subordinated shares and class C shares that they own, after giving effect to the resolution to amend our articles of incorporation. The foregoing amounts include distributions of $43.2 million payable to Castle Harlan Partners II which Mr. Castle disclaims except to the extent of his pro rata partnership interest in Castle Harlan Partners II. See "SPECIAL FACTORS--Interests of Directors and Officers in the Transaction--Ownership of Our Shares."

    o The stock purchase agreement requires that indemnification arrangements and directors' and officer's liability insurance for any former or current officer or director of any of our subsidiaries will be continued by Kaneb following the date of the consummation of the sale for a period of six years. In addition, the stock purchase agreement provides that Kaneb will indemnify and hold harmless any former or current officer or director of any of our subsidiaries against any losses in connection with any threatened or actual action, suit or proceeding, based in whole or in part on, or arising in whole or in part out of, the fact that the person is or was an officer or director of any of our subsidiaries. See "SPECIAL FACTORS--Interests of Directors and Officers in the Transaction--Indemnification."

    o Castle Harlan Partners II controls Statia Terminals Holdings which beneficially owns 100% of the outstanding class B subordinated shares, comprising 38.7% of our outstanding voting securities, and 100% of our outstanding class C shares. Certain of our directors control or are affiliated with Castle Harlan Partners II. See "SPECIAL FACTORS--Interests of Directors and Officers in the Transaction--Affiliations of Certain Directors with Castle Harlan."

                FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE

     This proxy statement contains statements related to future events, which are forward-looking statements. Forward-looking statements involve risks and uncertainties, including the impact of competitive products and services and pricing of such products or services, changing market conditions, and risks which are detailed from time to time in our publicly filed documents, including our Annual Report on Form 10-K for the period ended December 31, 2000, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001. Actual results may differ materially from those projected. These forward-looking statements represent the judgment of our board of directors as of the date of this proxy statement. Any references to Private Securities Litigation Reform Act in our publicly filed documents which are incorporated by reference into this proxy statement are specifically not incorporated by reference into this proxy statement.

     Certain financial projections prepared by our management are presented throughout this proxy statement, including the following (1) estimated distributions per class A common share, class B subordinated shares and class C shares under our current articles of incorporation, including the provisions for a liquidation followed by a liquidating distribution and the provision for an interim capital transaction followed by our liquidation, (2) the estimated distribution per class C share under our articles of incorporation, as amended, and (3) the estimated consideration to be paid by Kaneb at the closing. These financial projections were not prepared in accordance with published guidelines of the U.S. Securities and Exchange Commission or the American Institute of Certified Public Accounts for the preparation and presentation of financial projections. These projections are, or involve, forward-looking statements. Arthur Andersen LLP, our independent certified public accountants, has not audited, examined, compiled or applied agreed upon procedures to these financial projections and assumes no responsibility for them.

                                  INTRODUCTION


     We are furnishing this proxy statement to you in connection with the solicitation of proxies by our board of directors for a special general meeting of shareholders to be held on February 22, 2002, at 10:00 a.m. local time, at the Curacao Marriott Beach Resort, Queen's Ballroom C, John F. Kennedy Boulevard, Piscadera Bay, Curacao, Netherlands Antilles, or at any adjournment of the special general meeting. Our class A common shares, par value $0.01 per share, and class B subordinated shares, par value $0.01 per share, present or represented by properly executed proxies received by us will be voted at the special general meeting or any adjournment of the special general meeting in accordance with the terms of such proxies, unless revoked.


PROPOSALS TO BE CONSIDERED AT THE SPECIAL GENERAL MEETING

     At the special general meeting, you will be asked to consider and to vote on the following proposals:

   1. To adopt amendments to our articles of incorporation pursuant to which, in the event that we sell all or substantially all of our assets, we will distribute (i) in the following order of priority, $18.00 per share to our class A common shareholders, $16.40 per share to our class B subordinated shareholder and an initial distribution of the remaining cash to our class C shareholder, and (ii) after payment of our liabilities and following our liquidation, any remaining cash to our class C shareholder. If the amount to be received by our class C shareholder pursuant to the sale, as determined on the date of closing of the sale, would exceed 5% of the total amount to be distributed to our shareholders following the closing of the sale, the excess shall be distributed 66% to our class A common shareholders and 34% to our class B subordinated shareholder.

   2. To (i) approve the sale of substantially all of our assets, consisting of all of the outstanding capital stock of our three subsidiaries, Statia Terminals International N.V., Statia Technology, Inc. and Statia Marine, Inc. to Kaneb Pipe Line Operating Partnership, L.P., followed by a distribution to our shareholders of substantially all of the proceeds of the sale in accordance with our articles of incorporation, as amended, (ii) adopt our dissolution and liquidation to occur on the day following the distribution referred to in (i) and distribute our remaining assets to our shareholders in accordance with our articles of incorporation, as amended, and (iii) appoint our board of directors as our liquidator and custodian of our corporate documents following our liquidation.

     A copy of the stock purchase agreement between Kaneb and us is attached as Appendix A to this proxy statement. Included as an annex to the stock purchase agreement is an English translation containing substantially the form of the proposed Dutch language amendments to our articles of incorporation. We encourage you to read these documents in their entirety. In addition, the exact text of the proposed resolutions is available, without charge, upon request to our proxy solicitation agent, Morrow & Co., Inc., located at 445 Park Avenue, New York, NY 10022; Telephone: (212) 754-8000; Call Toll-Free: (800) 654-2468.

     If the resolutions are adopted and approved, we will sell the Subsidiaries and liquidate as follows:

    o Based on our projections of cash on hand as of January 23, 2002, in consideration for the transfer of all of the outstanding capital stock of the Subsidiaries, the purchase price paid by Kaneb at closing will be approximately $306.7 million minus approximately $106.7 million of indebtedness of the Subsidiaries. Subject to receipt of approval of the amendments to our articles of incorporation by the Ministry of Justice in the Netherlands Antilles, which we expect to receive shortly after the special general meeting, we anticipate that the sale will be closed within five business days following receipt of shareholder approval of all of the proposed resolutions.

    o At the end of trading on the day on which the sale is closed, we intend to terminate the listing of our class A common shares on the Nasdaq National Market and to instruct our transfer agent, Computershare Investor Services LLC, to close its share transfer books and discontinue recording transfers of class A common shares as of that date.

    o We anticipate that shortly after the closing of the sale, a distribution of $18.00 will be made in respect of each class A common share and $16.40 in respect of each class B subordinated share, and, based on information available to us as of January 23, 2002, an initial aggregate distribution of $6.4 million will be made to our class C shareholder. The distributions will be made to holders of record of such shares as of the close of business on the closing date. In addition, we will pay an aggregate of $13.9 million to holders of options to purchase our class A common shares in consideration for the surrender of those options.

    o The consideration paid to us by Kaneb is subject to adjustment based on the value of the combined cash of the Subsidiaries and their subsidiaries as of the effective date of the sale. Under the stock purchase agreement, payment of any adjustment to the consideration by us or Kaneb is to occur between approximately 30 and 85 days following the sale of the Subsidiaries, depending on whether either party contests the amount of the adjustment. Under Netherlands Antilles law, we are required to satisfy our liabilities prior to, or arising in connection with, our liquidation. We plan to establish reserves equal to $3.0 million for payment of any adjustment to the consideration paid by Kaneb and for the satisfaction of any other liabilities.

    o We anticipate that by December 31, 2002, we will be liquidated in accordance with our articles of incorporation and Netherlands Antilles law at which time we will distribute our remaining cash to our class C shareholder.


VOTING RIGHTS

     Holders of record of our class A common shares and class B subordinated shares outstanding at the close of business on January 22, 2002, referred to as the "record date", are entitled to notice of and to vote at the special general meeting. On that date, there were 6,013,253 class A common shares outstanding and 3,800,000 class B subordinated shares outstanding. All of the class B subordinated shares are beneficially owned by Castle Harlan Partners II. Each of the class A common shareholders and class B subordinated shareholder is entitled to one vote per share held on all matters presented at the special general meeting. Holders of record of our class C shares are entitled to notice of, and to attend and address, the special general meeting, but not to vote at the meeting. Any shareholder entitled to vote may vote either in person or by proxy. Holders of one-half of the aggregate outstanding voting securities must be present in person or by proxy to constitute a quorum for the special general meeting to be held.


QUORUM; VOTE REQUIRED FOR APPROVAL

     The presence, in person or by proxy, of the holders of at least one-half of the aggregate outstanding class A common shares and class B subordinated shares, counted as a single class, as of the record date is necessary to constitute a quorum at the special general meeting. Abstentions are counted for the purpose of establishing a quorum present at the special general meeting. Broker non-votes (i.e., shares held by brokers in "street name", voting on certain matters due to discretionary authority or instructions from the beneficial owner, but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owner) will not be counted for the purpose of establishing a quorum at the special general meeting. Votes will be tabulated by our transfer agent, Computershare Investor Services LLC.

     Although our articles of incorporation do not require a separate vote of the class A common shareholders, our board of directors has determined, in the interest of fairness to the class A common shareholders, solely with respect to the proposal to amend our articles of incorporation, to require the affirmative vote of more than 66 2/3% of all votes cast by our class A common shareholders at the special general meeting voting separately as a class, provided that at least one-half of the outstanding class A common shares are present or represented at the meeting. In the event that this majority vote of the class A common shareholders is not obtained, Statia Terminals Holdings, which is controlled by Castle Harlan Partners II and which beneficially owns 100% of the outstanding class B subordinated shares, comprising 38.7% of our outstanding voting securities, has indicated that it will vote the class B subordinated shares against the proposal to amend our articles of incorporation and against the proposal to sell the Subsidiaries and liquidate. In this event, the sale and our subsequent liquidation will not take place because the approval by the requisite majority of our shareholders will not have been received.

     Following the vote by the class A common shareholders on the proposal to amend our articles of incorporation, each proposed resolution, including the proposal to amend our articles of incorporation, requires the affirmative vote of more than 66 2/3% of all votes cast at the special general meeting, provided that at least one-half of our outstanding class A common shares and class B subordinated shares, counted as a class, are present or represented at the meeting. Subject to the receipt of the approval of the class A common shareholders of the proposal to amend our articles of incorporation, Statia Terminals Holdings has agreed to cause its shares to be voted in favor of the proposed resolutions.

     We are incorporated in the Netherlands Antilles and, as required by the laws thereof and our articles of incorporation, meetings of shareholders must be held on an island of the Netherlands Antilles.

     Each of our directors and executive officers has indicated that he intends to vote his shares in favor of approval of the proposed resolutions. "See SPECIAL FACTORS--Reasons for the Recommendations of the Board of Directors" and "SPECIAL FACTORS--Interest of Executive Officers and Directors in the Proposed Transaction."


VOTING AND REVOCATION OF PROXIES

     The enclosed proxy is a means by which a shareholder may authorize the voting of shares at the special general meeting. All shares represented by proxies duly executed and received by us by 9:00 am on February 22, 2002, will be voted at the special general meeting in accordance with the terms of the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED "FOR" THE PROPOSED RESOLUTIONS AND TO ADJOURN THE SPECIAL GENERAL MEETING, IF NECESSARY.

     The shareholder giving the proxy may revoke it by:

    o submitting to the offices of Morrow & Co., Inc., 445 Park Avenue, New York, NY 10022 (Telephone: (212) 754-8000; Toll-Free: (800) 654-2468), on
      or before the business day prior to the special general meeting, a later dated, signed proxy card or a written revocation of such proxy; or

    o explicitly revoking your proxy in writing prior to or at the special general meeting (attendance at the special general meeting will not, by itself, revoke your proxy).

     If you attend the special general meeting and wish to vote in person, after you have revoked any proxy previously given, we will give you a ballot when you arrive. If your shares are held in the name of your broker, bank, or other nominee, you must bring a letter from the broker, bank, or other nominee to the special general meeting showing that you were the direct or indirect (beneficial) owner of the shares on January 22, 2002.


SOLICITATION OF PROXIES

     We will bear the expenses in connection with the solicitation of proxies. Upon request, we will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material to the beneficial owners of shares which such persons hold of record. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone or telegraph, by our officers and regular employees. Such persons will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services.

     We have also retained Morrow & Co., Inc. for a fee of $12,500 plus transaction expenses, to assist in the solicitation of proxies from shareholders, including brokerage houses and other custodians, nominees and fiduciaries.

     We are mailing this proxy material to shareholders on or about January 24, 2002.

                                SPECIAL FACTORS


BACKGROUND OF THE PROPOSED TRANSACTION

     On May 10, 2001, John K. Castle, one of our directors and the controlling stockholder of the general partner of Castle Harlan Partners II, approached James G. Cameron, one of our directors, and Chairman of the Board and President of Statia Terminals, Inc., regarding the desire of Castle Harlan Partners II to sell its interest in us. Castle Harlan Partners II owns 62.9% of the outstanding capital stock of Statia Terminals Holdings, which in turn owns all of our outstanding class B subordinated shares and class C shares. The class B subordinated shares comprise 38.7% of our outstanding voting securities.

     On May 15, 2001, members of our senior management met with representatives of our special counsel, White & Case LLP, to discuss strategic alternatives which would allow Castle Harlan Partners II to dispose of its investment in us, including the sale of our business as a going concern.

     During the period from May 15, 2001, through June 22, 2001, members of our senior management and representatives of Castle Harlan Partners II continued to discuss strategic alternatives with representatives of White & Case, as well as representatives of our Netherlands Antilles counsel, Holland Van Gijzen, a member firm of the Ernst & Young legal network. In addition, we interviewed several investment banks to serve as our financial advisor to assist us in evaluating and implementing the alternatives being discussed.

     On June 22, 2001, we engaged Merrill Lynch & Co. as our financial advisor for such purpose, as it was agreed that Merrill Lynch had given the most in-depth presentation. We decided, after discussions with our legal advisors and Merrill Lynch, that the sale of our business as a going concern was the best strategic alternative for us and our shareholders. Initially, the executive committee of our board of directors believed that the sale of all of the outstanding shares of each class of our capital stock in the form of a tender offer for all of our shares by the potential purchaser would be the best way of achieving this objective, as it would be the fairest and most rapid method of placing the proceeds from such sale into the hands of our shareholders.

     Subsequent to its engagement, Merrill Lynch contacted all those companies which, in our view and Merrill Lynch's view, would likely have an interest in acquiring us, would perceive the opportunity to acquire us as important to their strategic objectives and thus would be willing to purchase us at the most attractive price. In all, eight companies were formally contacted by Merrill Lynch, including Kaneb.

     During the period from July 27, 2001, through August 30, 2001, seven companies, including Kaneb, entered into confidentiality agreements with us and received a confidential offering memorandum prepared by us and Merrill Lynch.

     During the period from August 16, 2001, through September 10, 2001, we received initial indications of interest from each of the seven companies that had received the confidential offering memorandum. One company submitted an indication of interest containing terms, including a proposed purchase price, which we did not believe warranted the further participation of that company in the process.

     During the period from August 30, 2001, through September 28, 2001, members of our senior management met with representatives and members of management of each of the remaining six participants in the process, including Kaneb. During this same period, the six remaining participants, along with their respective financial, accounting and legal advisors, conducted a due diligence review of us.

     On October 1, 2001, Merrill Lynch distributed final bid packages to each of the six remaining participants. Each package included an acquisition agreement to be entered into between us and the potential purchaser, as well as a tender and option agreement to be entered into between Statia Terminals Holdings and the potential purchaser. Pursuant to the acquisition agreement, the potential purchaser would make a tender offer for all of the outstanding shares of each class of our capital stock. Pursuant to the tender and option agreement, Statia Terminals Holdings would agree to tender all of its class B subordinated shares and class C shares into the offer of the potential purchaser. The potential purchaser also would be entitled to exercise an option to purchase any of our shares owned by Statia Terminals Holdings in the event a competing proposal was made for us. The six remaining participants were instructed to submit their final best offers by October 12, 2001. The participants were also asked to submit proposed amendments to the acquisition agreement and the tender and option agreement to reflect any changes that would be required by them prior to execution of the agreements.

     On October 12, 2001, Merrill Lynch received final bids from Kaneb and two other potential purchasers. One of these other bids, delivered orally, was deemed to be too low to warrant further discussions with the submitting party. The second bid was at a lower purchase price than Kaneb's and involved substantial additional conditions, although accepting the original tender offer structure that we had proposed. The three participants not submitting final bids provided various reasons for their respective decisions not to proceed.

     On October 14, 2001, the executive committee of our board of directors discussed the two remaining final bids. The initial bid from Kaneb proposed a purchase price of $300 million (assuming that we were debt-free). Kaneb's bid, however, rejected the tender offer structure originally proposed by us in favor of purchasing the Subsidiaries. Kaneb expressed substantial concerns about its ability to acquire 100% of our outstanding capital stock through the proposed tender offer structure under Netherlands Antilles law. The executive committee of our board of directors instructed Merrill Lynch to contact Kaneb in order to, first, clarify the economic terms of Kaneb's proposal, including whether Kaneb's proposal contemplated adjusting the purchase price by the amount of any cash held by us at the closing of a sale transaction; second, reaffirm the board of directors' desire to proceed with the original tender offer structure; third, attempt to eliminate features of Kaneb's proposed agreement that created uncertainty of closing after the definitive agreement was signed; and fourth, make inquiries regarding Kaneb's financing sources.

     We instructed Merrill Lynch to contact the other bidder and its advisors and inform it that its bid was too low and that its other conditions were unacceptable. Merrill Lynch made contact with the other bidder's advisors on October 15, 2001. The other bidder, through its advisors, indicated that it was not willing to make any significant changes to its proposal. In light of this fact, we decided not to pursue further discussions with this potential purchaser.

     Commencing on October 15, 2001, representatives of Merrill Lynch discussed Kaneb's proposal with Edward D. Doherty, chief executive officer of Kaneb. Mr. Doherty confirmed that the purchase price would be adjusted by the amount of cash held by us at the closing of a transaction, net of certain interest accrued on our indebtedness. Mr. Doherty, however, insisted that the cash adjustment be reduced by approximately $8.1 million to reflect obligations of Statia Terminals, Inc. with respect to certain employment arrangements with our senior management. In addition, Kaneb required that our senior management agree to certain amendments to their employment agreements prior to signing the stock purchase agreement. Kaneb also provided evidence of its financing sources and agreed to modify its proposed agreement in several areas which were deemed by us to improve Kaneb's commitment to close the transaction. Kaneb, however, did not agree to proceed with the tender offer structure proposed by us.

     During the period from October 15, 2001, through October 31, 2001, Mr. Doherty and representatives of Fulbright & Jaworski LLP., U.S. legal counsel to Kaneb, and Smeets Thesseling Van Bokhorst N.V., Netherlands Antilles counsel to Kaneb, participated in various conference calls with members of our senior management, White & Case and Holland Van Gijzen with respect to the proposed transaction structure. Kaneb expressed concerns regarding its ability to purchase at least 95% of our outstanding securities through a tender offer, as would be required in the Netherlands Antilles before Kaneb could cause us to implement a mandatory buy-back of any securities not held by Kaneb.

     On October 31, 2001, we agreed with Kaneb to pursue a transaction structure whereby Kaneb would purchase the capital stock of the Subsidiaries. Our current articles of incorporation contain two provisions which arguably could be used to distribute the proceeds from a sale of the capital stock of the Subsidiaries:

    o Provisions relating to an interim capital transaction (which includes the sale of any of our assets). If the transaction were structured so that these provisions applied, we estimate that we would distribute $19.33 per class A common share, $16.36 per class B subordinated share and zero per class C share.

    o Provisions providing for our liquidation followed by a liquidating distribution. If the transaction were structured so that these provisions applied, we estimate that we would distribute $21.60 per class A common share, $12.09 per class B subordinated share and zero per class C share.

     The amounts payable under these methods differed substantially from the amounts that would have been offered to our shareholders in a tender offer into which Statia Terminals Holdings was willing to tender the class B subordinated shares and class C shares. In addition, because a liquidation in the Netherlands Antilles is a time-consuming procedure, our board of directors was advised that a liquidating distribution following a liquidation would not occur for approximately three months after the sale of the Subsidiaries. Under these circumstances, Castle Harlan Partners II, the controlling shareholder of Statia Terminals Holdings, had indicated that it would only vote in favor of the sale of the Subsidiaries and our liquidation if the transaction were structured so that (1) the distribution of sale proceeds preceded our liquidation, and (2) the amounts distributed to our shareholders were allocated among the classes of our shares in a way that allocated the class B subordinated shares and the class C shares amounts which, in the view of Castle Harlan Partners II, reflected the value of our business as a going concern. In considering the position of Castle Harlan Partners II, our board of directors independently determined that the provisions in our articles of incorporation relating to an interim capital transaction were intended to apply only to periodic asset sales following which it would be appropriate to distribute a portion of the proceeds of a sale to our shareholders after we had retained sufficient working capital for our business. Our board of directors did not believe that these provisions are applicable to the sale of all or substantially all of our assets. In addition, our board of directors did not believe that the provisions providing for our liquidation followed by a liquidating distribution were intended to apply to the distribution of the proceeds from the sale of our business as a going concern. Under the proposed amendments to our articles of incorporation, the distribution of sale proceeds would result in our shareholders receiving, promptly following the sale, a cash amount equal to the amount such shareholders would have been offered under a tender offer acceptable to Castle Harlan Partners II. As part of our agreement with Kaneb on the new transaction structure, we insisted that it be an additional condition of the sale that the proposed amendments to our articles of incorporation be adopted by the holders of more than 66 2/3% of our class A common shares at a special general meeting voting separately as a class, provided that at least one-half of the outstanding class A common shares were present or represented at the meeting. Our board of directors did not contact the bidder with whom it had terminated negotiations on October 15, 2001, in order to inform it of the change in structure from a tender offer to an asset purchase, since the bid submitted by the other bidder was lower than Kaneb's bid and the change in transaction structure did not have any impact on the aggregate amount of Kaneb's bid.

     From November 4, 2001, through November 11, 2001, members of our senior management, representatives of Merrill Lynch, Kaneb and the respective legal advisors of the parties continued to discuss the remaining outstanding issues with respect to the acquisition of the Subsidiaries by Kaneb.

     On November 6, 2001, we retained Houlihan Lokey Howard & Zukin Financial Advisors, Inc. as independent financial advisors to opine as to the fairness of the consideration to be received by each class of our shareholders, including the class A common shareholders, in connection with the distribution of the sale proceeds to be received by us following the sale of the Subsidiaries. Our board of directors considered engaging Merrill Lynch to provide such a opinion. However, because the board of directors had been advised by Netherlands Antilles counsel to obtain an independent valuation of our class A common shares and the delivery of such an opinion was not part of Merrill Lynch's original engagement, our board of directors determined that it would be in the best interests of our shareholders to engage a financial advisor who was independent of the bid process.

     On November 12, 2001, our board of directors met to discuss the proposed sale of the Subsidiaries to Kaneb and heard presentations from its legal advisors, Houlihan Lokey, and Merrill Lynch. Immediately prior to the board's vote on the proposed transaction, at the request of the Chairman of our board of directors, John K. Castle, David B. Pittaway and Justin B. Wender, who are affiliated with Castle Harlan Partners II, left the meeting and did not vote on the proposals. Thereafter, the remaining members of our board of directors, constituting the necessary quorum, unanimously approved the stock purchase agreement and the transactions contemplated thereby, including the amendment of our articles of incorporation and the distribution of the sale proceeds to our shareholders followed by our liquidation. Members of our senior management were authorized by our board of directors to negotiate any remaining issues and execute the stock purchase agreement. Later that evening, the stock purchase agreement was executed by Kaneb and us.


OPINION OF HOULIHAN LOKEY

     Under the terms of an engagement letter, dated November 6, 2001, our board of directors retained Houlihan Lokey as its independent financial advisor to render a fairness opinion in connection with the amounts of the proposed distributions to our class A common shareholders, class B subordinated shareholder and class C shareholder pursuant to the sale of the Subsidiaries to Kaneb and our subsequent liquidation. Houlihan Lokey delivered its opinion to the board of directors on November 12, 2001, that, as of the date of the opinion and based on and subject to the matters set forth in the opinion, the consideration to be received by each of our class A common shareholders, class B subordinated shareholder and class C shareholder in connection with the sale of the Subsidiaries and our subsequent liquidation are fair to each such class of shareholders from a financial point of view.

     The full text of the written opinion of Houlihan Lokey, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with that opinion, is attached to this proxy statement as Appendix B and is incorporated herein by reference. Our shareholders are urged to, and should, read the opinion of Houlihan Lokey in its entirety. The Houlihan Lokey opinion was provided for the information of our board of directors in its evaluation of the transaction, and the opinion is not intended to be, nor does it constitute, a recommendation as to how any holder of our shares should vote with respect to the transaction.

     In arriving at its opinion, Houlihan Lokey, among other things:

    o interviewed key members of senior management concerning our business, historical and future financial performance, and the transaction;

    o interviewed representatives of our investment bankers, Merrill Lynch, regarding the sale process;

    o reviewed the stock purchase agreement between us and Kaneb;

    o reviewed the rights and privileges of our class A common shareholders, class B subordinated shareholder and class C shareholder;

    o reviewed our filings with the Securities and Exchange Commission including our Form 10-K for the fiscal years ended 1998, 1999 and 2000, and quarterly reports and Forms 10-Q for the years 2000 and 2001;

    o reviewed the sale memorandum prepared by Merrill Lynch, dated July 2001;


    o reviewed our financial model and forecasts for the period 2001 through 2006;

    o reviewed our management presentation dated August 2001; and

    o analyzed the industry, as well as the economic and competitive environment in which we operate.

     In rendering its opinion, Houlihan Lokey relied upon and assumed, without independent verification, that the financial forecasts and projections provided to it were reasonably prepared and reflect the best currently available estimates of our future financial results and condition, and that there had been no material change in our assets, financial condition, business or prospects since the date of the most recent financial statements made available to it. Houlihan Lokey did not independently verify the accuracy and completeness of the information supplied to it with respect to us and does not assume any responsibility with respect to such information. Houlihan Lokey did not make any physical inspection or independent appraisal of any of our properties or assets. Its opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by it at the date of the opinion.

     The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not susceptible to partial analysis or summary descriptions. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor considered by it, and based on the results of all the analyses undertaken by it and assessed as a whole. Houlihan Lokey did not draw conclusions, in isolation, from or with regard to any one factor or method of analysis. Accordingly, Houlihan Lokey believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analyses set forth in its opinion.

     In performing its analyses, Houlihan Lokey made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions, and other matters, many of which are beyond our control. No company, transaction or business used in those analyses as a comparison is identical to us or our businesses or the sale, nor is an evaluation of the results entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the operating results, public trading or other values of the companies or transactions being analyzed.

     The estimates contained in the analyses performed by Houlihan Lokey and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of securities do not purport to be appraisals or to reflect the prices at which a business might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

     The following is a summary of the material financial analyses used by Houlihan Lokey in connection with the rendering of its opinion. The financial analyses summarized below include information presented in tabular format. In order to understand the financial analyses fully, the tables must be read together with the text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Houlihan Lokey did not consider our net book value in its financial analysis because it did not believe that our net book value provided a meaningful basis for determining our current value.

Selected Comparable Public Company Analysis

     Houlihan Lokey compared selected financial information, ratios and public market multiples for us to the corresponding data for the following five publicly traded companies:

    o Kaneb Pipe Line Partners, L.P.

    o Maritrans Inc.

    o Royal Vopak N.V.

    o TransMontaigne Inc.

    o Williams Energy Partners, L.P.

     Houlihan Lokey chose the selected companies because they were publicly traded companies that, for the purposes of the analysis, Houlihan Lokey considered to have operational, market and economic similarity with our principal business operations. The selected public companies may significantly differ from us based on, among other things, the size of the companies, the geographic coverage of the companies' operations and the particular business segments on which the companies focus.

     Houlihan Lokey reviewed, among other information, the comparable companies' multiples of total enterprise value, referred to as "TEV," to adjusted earnings before interest, taxes, depreciation and amortization, referred to as "EBITDA," for the latest twelve months, referred to as "LTM." TEV consists of the market value of a company's equity as of the valuation date, plus the value of the particular company's debt and preferred stock, minus cash, cash equivalents and marketable securities as of the most recent date available. Houlihan Lokey used this analysis because it believed that dividing TEV by EBITDA provided the best indication of value based on the relative performance level of the comparable companies. Houlihan Lokey then applied a representative multiple range of 5.0x to 6.0x to our EBITDA to determine our TEV (excluding cash). Because publicly traded securities reflect minority interests in the equity of the comparable companies, the value indicated by using these multiples is a minority, marketable value. For this reason, Houlihan Lokey applied a control premium to the indicated value of our equity, calculated as TEV less debt. The sum of the value of our equity, control premium, debt, and cash equals our TEV. Based on this analysis, the TEV range is $250 million to $300 million, as follows:


                                                    SELECTED MULTIPLE
                                                          RANGE              RANGE (IF APPLICABLE)
                                                  ---------------------   ----------------------------
                                       LTM
                                      EBITDA         LOW         HIGH          LOW            HIGH
                                  -------------   ---------   ---------   ------------   -------------
                                   (thousands)                                    (thousands)
TEV (excluding cash) ..........     $40,492         5.0x        6.0x       $  202,460      $  242,952
Less: Debt ....................                                              (106,900)       (106,900)
Equals: Equity Value (excluding
 cash) ........................                                                95,560         136,052
Add: Control Premium of
 25.0% ........................                                                23,890          34,012
Add: Debt .....................                                               106,900         106,900
Add: Cash .....................                                                22,000          22,000
                                                                           ----------      ----------
Total Enterprise Value Range
 (rounded) ....................                                            $  250,000      $  300,000
                                                                           ==========      ==========

Selected Comparable Transactions Analysis

     Houlihan Lokey reviewed publicly available financial information relating to the following selected transactions in the marine terminaling business since March 1997:


TARGET                                     ACQUIRER
----------------------------------------   -------------------------------
   GATX Terminals Corporation              Kinder Morgan Energy Partners
   Shore Terminals LLC                     Kaneb Pipe Line Partners, L.P.
   Crown Central Petroleum Corporation     Rosemore, Inc.
   Louis Dreyfus Energy Corporation        TransMontaigne, Inc.
   ITAPCO Terminals Corporation            TransMontaigne, Inc.

     Houlihan Lokey chose the selected transactions because they reflect business combinations that, for the purposes of the analysis, Houlihan Lokey considered to be reasonably similar to our transaction because they involved transactions in companies which could be considered alternative investments to an investment in us. The selected transactions may differ significantly from our transaction based on, among other things, the size of the transactions, the structure of the transactions and the dates that the transactions were announced and consummated. Because the transactions reviewed were also on a control basis, no adjustments were necessary to our equity in estimating our TEV using this method.

     Houlihan Lokey reviewed, among other information, the target companies' TEV as implied in the relevant transactions as a multiple of LTM EBITDA as of June 30, 2001. Based on this analysis, Houlihan Lokey applied a range of 6.0x to 7.0x for TEV to EBITDA multiples which implied the following TEV range for us:


                                                   SELECTED MULTIPLE
                                                         RANGE             RANGE (IF APPLICABLE)
                                                 ---------------------   -------------------------
                                      LTM
                                     EBITDA         LOW         HIGH         LOW           HIGH
                                 -------------   ---------   ---------   -----------   -----------
                                  (thousands)                                   (thousands)
TEV (excluding cash) .........      $40,492        6.0x        7.0x        $242,952      $283,444
Add: Cash ....................                                               22,000        22,000
                                                                           --------      --------
Total Enterprise Value Range
 (rounded) ...................                                             $265,000      $305,000
                                                                           ========      ========

Discounted Cash Flow Analysis

     Houlihan Lokey performed a discounted cash flow analysis to determine a range of values for our TEV. This range was determined by adding (1) the present value of the estimated future unlevered free cash flows that we could generate over the 5.2 year period from October 31, 2001, to December 31, 2006, and (2) the present value of our "terminal value" at the end of fiscal year 2006, and then adjusting these values by adding cash and subtracting net debt. The unlevered free cash flows were determined based on financial projections prepared by our management and represent EBITDA less projected taxes, capital expenditures and working capital requirements. Our "terminal value" at the end of the period was determined by applying a range of 4.5x to 5.5x to our EBITDA in the final year of the period based on comparable control market multiples from the selected comparable transactions analysis. The present value of interim cash flows and the terminal value were determined using a risk-adjusted rate of return or "discount rate" of 12% to 14%. The discount rate was developed through an analysis of rates of return on alternative investment opportunities in companies with similar risk and growth characteristics to us. Based on the above analysis, the TEV range for us was $270 million to $310 million.


Strategic Alternatives

     Houlihan Lokey examined the following strategic alternatives to the proposed transaction, the valuation implications to our shareholders, the probability of successfully completing the alternative transaction and the cost and time to implement the alternative:

    o Continue Sale Process. Houlihan Lokey noted that the consideration to be paid by Kaneb represents a 35.4% premium over our current traded market capitalization, as of the November 9, 2001, closing price for our class A common shares. While our class A common shares are not actively traded and could therefore be undervaluing our potential, the premium offered is significant and is supported by several valuation methods. Houlihan Lokey noted that we had hired Merrill Lynch to run a controlled auction and that we had selected the highest bid based on that controlled auction. Because the highest bid was chosen, Houlihan Lokey noted that it is questionable whether a higher bidder could be solicited based on the auction process already held.

    o Postpone Sale Until a Later Date. Houlihan Lokey noted that our performance between 2000 and 2001 has been very good with EBITDA increasing approximately $8.0 million or 26.0%. They further noted that, although our terminals are near capacity, there remains an upside opportunity in the storage and throughput rates charged because the entire region in which we operate is reaching capacity and there are limited opportunities to offload inbound oil tankers to the United States and Canada. For example, California is currently experiencing similar capacity issues, with shipping terminals and rates that are approximately 40.0% higher than our market. This indicates some future EBITDA growth, but not as significant as what has been experienced in the last year. Therefore, from a performance perspective aside from possible rate increases, Houlihan Lokey noted that we are at the peak of EBITDA growth expected over the next several years unless we incur significant capital expenditures to increase capacity.


Allocation

     Houlihan Lokey performed a discounted cash flow analysis of the distributions to be received by our shareholders, assuming that we would operate into perpetuity, to determine a range of valuations for the class A common shares, class B subordinated shares and class C shares. This range was determined by adding (1) the present value of the estimated distributions over the 5.2 year period from October 31, 2001, to December 31, 2006 for each of our class A common shares, class B subordinated shares and class C shares based on discount rates that reflect the return on equity for each share class, and (2) the present value of the "terminal value" for each class of share at the end of fiscal year 2006. These distributions were determined based on the rights to distributions contained in our current articles of incorporation and in light of financial projections prepared by our management for the 5.2 year period from October 31, 2001, to December 31, 2006. The "terminal value" of each class at the end of the period was determined by evaluating distributions into perpetuity and exit multiples. Based on a purchase price of $307.1 million and estimated outstanding indebtedness at closing of $106.9 million, both determined as of November 12, 2001, an equity consideration of $192.6 million implies a return on equity of 14% to 22%.

     Based on information available to us as of November 12, 2001, including projected cash balances through closing which at that time was anticipated to occur on January 31, 2002, Houlihan Lokey determined the equity consideration of $192.6 million using the following analysis:


                                                             (millions)
                                                            -----------
Enterprise value bid price ..............................     $ 300.0
Cash as of closing ......................................        22.0
Assumption of certain compensation adjustments ..........        (8.1)
Interest accrual through closing ........................        (1.0)
Tax accrual through closing .............................        (2.2)
Estimated distribution through closing(1) ...............        (3.6)
                                                              -------
 SUBTOTAL ...............................................       307.1
Estimated transaction fees and expenses .................        (7.6)
Outstanding debt at closing .............................      (106.9)
                                                              -------
 CASH CONSIDERATION TO EQUITY HOLDERS(2) ................     $ 192.6
                                                              =======

----------
(1) Includes an estimated amount of $932,000 in respect of target quarterly distributions on our class A common shares for the first month of the fiscal quarter ending March 31, 2002. Based on our current articles of incorporation and our articles of incorporation as proposed to be amended, no interim target quarterly distribution is payable in respect of such period. Houlihan Lokey has informed us that the exclusion of such amount does not affect its opinion.

(2) Based on information available to us as of January 23, 2002, and assuming the closing of the sale on or about February 28, 2002, we estimate that the actual cash consideration to equity holders will be approximately $193.9 million as follows:


                                                                (millions)
                                                               -----------
   Enterprise value bid price ..............................     $ 300.0
   Cash as of closing ......................................        18.9
   Assumption of certain compensation adjustments ..........        (8.1)
   Interest accrual through closing ........................        (1.9)
   Tax accrual through closing .............................        (2.2)
   Estimated distribution through closing ..................          --
                                                                 -------
    SUBTOTAL ...............................................       306.7
   Estimated unpaid transaction fees and expenses ..........        (6.1)
   Outstanding debt at closing .............................      (106.7)
                                                                 -------
    CASH CONSIDERATION TO EQUITY HOLDERS ...................     $ 193.9
                                                                 =======

     The discount rate for each class of shares was developed through an analysis of the priorities in distribution of each class of shares and the voting rights of the shares. The above analysis implied the following allocation range for our outstanding shares:


                                                ALLOCATION ASSUMPTIONS
                                        --------------------------------------
                                                                                    RANGE OF RELATIVE          ACTUAL
                                          TERMINAL MULTIPLE     DISCOUNT RATE      VALUE OF EACH CLASS      ALLOCATION IN
                                        ---------------------   --------------   -----------------------      PROPOSED
            CLASS OF SHARE                 LOW         HIGH      LOW     HIGH        LOW         HIGH        TRANSACTION
-------------------------------------   ---------   ---------   -----   ------   ----------   ----------   --------------
Class A common shares ...............     8.0x        8.0x       14%      14%       61.0%        66.0%         63.4%(1)
Class B subordinated shares .........     6.0x        7.5x       15%      18%       30.0%        34.0%         32.4%(1)
Class C shares ......................     4.0x        5.5x       18%      22%        4.0%         5.0%          4.2%(1)
                                                                                                               -------
Total ...............................                                                                           100%
                                                                                                               =======

----------
(1) After giving effect to the exclusion described above of an estimated amount of $932,000 in respect of target quarterly distributions on our class A common shares for the first month of the fiscal quarter ending March 31, 2002, based on information available to us as of January 23, 2002, the anticipated allocation of the sale proceeds is 63.0% to our class A common shares, 32.1% to our class B subordinated shares and 4.9% to our class C shares. These percentages are within the range of relative values for each class of our capital stock established by Houlihan Lokey as set forth above.

     These allocation ranges imply a range of values for our equity of $190 million to $204 million.


Fee Arrangement

     Pursuant to the engagement letter, dated November 6, 2001, between Houlihan Lokey and us, we agreed to pay Houlihan Lokey a fee of $175,000 in connection with rendering its financial fairness opinion. We also agreed to reimburse Houlihan Lokey for its reasonable out-of-pocket expenses incurred in performing its services up to a maximum of $17,500. Houlihan Lokey will not be entitled to any additional fees or compensation with respect to the proposed transaction. In addition, we have agreed to indemnify Houlihan Lokey and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Houlihan Lokey or any of its affiliates against liabilities and expenses related to or arising out of Houlihan Lokey's engagement and any related transactions, excluding in cases of gross negligence, bad faith, willful misfeasance, or reckless disregard of its obligations or duties.

     Our board of directors selected Houlihan Lokey based on its experience, expertise and reputation. Houlihan Lokey is an internationally recognized investment banking firm that regularly engages in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Other than the provision of a solvency opinion to us in 1996, prior to this engagement Houlihan Lokey had not provided investment banking or other financial services to us. Houlihan Lokey does not have an ownership interest in us.

     In July 2000, Houlihan Lokey was retained by Castle Harlan, Inc., the investment manager of Castle Harlan Partners II, in connection with the merger of a portfolio company of Castle Harlan Partners II and a portfolio company of Castle Harlan Partners III, L.P., for which Castle Harlan, Inc. also acts as investment manager. In connection with the merger, Houlihan Lokey provided an opinion as to the relative values of the two portfolio companies in order to determine how much of the merged company would be owned by Castle Harlan Partners II and how much by Castle Harlan Partners III, L.P. The opinion rendered by Houlihan Lokey was accepted by both parties. Houlihan Lokey was paid $170,000 in consideration for rendering the opinion.

     A copy of the written materials provided by Houlihan Lokey and distributed to the board of directors at the November 12, 2001, meeting is available for inspection and copying at our principal executive offices during our regular business hours by any shareholder upon execution of a consent letter addressed to Houlihan Lokey. A copy of such materials will be provided to any shareholder upon written request at the expense of the requesting shareholder.


REASONS FOR THE RECOMMENDATION OF OUR BOARD OF DIRECTORS

     In reaching its recommendation regarding the proposed amendments to our articles of incorporation and the sale of the Subsidiaries and our subsequent liquidation, our board of directors considered a number of factors both for and against the proposed transaction. In view of the wide variety of factors considered in connection with the proposed transaction, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors they considered in reaching their determination:

    o The presentation made by Houlihan Lokey to our board of directors on November 12, 2001, and their opinion as of the same date that, based on and subject to the assumptions, limitations and qualifications described in the opinion, the distribution of $18.00 per share to be received by our class A common shareholders, $16.40 per share to be received by our class B subordinated shareholder and the remaining cash to our class C shareholder is fair to each such class of shareholders from a financial point of view. Our board of directors considered Houlihan Lokey's presentation and opinion to be factors that weighed in favor of the proposed transaction.

    o The distribution per class A common share is $18.00, representing a premium of 39.5% over the closing price per class A common share on November 12, 2001, the last trading day before the first public announcement of Kaneb's agreement to acquire the Subsidiaries, and a premium of 25.1% over the 52-week high closing price per class A common share (which occurred on July 26, 2001). Our board of directors considered these premiums to be factors that weighed in favor of the proposed transaction.

    o The board of directors noted that there is no financing condition to the closing of the sale and that the consideration for the Subsidiaries is to be paid in full and in cash upon the closing of the sale. Because of this, it was not necessary to conduct additional due diligence on Kaneb in order to confirm the value of the consideration to be received. Our board of directors considered the cash aspect of the consideration to be a factor that weighed in favor of the proposed transaction.

    o The remoteness of the possibility that a third party would be willing to offer a higher price than Kaneb in light of:

      (1) the fact that our board of directors solicited and received indications of interest from seven prospective purchasers and final bids from three prospective purchasers by means of a controlled auction conducted by Merrill Lynch to sell the Subsidiaries, and none of the other bids submitted was as high as that submitted by Kaneb; and

      (2) the fact that, in our board of directors' judgment, the number of potential acquirers of the Subsidiaries constitute a relatively small group, including companies with interests in terminaling operations, which do not compete directly with our clients, and which have the financial capacity to successfully conclude a transaction similar to the proposed transaction.

      Our board of directors considered these to be factors that weighed in favor of the proposed transaction.

    o The fact that, in the longer term, we are likely to require significant additional capital in order to capitalize on growth opportunities. There is no guarantee that financing will be available. Any failure to capitalize on growth opportunities may compromise our value to our shareholders. Our board of directors considered this to be a factor that weighed in favor of the proposed transaction.

    o The belief of our board of directors that, after extensive negotiations with Kaneb and its representatives, we have obtained the highest price that Kaneb is willing to pay. Our board of directors considered this to be a factor that weighed in favor of the proposed transaction.

    o The fact that, under the stock purchase agreement, as a condition to the closing of the sale, the amendment to our articles of incorporation, and the sale of the Subsidiaries and our subsequent liquidation must be approved by the holders of more than 66 2/3% of all votes cast at the special general meeting at which at least one-half of our outstanding class A common shares and class B subordinated shares, counted as a class, are present or represented. Our board of directors considered the required approval by our shareholders to be a factor that weighed in favor of the fairness of the proposed transaction.

    o The fact that as a further condition to the adoption of the amendment of our articles of incorporation, our board of directors is seeking the affirmative vote of more than 66 2/3% of all votes cast by our class A common shareholders voting separately as a class at a meeting at which one-half of the outstanding class A common shares are present or represented. Our board of directors considered the required approval by our class A common shareholders to be a factor that weighed in favor of the fairness of the proposed transaction.

    o The board of directors considered the terms and conditions of the stock purchase agreement, including the amount and form of the consideration, the parties' mutual representations, warranties and covenants, and the conditions to their respective obligations. The board of directors noted that we would be required to pay a fee of $8.0 million to Kaneb in the event that we wished to accept a superior offer from a third party after entering into the stock purchase agreement with Kaneb. However, the board of directors found that the terms of the stock purchase agreement were, on balance, favorable to the shareholders and considered this to be a factor that weighed in favor of the proposed transaction.

    o The fact that, based on advice received from our Netherlands Antilles counsel, in the Netherlands Antilles, a shareholder must own at least 95% of the outstanding securities of a company before being able to force the minority shareholders to sell their shares and thereby acquire the remaining 5%. Following discussions with Kaneb, our board of directors agreed that this requirement would make it exceedingly difficult for a third party, such as Kaneb, to acquire 100% of our shares. Previously, our board of directors had believed it preferable to structure the transaction as a tender offer followed by a buy-out procedure because this would permit individual shareholders to decide whether the price offered for their shares was acceptable and avoid the need to amend our articles of incorporation in order to close the transaction. However, the board of directors considered that the difficulties discussed above under Netherlands Antilles law were a factor that discouraged potential purchasers such as Kaneb and weighed in favor of structuring the transaction as a sale of the capital stock of the Subsidiaries followed by a liquidation.

    o The fact that three members of our board of directors are directors or officers of Castle Harlan, Inc. or its affiliates. While our board of directors did not consider this to be a factor in favor of or against the adoption of the amendments to our articles of incorporation, the sale of the Subsidiaries and our subsequent liquidation, it was a significant factor in the manner in which the board of directors conducted itself. As a result, the three directors who are also directors or officers of Castle Harlan, Inc. or its affiliates did not participate in the vote of the board of directors on the proposed transaction.

    o Our board of directors did not consider the liquidation value of our assets to be a material factor in its consideration of the sale of the Subsidiaries because it believed that the value that could be obtained through a liquidation of our assets would be significantly less than the value that could be obtained through the sale of our assets as a going concern.

    o The fact that two of our subsidiaries have outstanding $101.0 million of indebtedness that matures on November 27, 2003. While our board of directors believes that we would be able to refinance this indebtedness prior to its maturity, our ability to do so is dependent on our operating performance which is, in turn, dependent on other factors, many of which are beyond our control. Our board directors noted that there can be no assurances that we will be able to repay at maturity or refinance this indebtedness in whole or in part, or at all, on terms acceptable to us. Our board of directors considered that the sale of the Subsidiaries would remove this risk to our existing shareholders and this was therefore a factor that weighed in favor of the proposed transaction.

    o The fact that, as a condition to closing the sale of the Subsidiaries, it would be necessary to amend our articles of incorporation. Our board of directors considered that this requirement complicated the transaction and may lead to confusion among our shareholders. Our board of directors considered this to be a factor that weighed against the proposed transaction.


PURPOSE OF THE PROPOSED AMENDMENTS TO OUR ARTICLES OF INCORPORATION

     Our board of directors has concluded that the sale of our business as a going concern is the best strategic alternative for us and our shareholders. Initially, our board of directors believed that this would be best achieved by a tender offer by a potential purchaser to our shareholders, as this would be the most fair and rapid method of placing the proceeds of the sale into the hands of our shareholders. However, during the course of our negotiations with Kaneb, Kaneb and its representatives expressed concerns regarding Kaneb's ability to purchase through a tender offer at least 95% of our outstanding securities as would be required in the Netherlands Antilles before Kaneb could cause us to implement a mandatory buy-back of any securities not held by Kaneb. Therefore, our board of directors agreed to consider a transaction structure whereby Kaneb would purchase the capital stock of the Subsidiaries followed by a distribution of the sale proceeds to our shareholders and our subsequent liquidation.

     Our current articles of incorporation contain two provisions which arguably could be used to distribute the proceeds from a sale of the capital stock of the Subsidiaries: (i) provisions relating to an interim capital transaction (which includes the sale of any of our assets), and (ii) provisions providing for our liquidation followed by a liquidating distribution. However, the amounts payable under either of these provisions in respect of our class B subordinated shares and class C shares differ substantially from the payments that would have been made in a tender offer for our outstanding shares into which Statia Terminals Holdings was willing to tender the class B subordinated shares and class C shares. Under these circumstances, Castle Harlan Partners II, the controlling shareholder of Statia Terminals Holdings, indicated that it would only vote in favor of the sale of the Subsidiaries and our liquidation if the transaction were structured so that (1) the distribution of sale proceeds preceded our liquidation, and (2) the amounts distributed to our shareholders were allocated among the classes of our shares in a way that allocated the class B subordinated shares and the class C shares amounts which, in the view of Castle Harlan Partners II, reflect the value of our business as a going concern. Because Castle Harlan Partners II beneficially owns 38.7% of our outstanding voting securities, and approval of more than 66 2/3% of our outstanding voting securities at a meeting at which at least one-half of our voting securities are present or represented is required to approve a sale of all or substantially all of our assets or our liquidation, the affirmative vote of Castle Harlan Partners II is required in order to consummate a sale of the Subsidiaries.

     In considering the position of Castle Harlan Partners II, our board of directors determined that the provisions in our articles of incorporation relating to an interim capital transaction were intended to apply only to periodic asset sales following which it would be appropriate to distribute a portion of the proceeds of a sale to our shareholders after we had retained sufficient working capital for our business. Our board of directors does not believe that these provisions are applicable to the sale of all or substantially all of our assets. In addition, our board of directors does not believe that the provisions providing for our liquidation followed by a liquidating distribution were intended to apply to the distribution of the proceeds from the sale of our business as a going concern. Our board of directors believes that the proposed amendments are fair to our shareholders because they: (1) result in an allocation of proceeds to the various classes of shareholders that the board of directors has determined is appropriate in the case of a sale of our business as a going concern, and (2) provide for a much more rapid distribution of proceeds to our shareholders than would have been the case if we were liquidated first and then made a liquidating distribution of the proceeds.


REQUIREMENT OF APPROVAL BY TWO-THIRDS OF OUR CLASS A COMMON SHAREHOLDERS FOR THE AMENDMENTS TO OUR ARTICLES OF INCORPORATION

     Because the proposed amendments to our articles of incorporation have the effect of changing the distributions which our class A common shareholders would receive if the distribution of the proceeds from the sale of the Subsidiaries were made under the provisions of our current articles of incorporation (assuming that Castle Harlan Partners II was willing to vote in favor of a sale of the Subsidiaries under these provisions), our board of directors has determined that, solely with respect to the adoption of the amendments, it would be more equitable from the perspective of our class A common shareholders to seek the affirmative vote of more than 66 2/3% of all votes cast by our class A common shareholders at the special general meeting voting separately as a class, provided that at least one-half of the outstanding class A common shares are present or represented at the meeting.

     In the event that this majority vote of the class A common shareholders is not obtained, Statia Terminals Holdings, which is controlled by Castle Harlan Partners II and which beneficially owns

100% of the outstanding class B subordinated shares, comprising 38.7% of our outstanding voting securities, has indicated that it will vote the class B subordinated shares against the proposal to amend our articles of incorporation and against the proposal to sell the Subsidiaries and liquidate. In this event, the sale and our subsequent liquidation will not take place because the approval by the requisite majority of our shareholders will not have been received.


THE PROPOSED AMENDMENTS TO OUR ARTICLES OF INCORPORATION

     The material provisions of the proposed amendments to our articles of incorporation are as follows:

    o The amendments define the term "Sale Event" to mean a sale or other voluntary disposition, in a single transaction, of all or substantially all of our assets consisting of the capital stock of the Subsidiaries. It is clarified that the provisions in our current articles of incorporation concerning target quarterly distributions of available cash and distributions following a liquidation do not apply to distributions following a Sale Event.

    o Any distribution of proceeds relating to a Sale Event shall be made in the following manner:

      o First, pro rata, to the holders of class A common shares, until each outstanding class A common share has received a distribution equal to $18.00;

      o Second, pro rata, to the holders of class B subordinated shares, until each outstanding class B subordinated share has received a distribution equal to $16.40; and

      o Third, pro rata, to the holders of class C shares, the balance minus (i) $60,000, (ii) the amount necessary to satisfy our outstanding liabilities, and (iii) any amounts payable by us pursuant to our 1999 Share Option Plan; provided, however, that if the amount distributed to the holders of class C shares exceeds 5% of the proceeds of the Sale Event, then the excess shall be distributed 66% to the class A common shareholders and 34% to the class B subordinated shareholders, and provided further that any increase or decrease in the amount of proceeds of the Sale Event required to adjust the final purchase price paid in respect of the Sale Event shall be solely for the account of the class C shareholders.

    o After complying with the requirements of Netherlands Antilles law and assuming that our class A common shareholders have received a distribution of at least $18.00 per share and our class B subordinated shareholders have received a distribution of at least $16.40 per share, upon a liquidation following a Sale Event, our remaining assets shall be distributed, pro rata, to the holders of class C shares until no assets remain.

    o It is clarified that any arrears in target quarterly distributions that have accumulated in favor of the class A common shares and any deferred distributions declared on the class B subordinated shares will be included in the distributions to the shareholders following a Sale Event described above and that no further target quarterly distributions or deferred distributions will accrue or be paid.

     A copy of the stock purchase agreement between Kaneb and us is attached as Appendix A to this proxy statement. Included as an annex to the stock purchase agreement is an English translation containing substantially the form of the proposed Dutch language amendments to our articles of incorporation.

EFFECT OF THE PROPOSED RESOLUTIONS

     Under the proposed amendments to our articles of incorporation, in the event that we sell all or substantially all of our assets and liquidate, we will distribute (i) in the following order of priority,

$18.00 per share to our class A common shareholders, $16.40 per share to our class B subordinated shareholder and an initial distribution of the remaining cash to our class C shareholder, and (ii) after payment of our liabilities and following our liquidation, any remaining cash to our class C shareholder. If the amount to be received by our class C shareholder pursuant to the sale, as determined on the date of closing of the sale, would exceed 5% of the total amount to be distributed to our shareholders following the closing of the sale, the excess shall be distributed 66% to our class A common shareholders and 34% to our class B subordinated shareholder. Based on information available to us as of January 23, 2002, assuming the close of the sale on or about February 28, 2002, the following table sets forth the distributions for each class of share under our articles of incorporation, as amended, and in the two possible scenarios under our current articles of incorporation (assuming that Castle Harlan Partners II was willing to vote in favor of the transaction under either of these provisions). The following estimated distributions per share under our current articles of incorporation and under our articles of incorporation, as amended, were prepared by our management based on financial projections, and Arthur Andersen LLP, our independent certified public accountants, has not audited, examined, compiled or applied agreed-upon procedures to these financial projections and assumes no responsibility for them:


                                          ESTIMATED DISTRIBUTION PER SHARE UNDER OUR
                                               CURRENT ARTICLES OF INCORPORATION
                                       -------------------------------------------------    ESTIMATED DISTRIBUTION
                                                                                             PER SHARE UNDER OUR
                                        LIQUIDATION FOLLOWED        INTERIM CAPITAL              ARTICLES OF
                                          BY A LIQUIDATING      TRANSACTION FOLLOWED BY       INCORPORATION, AS
                                            DISTRIBUTION            OUR LIQUIDATION                AMENDED
                                       ---------------------   -------------------------   -----------------------
                                            (unaudited)               (unaudited)                (unaudited)
Class A common share ...............         $21.60                    $19.33                     $ 18.00
Class B subordinated share .........          12.09                     16.36                       16.40
Class C share ......................             --                        --                      248.22

     Subject to receipt of approval of the amendments to our articles of incorporation by the Ministry of Justice in the Netherlands Antilles, which we expect to receive shortly after the special general meeting, we anticipate that the sale of the Subsidiaries to Kaneb will be closed within five business days following receipt of approval of all of the proposed resolutions by our shareholders. At the end of trading on the day on which the sale is closed, we intend to terminate the listing of our class A common shares on the Nasdaq National Market and to instruct our transfer agent, Computershare Investor Services LLC, to close its share transfer books and discontinue recording transfers of class A common shares as of that date.

     Following the closing of the sale, our class A common shareholders will have priority in the distribution of the sale proceeds and are entitled to receive, in the aggregate, a distribution of $108.2 million, or $18.00 per share. After payment in full of this amount to the class A common shareholders, our class B subordinated shareholder will be entitled to receive, in the aggregate, a distribution of up to $62.3 million, or $16.40 per share. These distributions will be made to holders of record as of the close of business on the closing date. Following these distributions, after payment of $13.9 million to holders of options to purchase our class A common shares, and the establishment of appropriate reserves for the satisfaction of our other liabilities in connection with our liquidation, our class C shareholder will be entitled to a distribution of any remaining cash, provided that if the amount to be distributed to our class C shareholder pursuant to the sale, as determined on the date of closing of the sale, would exceed 5% of the total amount to be distributed to our shareholders following the closing of the sale, the excess shall be distributed 66% to our class A common shareholders and 34% to our class B subordinated shareholder. Based on information available to us as of January 23, 2002, assuming the closing of the sale on or about February 28, 2002, and assuming no unanticipated claims are presented to us between the date hereof and the date of the liquidation, we will make a distribution following the closing of the sale of $18.00 per class A common share and $16.40 per class B subordinated share. Based on information available to us as of January 23, 2002, we anticipate that our class C shareholder is likely to receive a distribution, in the aggregate, of approximately $9.4 million, consisting of approximately $6.4 million following the closing of the sale and approximately $3.0 million following our liquidation. Following the distributions described above to our class A common shareholders and class B subordinated shareholder and the initial distribution to our class C shareholder, we anticipate that by December 31, 2002, we will be liquidated in accordance with our articles of incorporation and Netherlands Antilles law. Our shares will remain outstanding and their holders will continue to be shareholders of us until we are liquidated.

     In the event that the requisite majority of our shareholders vote to adopt the amendments to our articles of incorporation, but do not approve the sale of the Subsidiaries followed by our liquidation, the amendments will become part of our articles of incorporation. However, the amendments will not be relevant since the sale of the Subsidiaries will not take place and no proceeds from the sale will be distributed to our shareholders.

     On January 22, 2002, we announced that holders of record of our class A common shares on January 31, 2002, would be entitled to receive a target quarterly distribution of $0.45 per share for the quarter ended December 31, 2001. This target quarterly distribution is expected to be paid on February 14, 2002. Assuming that the sale of the Subsidiaries and our subsequent liquidation are approved by our shareholders, we anticipate that the sale will be closed within five business days following the receipt of that approval and that the distribution of $18.00 per class A common share will be made shortly following the closing of the sale to holders of record as of the close of business on the date of closing.

     Pursuant to the proposed amendments to our articles of incorporation, the $18.00 distribution per class A common share following the closing of the sale will eliminate all arrearages in target quarterly distributions that have accumulated prior to the date of the distribution and we will not be obligated to pay or accrue any further arrearages in target quarterly distributions following the $18.00 distribution. As of the date of this proxy statement, the amount of arrearages that have accumulated in favor of the class A common shares is $1.60 per share. The $16.40 distribution per class B subordinated share following the closing of the sale will eliminate all deferred distributions that have accrued in favor of our class B subordinated shares. As of the date of this proxy statement, the amount of deferred distributions that has accrued in favor of the class B subordinated shares is $0.77 per share.


INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE TRANSACTION

     In considering the recommendation of our board of directors with respect to the adoption of the amendments to our articles of incorporation, the sale of the Subsidiaries and our subsequent liquidation, you should be aware that, in addition to the matters discussed above, our directors and executive officers have various interests in the amendments, and in the sale and liquidation described in this section that are in addition to, or different from, the interests of our shareholders generally and potentially create conflicts of interest.


Options

     We have granted options to some of our directors and all of our executive officers for the purchase of our class A common shares. Currently, none of these options are vested. Under the terms of the option grants, immediately prior to the closing of the sale of the Subsidiaries, all outstanding options will become fully vested and exercisable. We have agreed that, for each share covered by an outstanding stock option at the time of the sale, the directors and executive officers will be entitled to receive a cash payment equal to the difference between the amount paid to our class A common shareholders in connection with the sale of the Subsidiaries and the per share exercise price of such options, referred to as the "spread," reduced by applicable withholding taxes.

     The following table summarizes (1) the number of options that are currently held by each director or executive officer and all directors and executive officers as a group, and (2) the aggregate amount to which each director or executive officer and all directors and executive officers as a group are entitled immediately prior to the closing of the sale of the Subsidiaries. Of the options listed below, 680,000 were granted by our board of directors on August 27, 2001, at an exercise price of $5.00 per share:

                                                                      CLASS A COMMON
                                                                    SHARES SUBJECT TO      AGGREGATE
                                            POSITION                     OPTIONS             SPREAD
                                --------------------------------   -------------------   -------------
James G. Cameron ............   Chairman of the Board and                277,000          $ 3,460,418
                                 President(1)(2)
Thomas M. Thompson, Jr.......   Executive Vice President(1)              185,000            2,286,522
Robert R. Russo .............   Senior Vice President(1)                 183,000            2,264,206
Jack R. Pine ................   Senior Vice President, General           106,000            1,330,108
                                 Counsel and Secretary(1)
John D. Franklin ............   Vice President -- Marine Fuel            106,000            1,330,108
                                 Marketing(1)
James F. Brenner ............   Vice President -- Finance,               106,000            1,330,108
                                 Treasurer and Assistant
                                 Secretary(1)
John K. Castle ..............   Director(2)                                   --                   --
David B. Pittaway ...........   Director(2)                                   --                   --
Justin B. Wender ............   Director(2)                                   --                   --
James L. Holloway III .......   Director(2)                                4,000               44,632
Francis Jungers .............   Director(2)                                4,000               44,632
Jonathan R. Spicehandler.....   Director(2)                                4,000               44,632
Ernest Voges ................   Director(2)                                4,000               44,632
                                                                         -------          -----------
Directors and Executive
 Officers as a group ........                                            979,000          $12,179,998
                                                                         =======          ===========

----------
(1)   This individual is an executive officer of Statia Terminals, Inc.

(2)   This individual is a director of Statia Terminals Group N.V.


Employment Agreements

     Each of our six executive officers is party to an employment agreement among us, our subsidiary, Statia Terminals, Inc., and that executive officer. Pursuant to each such agreement, each individual is employed by Statia Terminals, Inc. in the capacity specified in his employment agreement. Statia Terminals, Inc. is a subsidiary of one of the Subsidiaries that will be sold to Kaneb pursuant to the stock purchase agreement. If Statia Terminals, Inc. gives notice at least 90 days prior to January 1, 2003, of its desire to terminate an executive officer's employment agreement, the employment of that officer will terminate on December 31, 2004. Thereafter, Statia Terminals, Inc. may terminate the employment agreement of each executive officer by giving notice at least 90 days prior to January 1 of each year, in which case the employment of the executive officer will terminate on December 31 of the second calendar year immediately following the calendar year in which the notice is given. Each executive officer is entitled to receive a base salary which will be increased annually beginning January 2002 at the rate of increase in the consumer price index or by a greater amount determined in the discretion of the board of directors of Statia Terminals, Inc. In addition, for each calendar year of his employment, each executive officer is eligible to receive a target cash bonus of not less than 75% of his base salary subject to our meeting annual earnings targets.

     Under the terms of each employment agreement, upon the closing of the sale of the Subsidiaries, each of our executive officers will be entitled to receive a one-time cash payment in the amount set forth in the table below. This payment was agreed to by our board of directors as an incentive to our executive officers to continue to run our business during the sale process, as well as to assist in the completion of the sale of our business and our subsequent liquidation.

     In the event that the employment of an executive officer is terminated by Statia Terminals, Inc. without substantial cause or by the officer for good reason (as such terms are defined in the officer's employment agreement) following the sale of the Subsidiaries, the executive officer is entitled to receive a lump sum cash payment on the date of termination representing the base salary and annual bonus otherwise payable to such executive officer for the remainder of his employment term in effect on the date of termination, but in no event less than one year's base salary and annual bonus. In addition, each executive officer is entitled to outplacement services at the expense of Statia Terminals, Inc. and the continuation of medical and dental benefits, and certain other benefits and perquisites for the remainder of his employment term in effect on the date of termination, but in no event for less than one year. Following the expiration of the continued medical and dental benefits described above, an executive officer may elect to further continue these benefits by paying the applicable premium otherwise payable by other former employees for continuation coverage under the applicable plans. Upon the closing of the sale of the Subsidiaries, Statia Terminals, Inc., is required to make an irrevocable contribution to a grantor trust in an amount sufficient to pay all current and future premiums under certain life insurance policies covering James G. Cameron, our director, and Chairman of the Board and President of Statia Terminals, Inc.

     The following table sets forth the annual base salary and target annual bonus of each of our executive officers and the one time cash payment each executive officer will receive following the closing of the sale of the
Subsidiaries:


                                ONE-TIME CASH
                                PAYMENT UPON
                                 THE CLOSING                          TARGET
                                 OF THE SALE     ANNUAL SALARY     ANNUAL BONUS
                               --------------   ---------------   -------------
James G. Cameron ...........     $1,400,000         $310,000         $232,500
Thomas M. Thompson, Jr......        750,000          265,000          198,750
Robert R. Russo ............        650,000          250,000          187,500
Jack R. Pine ...............        500,000          195,000          146,250
John D. Franklin ...........        400,000          165,000          123,750
James F. Brenner ...........        400,000          165,000          123,750
                                 ----------
Total ......................     $4,100,000
                                 ==========

Forgiveness of Indebtedness

     Pursuant to a resolution of our board of directors, upon the closing of the sale, we will forgive $1.0 million of outstanding indebtedness owed to us by our executive officers in respect of loans that we made to such executive officers in April 1999. The funds provided by these loans, together with funds provided by our executive officers, were used by the executive officers to acquire beneficially our class B subordinated shares by purchasing interests in Statia Terminals Holdings. The following table sets forth the amount of indebtedness that will be forgiven by us with respect to each executive officer:


                                   AMOUNT OF INDEBTEDNESS
                                       TO BE FORGIVEN
                                  -----------------------
James G. Cameron ................        $  260,026
Thomas M. Thompson, Jr. .........           205,020
Robert R. Russo .................           182,018
Jack R. Pine ....................           140,014
John D. Franklin ................           115,012
James F. Brenner ................            98,010
                                         ----------
Total ...........................        $1,000,100
                                         ==========

Ownership of our Shares

     Based on information available to us as of January 23, 2002, assuming the closing of the sale on or around February 28, 2002, the following tables set forth the number of class B subordinated shares and class C shares beneficially owned by each of our directors and executive officers, and the anticipated aggregate distributions payable in respect of such shares following the sale of the

Subsidiaries and our liquidation under (1) the relevant provisions of our current articles of incorporation covering our liquidation followed by a liquidating distribution, (2) the relevant provisions of our current articles of incorporation covering an interim capital transaction followed by our liquidation, and (3) our articles of incorporation as amended pursuant to the proposed resolution:


                                                          AGGREGATE DISTRIBUTION IN RESPECT OF
                                                              CLASS B SUBORDINATED SHARES
                                                --------------------------------------------------------
                                                   UNDER OUR CURRENT ARTICLES OF
                                                           INCORPORATION
                                    NO. OF      -----------------------------------
                                   CLASS B
                                 SUBORDINATED     LIQUIDATION      INTERIM CAPITAL         UNDER OUR
                                    SHARES       FOLLOWED BY A       TRANSACTION          ARTICLES OF
                                 BENEFICIALLY     LIQUIDATING      FOLLOWED BY OUR     INCORPORATION, AS
                                    OWNED         DISTRIBUTION       LIQUIDATION            AMENDED
                                -------------   ---------------   -----------------   ------------------
James G. Cameron ............       195,908       $ 2,210,292        $ 3,047,061          $ 3,057,143
Thomas M. Thompson, Jr.......       152,751         1,723,382          2,375,816            2,383,679
Robert R. Russo .............       134,323         1,515,472          2,089,197            2,096,110
Jack R. Pine ................        66,758           753,183          1,038,323            1,041,758
John D. Franklin ............        58,837           663,616            915,123              918,151
James F. Brenner ............        52,533           592,693            817,074              819,777
John K. Castle(1) ...........     3,800,000        45,923,947         62,154,651           62,320,000
David B. Pittaway ...........        16,164           182,367            251,407              252,239
Justin B. Wender ............           808             9,116             12,567               12,609
James L. Holloway III .......        12,123           136,775            188,555              189,179
Francis Jungers .............        16,164           182,367            251,407              252,239
Jonathan R. Spicehandler.....        16,164           182,367            251,407              252,239
Ernest Voges ................         8,082            91,184            125,704              126,120

Directors and Executive
 Officers as a group ........     3,800,000       $45,923,947        $62,154,651          $62,320,000



                                                            AGGREGATE DISTRIBUTION IN RESPECT OF
                                                                       CLASS C SHARES
                                                  --------------------------------------------------------
                                                     UNDER OUR CURRENT ARTICLES OF
                                                             INCORPORATION
                                                  -----------------------------------
                                     NO. OF         LIQUIDATION      INTERIM CAPITAL         UNDER OUR
                                 CLASS C SHARES    FOLLOWED BY A       TRANSACTION          ARTICLES OF
                                  BENEFICIALLY      LIQUIDATING      FOLLOWED BY OUR     INCORPORATION, AS
                                     OWNED          DISTRIBUTION       LIQUIDATION            AMENDED
                                ---------------   ---------------   -----------------   ------------------
James G. Cameron ............        1,959.08           --                 --               $  484,725
Thomas M. Thompson, Jr.......        1,527.51           --                 --                  377,944
Robert R. Russo .............        1,343.23           --                 --                  332,349
Jack R. Pine ................          667.58           --                 --                  165,176
John D. Franklin ............          588.37           --                 --                  145,577
James F. Brenner ............          525.33           --                 --                  129,980
John K. Castle(1) ...........       38,000.00           --                 --                9,432,360
David B. Pittaway ...........          161.64           --                 --                   39,994
Justin B. Wender ............           80.82           --                 --                    1,999
James L. Holloway III .......          121.23           --                 --                   29,995
Francis Jungers .............          161.64           --                 --                   39,994
Jonathan R. Spicehandler.....          161.64           --                 --                   39,994
Ernest Voges ................           80.82           --                 --                   19,997

Directors and Executive
 Officers as a group ........       38,000.00           --                 --               $9,432,360


----------
(1) By virtue of his control position with Castle Harlan Partners II, our director, John K. Castle, may be deemed to be the beneficial owner of all of our class B subordinated shares and our class C shares. The amount referenced includes distributions payable to Castle Harlan Partners II which Mr. Castle disclaims except to the extent of Mr. Castle's pro rata partnership interest in Castle Harlan Partners II.

     Based on information available to us as of January 23, 2002, assuming the closing of the sale on or around February 28, 2002, the following table sets forth the number of class A common shares, class B subordinated shares and class C shares beneficially owned by each of our directors and executive officers (not including any options to acquire such shares), together with the aggregate distributions that are anticipated to be paid in connection with such share ownership upon the sale of the Subsidiaries and subsequent liquidation, after giving effect to the resolution to amend our articles of incorporation:


                                    CLASS A              CLASS B
                                 COMMON SHARES         SUBORDINATED        CLASS C SHARES      ANTICIPATED
                                  BENEFICIALLY     SHARES BENEFICIALLY      BENEFICIALLY        AGGREGATE
                                     OWNED                OWNED                 OWNED         CONSIDERATION
                                ---------------   ---------------------   ----------------   --------------
James G. Cameron ............            --               195,908              1,959.08       $ 3,541,869
Thomas M. Thompson, Jr.......           110               152,751              1,527.51         2,763,603
Robert R. Russo .............            --               134,323              1,343.23         2,428,458
Jack R. Pine ................            --                66,758                667.58         1,206,934
John D. Franklin ............            --                58,837                588.37         1,063,729
James F. Brenner ............            --                52,533                525.33           949,757
John K. Castle(1) ...........            --             3,800,000             38,000.00        71,752,360
David B. Pittaway ...........            --                16,164                161.64           292,233
Justin B. Wender ............            --                   808                 80.82            14,608
James L. Holloway III .......            --                12,123                121.23           219,175
Francis Jungers .............        31,050                16,164                161.64           851,133
Jonathan R. Spicehandler.....            --                16,164                161.64           292,233
Ernest Voges ................            --                 8,082                 80.82           146,116

Directors and Executive
 Officers as a group ........        31,160             3,800,000             38,000.00       $72,313,240


----------
(1) By virtue of his control position with Castle Harlan Partners II, our director, John K. Castle, may be deemed to be the beneficial owner of all of our class B subordinated shares and our class C shares. The amount referenced includes distributions payable to Castle Harlan Partners II which Mr. Castle disclaims except to the extent of Mr. Castle's pro rata partnership interest in Castle Harlan Partners II.


Affiliations of Certain Directors with Castle Harlan

     Castle Harlan Partners II controls Statia Terminals Holdings which beneficially owns 100% of the outstanding class B subordinated shares, comprising 38.7% of our outstanding voting securities, and 100% of our outstanding class C shares. John K. Castle, one of our directors, is the controlling shareholder, a director and the chairman of Castle Harlan, Inc., the investment manager of Castle Harlan Partners II, and of the ultimate parent of the general partner of Castle Harlan Partners II. In addition, Mr. Castle is the largest limited partner in the general partnership that acts as general partner of Castle Harlan Partners II. David B. Pittaway, one of our directors, is a limited partner in the general partnership that acts as the general partner of Castle Harlan Partners II and a senior managing director of Castle Harlan, Inc. Justin B. Wender, one of our directors, is a limited partner in the general partnership that acts as the general partner of Castle Harlan Partners II and a managing director of Castle Harlan, Inc.


Indemnification and Insurance

     The stock purchase agreement requires that for a period of six years following the closing of the sale: (1) the indemnification provisions set forth in the organizational documents of our subsidiaries that were in effect on the date of the stock purchase agreement will not be amended or modified, unless such modification is required by law, and (2) Kaneb will maintain in effect the current directors' and officers' liability insurance or substantially similar insurance covering those persons who are currently covered on the date of the stock purchase agreement by our subsidiaries' and their respective subsidiaries' directors' and officers' insurance (provided that Kaneb is not required to pay an annual premium for any such policy in excess of 200% of the last annual premium paid by us prior to the date of the stock purchase agreement). The stock purchase agreement also provides that Kaneb will indemnify and hold harmless any former or current officer or director of any of our subsidiaries against any losses in connection with any threatened or actual action, suit or proceeding, based in whole or in part on, or arising in whole or in part out of, the fact that the person is or was an officer or director of any of our subsidiaries.


RELATIONSHIP BETWEEN KANEB AND US

     Other than the stock purchase agreement for the sale of the Subsidiaries to Kaneb and agreements ancillary to that transaction, including the voting and option agreement, we have not entered into any commercial agreements with Kaneb.


MATERIAL NETHERLANDS ANTILLES TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO OUR CLASS A COMMON SHAREHOLDERS

     In the opinion of PricewaterhouseCoopers, our special Netherlands Antilles tax advisor, the following is a description of the material Netherlands Antilles tax consequences to you of the sale of the Subsidiaries and of your disposition of our class A common shares pursuant to our liquidation. Under the laws of the Netherlands Antilles as currently in effect, a holder of our class A common shares will not be subject to Netherlands Antilles tax on the sale of the Subsidiaries. Under the laws of the Netherlands Antilles as currently in effect, a holder of our class A common shares who is not a resident or deemed to be a resident of, and during the taxable year has not engaged in trade or business through a permanent establishment, permanent representative or agent in, the Netherlands Antilles will not be subject to Netherlands Antilles income tax on the receipt of the distribution of proceeds from the sale of the Subsidiaries; nor will the Netherlands Antilles impose a withholding tax on such distributions. No stamp, transfer, documentary or similar taxes will be imposed by the Netherlands Antilles on the receipt by you of such distributions pursuant to our liquidation. There will be no gift or inheritance taxes levied by the Netherlands Antilles on the receipt by you of the distribution of proceeds from the sale of the Subsidiaries pursuant to our liquidation if you were not domiciled or deemed domiciled in the Netherlands Antilles at the time of such distributions. A person is not deemed a resident or deemed domiciled in the Netherlands Antilles merely on the basis of being a holder of our class A common shares.


MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO OUR CLASS A COMMON SHAREHOLDERS

     In the opinion of White & Case LLP, our special U.S. tax counsel, the following is a description of the material U.S. federal income tax considerations generally applicable to holders of our class A common shares who hold such shares as capital assets and who dispose of such shares pursuant to our liquidation. This description does not purport to be a complete analysis of all potential tax considerations that may be relevant to such holders. This description does not address the tax considerations applicable to holders that may be subject to special tax rules, such as:

    o insurance companies;

    o tax-exempt organizations;

    o financial institutions;

    o brokers and dealers or traders in securities or currencies;

    o former U.S. citizens and long-term residents;

    o banks;

    o real estate investment trusts;

    o regulated investment companies;

    o grantor trusts;

    o persons subject to the alternative minimum tax;

    o persons that own, or are deemed to own, 10% or more (by voting power or value) of our outstanding shares;

    o persons holding our class A common shares as part of a "straddle," "hedge" or "conversion transaction" for U.S. federal income tax purposes;


    o our or our subsidiaries' directors, officers and employees; and

    o persons that have a functional currency for U.S. federal income tax purposes other than the U.S. dollar.

     This description also does not address U.S. federal estate and gift tax consequences or the tax consequences under the laws of any state, locality or non-U.S. jurisdiction. Holders should consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situation. In addition, this description assumes, although it has not been independently verified, that we are not currently, and have not been in the past, a passive foreign investment company for U.S. federal income tax purposes. U.S. Holders (as defined below) are urged to consult their tax advisors regarding their specific tax consequences if we are or were a passive foreign investment company. This description is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and court decisions, in each case, in effect and available as of the date of this proxy statement. All of the foregoing are subject to change, and any such change could be retroactive and could affect the continuing validity of this description. These income tax laws and regulations are also subject to various interpretations, and the U.S. Internal Revenue Service or the United States courts could later disagree with the explanations or conclusions set out below.

     As used in this description, "U.S. Holder" means a beneficial owner of our class A common shares who, for U.S. federal income tax purposes, is:

    o a citizen or resident of the United States;

    o a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof (including the District of Columbia);

    o an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

    o a trust if: (1) such trust validly has elected to be treated as a United States person for U.S. federal income tax purposes or (2) (A) a United States court is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust.

     A "Non-U.S. Holder" is a beneficial owner of our class A common shares who is not a U.S. Holder.

     If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our class A common shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisor as to its tax consequences.

Sale of the Subsidiaries, Liquidation and Passive Foreign Investment Company Considerations

     Sale of Subsidiaries

     In the event that our shareholders approve both the sale of the Subsidiaries and our liquidation, we would sell to Kaneb all the capital stock of the Subsidiaries and thereafter make liquidating distributions to our shareholders. Subject to the discussion below under the caption "Passive Foreign Investment Company Considerations," the sale of the Subsidiaries would not give rise to gain or loss to you.


     Liquidation

     If you are a U.S. Holder, the distribution to you of proceeds from the sale of the Subsidiaries will, for U.S. federal income tax purposes, qualify as liquidating distributions and be treated as proceeds from a sale or exchange of your shares. Subject to the discussion below under the caption "Passive Foreign Investment Company Considerations," if you are a U.S. Holder, your receipt of such liquidating distributions would give rise to capital gain or loss equal to the difference between the amount of the liquidation proceeds received and the tax basis of your shares. If you are a noncorporate U.S. Holder, generally the maximum U.S. federal income tax rate applicable to you with respect to capital gain will be lower than the maximum U.S. federal income tax rate applicable to ordinary income if your holding period for the shares exceeds one year. If you are a U.S. Holder, any gain or loss recognized by you generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. The deductibility of capital losses is subject to limitations.

     Passive Foreign Investment Company Considerations

     A non-United States corporation will be classified as a passive foreign investment company for U.S. federal income tax purposes in any taxable year in which, after applying certain look-through rules, either:

    o at least 75% of its gross income is passive income or

    o at least 50% of the average value of its gross assets is attributable to assets that produce passive income or is held for the production of passive income.

Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions.

     As a result of uncertainty in the application to us of certain U.S. federal income tax rules relating to passive foreign investment companies, the U.S. Internal Revenue Service may argue that the sale of the Subsidiaries and the proceeds from such sales, which would be held by us until liquidating distributions are completed, are treated as giving rise to passive income and passive assets, respectively, and may thereby cause us to be classified as a passive foreign investment company. In that case, if you are a U.S. Holder, unless you make the qualified electing fund election described below, a special tax regime under the passive foreign investment company rules would apply to both (1) any excess distribution by us (generally, your ratable portion of distributions in any year which are greater than 125% of the average annual distribution received by you in the shorter of the three preceding years or your holding period) and (2) any gain realized on the sale or other disposition of your shares. Under this regime, any excess distribution and realized gain will be treated as ordinary income and will be subject to tax as if:

    o the excess distribution or gain had been realized ratably over your holding period;

    o the amount deemed realized had been subject to tax in each year of that holding period at the highest applicable rate of tax in effect for each such year; and

    o the interest charge generally applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years.

In particular, if we were treated as a passive foreign investment company as a result of the sale of the Subsidiaries and/or the retention of the proceeds from the sale until completion of liquidating distributions and you are a U.S. Holder recognizing gain on the receipt of liquidating distributions from us, that gain would be ordinary income to you, and you may face other disadvantageous tax treatment.

     However, if you are a U.S. Holder, you may protect yourself against the uncertainty described in the preceding paragraph by electing with respect to your shareholding, provided we comply with certain reporting requirements, to treat us as a qualified electing fund, in which case, you must include annually in your gross income your pro rata share of our annual ordinary earnings and annual net realized capital gains, whether or not such amounts are actually distributed to you. These amounts would be included by you for your taxable year in or with which our taxable year ends. A qualified electing fund election generally may be made by filing U.S. Internal Revenue Service Form 8621 with your U.S. federal income tax return for the taxable year in or with which our taxable year that includes the sale of the Subsidiaries ends. If the election is made, amounts previously included as income generally could be distributed tax-free, and to the extent not distributed, would increase the tax basis of your shares. We intend to comply, either directly or through our authorized representative, with the reporting requirements that will allow you to make a qualified electing fund election with respect to your shareholding. Each U.S. Holder should consult its own tax advisor regarding the tax consequences that would arise if we were treated as a passive foreign investment company and the propriety of making a qualified electing fund election to alleviate the potential adverse tax consequences in that event.

     Subject to the discussion below under "Backup Withholding Tax and Information Reporting Requirements," if you are a Non-U.S. Holder, generally you will not be subject to U.S. federal income or withholding tax on any gain realized on receipt of liquidating distributions from us unless:

    o the gain is effectively connected with the conduct by you of a trade or business in the United States or

    o if you are an individual Non-U.S. Holder, you are present in the United States for 183 days or more in the taxable year of the liquidating distributions and certain other conditions are met.


Backup Withholding Tax and Information Reporting Requirements

     Backup withholding tax and information reporting requirements may apply to you with respect to cash paid within the United States and received in consideration for our class A common shares in connection with our liquidation. We or our U.S. paying agent may be required to withhold tax from any such payment at a rate of 30% if you are a United States person and you fail to furnish your correct taxpayer identification number, to certify that you are not subject to backup withholding or to comply otherwise with the applicable requirements of the backup withholding rules. Certain U.S. Holders (including, among others, corporations) are not subject to the backup withholding rules.

     If you are not a United States person, you will not be subject to backup withholding tax and information reporting if you provide an appropriate certification to us or our U.S. paying agent, and we and our agent do not have actual knowledge that such certification is incorrect.

     THE ABOVE DESCRIPTION IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO THE DISPOSITION OF OUR CLASS A COMMON SHARES. YOU SHOULD CONSULT YOUR TAX ADVISOR CONCERNING THE TAX CONSEQUENCES OF YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY NON-U.S., STATE, LOCAL, OR OTHER TAXING JURISDICTION.

                  THE STOCK PURCHASE AGREEMENT AND LIQUIDATION

     The following information describes the material aspects of the stock purchase agreement and the liquidation. This description does not purport to be complete and is qualified in its entirety by reference to the appendices hereto, including the stock purchase agreement which is attached to this proxy statement as Appendix A and is incorporated herein by reference. You are urged to read Appendix A in its entirety.

     The five members of our board of directors who are not affiliated with Castle Harlan Partners II have unanimously approved the sale of the Subsidiaries followed by our liquidation. These directors have unanimously determined that the distributions following the sale of the Subsidiaries of $18.00 per class A common share and $16.40 per class B subordinated share, and the anticipated aggregate distribution of approximately $9.4 million to our class C shareholder following the sale of the Subsidiaries and our liquidation, are fair to all our shareholders. See "SPECIAL FACTORS--Reasons for the Recommendations of our Board of Directors."


ABSENCE OF APPRAISAL RIGHTS

     We have been advised by our Netherlands Antilles counsel, Holland Van Gijzen, a member firm of the Ernst & Young legal network, that irrespective of whether a shareholder votes for or against the adoption of the proposed resolutions for the sale of the Subsidiaries and our subsequent liquidation, that shareholder will not be entitled to seek a court appraisal of the value of its shares or similar dissenter's rights, since such rights do not exist under Netherlands Antilles law. Nevertheless, shareholders holding at least 20% of our issued share capital may petition the courts in the Netherlands Antilles to appoint one or more persons, neither of whom are our directors, to investigate all or part of the conduct of our affairs and the management of our corporate policy with respect to a certain period of time. Such a petition to the court may only be made if the applicant shareholder or shareholders have unsuccessfully sought the appointment of such person by the directors of the company and by a general meeting of the shareholders. Under Netherlands Antilles law, the court will reject the petition if (1) it is shown that no well-founded reason exists to doubt the correct conduct of the affairs and the management of corporate policy, and (2) the petitioners have not provided a security bond, in an amount determined by the court, for the payment of expenses incidental to the investigation.


REGULATORY APPROVALS AND OTHER CONSENTS

     We and Kaneb are required to make filings with certain United States and foreign regulatory authorities in connection with the sale of the Subsidiaries, including a filing under the Hart-Scott-Rodino Antitrust Improvements Act. An application and notice was filed with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice on November 15, 2001, and the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act terminated on December 10, 2001.

     The approval of the Ministry of Justice in the Netherlands Antilles is required prior to the effectiveness of the proposed amendments to our articles of incorporation. We anticipate receiving this approval shortly after the special general meeting of our shareholders.


THE STOCK PURCHASE AGREEMENT

     The following discussion of the material terms of the stock purchase agreement is qualified in its entirety by reference to the complete text of the stock purchase agreement, a copy of which is included in this proxy statement as Appendix A and is incorporated herein by reference.


GENERAL

     The stock purchase agreement provides that, upon the terms and subject to the conditions set forth therein, we will sell to Kaneb all of the outstanding capital stock of the Subsidiaries, which constitutes substantially all of our assets.

CONSIDERATION TO BE RECEIVED BY US

     At the closing, we will deliver to Kaneb certificates representing all of the shares of the capital stock of the Subsidiaries in exchange for:

    (a) an amount equal to the aggregate of (i) $184,872,223 plus (ii) the amount referred to as the estimated net cash amount, which is equal to the amount by which

        o the aggregate of (1) the combined cash of the Subsidiaries and their subsidiaries as of the close of business on the day before the day of the closing, (2) $1,516,403, representing the amount of the accruals from November 15, 2001, through December 31, 2001, for interest payable by any Subsidiary or any of their respective subsidiaries pursuant to the 11 3/4% first mortgage notes of Statia International N.V. and Statia Terminals Canada, Incorporated, (3) the amount of the accruals from November 13, 2001, through December 31, 2001, for interest payable by any Subsidiary or any of their respective subsidiaries pursuant to the loan agreement between Statia Marine, Inc. and The CIT Group/Equipment Financing, Inc., and
            (4) the amount of any payments of principal under such loan from November 13, 2001, through the day of the closing exceeds

        o the aggregate of (1) the amount of the unpaid accruals through and including the day of the closing for interest payable by any Subsidiary or any of their respective subsidiaries pursuant to any outstanding indebtedness for borrowed money, (2) the amount reserved by us to pay taxes on the Island Territory of Sint Eustatius and the Land Territory of the Netherlands Antilles and (3) indebtedness of any of our subsidiaries for borrowed money (other than indebtedness for borrowed money described in clause (a)(ii)(A)(3) or
            (a)(ii)(A)(4) above and indebtedness for borrowed money owing to any of our other subsidiaries), and

    (b) the contingent tax payment note in the form provided in the stock purchase agreement.

     Promptly, and no later than 45 calendar days, following the closing, Kaneb will prepare and deliver to us a statement, prepared on the same basis as the line item cash and cash equivalents within financial statements prepared in accordance with U.S. generally accepted accounting principles, of the amount of the combined cash and cash equivalents of the Subsidiaries as of the day of the closing. The statement will specify the amount by which (i) the amount of combined cash and cash equivalents exceeds the estimated net cash amount, or
(ii) the amount by which such estimated net cash amount exceeds the amount of such combined cash and cash equivalents. After delivery of such statement, Kaneb will provide us and our representatives with reasonable access during business hours to the books and records of the Subsidiaries to verify the determination by Kaneb of the amount of the combined cash and cash equivalents. If we do not object in writing to the determination by Kaneb within 10 business days after receiving Kaneb's statement, the amount of the combined cash and cash equivalents of the Subsidiaries will be deemed final and binding. If we do object in writing within such period, we and Kaneb will try to agree upon the determination of the amount of the combined cash and cash equivalents within five business days after such objection. If we and Kaneb are unable to agree on the amount, we will submit the dispute to arbitration. The arbitrator will reach a decision within 30 calendar days after the submission of the dispute and the arbitrator's decision will be final and binding on both parties. If the estimated net cash amount exceeds the amount of the combined cash and cash equivalents, then we will be obligated to pay to Kaneb the amount of such difference within three business days. If the amount of the combined cash and cash equivalents exceeds the estimated net cash amount, then Kaneb will be obligated to pay to us the amount of such difference within three business days.


REPRESENTATIONS AND WARRANTIES

     We have made various representations and warranties in the stock purchase agreement to Kaneb relating to:

    o our corporate organization and existence;

    o our power and authority to enter into and perform our obligations under the stock purchase agreement and the enforceability of the stock purchase agreement against us;

    o our capital structure;

    o the required consents and approvals of governmental entities and absence of conflict with our governing documents and certain agreements and permits;

    o the making and accuracy of filings with the Securities and Exchange Commission (including our financial statements);

    o the absence of certain material changes since December 31, 2000, that could reasonably be expected to have a material adverse effect on us;

    o our title to properties and encumbrances on assets;

    o our compliance with applicable laws;

    o the absence of material litigation;

    o our employee benefit plans;

    o our employment relations and agreements;

    o our tax matters;

    o the absence of undisclosed material liabilities;

    o our intellectual property rights;

    o the accuracy of this proxy statement and related materials;

    o our utilization of, and payment of fees to, brokers and finders;

    o the identification and enforceability of our material contracts;

    o environmental matters;

    o the vote required by our shareholders to adopt the stock purchase agreement;

    o insurance matters;

    o our inventory; and

    o the nature and quality of information furnished by us to Kaneb or its representatives.

     We have made various representations and warranties in the stock purchase agreement to Kaneb relating to the Subsidiaries and:

    o their corporate organization and existence;

    o their capital structure;

    o their title to properties and encumbrances on assets;

    o their compliance with applicable laws;

    o the absence of material litigation;

    o their employee benefit plans;

    o their employment relations and agreements;

    o their tax matters;

    o the absence of undisclosed material liabilities;

    o their intellectual property rights;

    o the identification and enforceability of their material contracts;

    o environmental matters;

    o insurance matters; and

    o their inventory.

     Kaneb has made customary representations and warranties to us in the stock purchase agreement, including representations relating to:

    o its corporate organization;

    o its corporate authority;

    o the absence of conflicts;

    o required filings and consents;

    o the accuracy of the information it provides for inclusion in the proxy materials and any materials included therewith;

    o its utilization of, and payment of fees to, brokers and finders;

    o financing;

    o litigation; and

    o no knowledge of any adverse change to us.


COVENANTS

     We have agreed that we will, and will cause each of our subsidiaries to, except as expressly contemplated by the stock purchase agreement or consented to in writing by Kaneb, until the earlier of the termination of the stock purchase agreement or the day of the closing, conduct our respective businesses and operations only according to our ordinary course of business, and will use commercially reasonable efforts to preserve intact our respective business organization, keep available the services of our present officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients, customers and others having significant business dealings with us.

     We have also agreed that, except as expressly contemplated by the stock purchase agreement or consented to in writing by Kaneb, until the earlier of the termination of the stock purchase agreement or the day of the closing, we will not permit any of our subsidiaries to:


 Organizational Documents

    o amend its respective articles of incorporation or comparable governing documents;


 Capitalization

    o issue or sell any shares of capital stock or any other securities, or any options, warrants or other rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any share capital or any other securities, or make any other changes in its capital structure;

    o sell, pledge or dispose of or agree to sell, pledge or dispose of any shares or other equity interests it may own in any other person;

    o issue any debt securities or become responsible for the obligations of any person, other than any of our other subsidiaries;

 Acquisitions, Divestitures and Expenditures

    o enter into any contract or commitment with respect to capital expenditures with a value in excess of $1,000,000, individually, or enter into contracts or commitments with respect to capital expenditures with a value in excess of $2,000,000, in the aggregate, other than inventory purchased in the ordinary course of business;

    o acquire, by amalgamating, merging or consolidating with or by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any person, other than the purchase of assets in the ordinary course of business;

    o declare, pay or set aside any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its share capital or its other securities, other than distributions to any other subsidiary of ours;

    o transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or otherwise encumber any material assets or incur or modify any indebtedness or other material liability;


 Employee Benefits

    o increase the compensation or fringe benefits of any directors, officers or employees, except as may be required by law or under existing benefit plans;

    o enter into any employment, consulting or severance agreement with any present or former directors, officers or other employees, except as may be required by law or under existing benefit plans;

    o establish, adopt, enter into, amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund or arrangement for the benefit of directors, officers or employees of such subsidiary, except as may be required by law or under existing benefit plans.

     Notwithstanding the foregoing, the prior consent of Kaneb is not necessary for (a) the Subsidiaries and their respective subsidiaries to increase the aggregate annualized compensation paid to all of the employees of the Subsidiaries and their respective subsidiaries (other than employees who have an employment contract with any Subsidiary or any of their respective subsidiaries or employees who are covered by collective bargaining contracts) by an amount not to exceed 4% of the aggregate annualized compensation payable to such employees as of the date of the stock purchase agreement, or (b) such Subsidiaries, with respect to any employee of any Subsidiary or any of their respective subsidiaries having an employment contract, to set (i) the bonus target for any such employee at an amount not in excess of 75% of such employee's base pay, (ii) the bonus target earnings before interest, taxes, depreciation and amortization for the Subsidiaries and their respective subsidiaries for fiscal year 2002 in order to determine the incentive thresholds applicable to such contract at an amount not lower than $42,700,000, and (iii) the annual compensation increase for any such employee at an amount not in excess of the minimum required by such employee's employment contract;


 Other Covenants

    o make any loan or other extension of credit;

    o make or rescind any material tax election;

    o make any material change in our method of accounting, except as may be required by law or generally accepted accounting principles;

    o adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

    o incur or guarantee any indebtedness for borrowed money, or make any loans or advances to any other person, other than for any of our other subsidiaries for borrowings under existing credit facilities in the ordinary course of business for working capital purposes;

    o accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefit;

    o pay, discharge or satisfy any claims, liabilities or obligations, other than in the ordinary course of business or if contemplated by the consolidated financial statements in the filings we have previously made with the Securities and Exchange Commission;

    o enter into, materially modify, amend or terminate any material contract, other than any storage and throughput contract that both has a duration of less than 90 days and involves even payment obligations throughout the term of such contract;

    o plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of any of our employees, other than routine employee terminations for cause in the ordinary course of business or as disclosed in the completed filings with the Securities and Exchange Commission;

    o enter into any tax agreement or similar agreement with the Island Territory of Sint Eustatius or the Land Territory of the Netherlands Antilles; or

    o agree, in writing or otherwise, to take any of the actions described above.


COMMERCIALLY REASONABLE EFFORTS

     The stock purchase agreement provides that we and Kaneb will, and we will cause each of our subsidiaries to, cooperate and use commercially reasonable efforts to make effective the transactions contemplated in the stock purchase agreement, including the satisfaction of the conditions to closing, and to make all filings necessary as may be required by law, including commercially reasonable efforts to obtain prior to the day of the closing all permits, consents and approvals that are necessary to consummate the transactions and satisfy the conditions to closing.


NO SOLICITATION OF OTHER OFFERS

     We have also agreed that, other than in respect of a Superior Proposal (as defined below), neither we nor our representatives will:

    o continue any discussions or negotiations that may be ongoing with any other person regarding any Acquisition Proposal (as defined below);

    o encourage knowingly, solicit, initiate or facilitate, directly or indirectly, the making of any Acquisition Proposal;

    o enter into any agreement, arrangement, or understanding regarding any Acquisition Proposal;

    o participate in any discussions or negotiations with, or furnish or disclose any information to, any person in connection with any Acquisition Proposal;

    o facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to any Acquisition Proposal; or

    o grant any waiver or release under any standstill, confidentiality or similar agreement entered into by us or any of our affiliates or representatives, other than waivers or releases in the ordinary course of business.

     Unless otherwise provided by the stock purchase agreement, neither our board of directors nor any of its committees will:

    o withdraw, modify, or amend, in a manner adverse to Kaneb, either the approval, adoption or recommendation by our board of directors of the stock purchase agreement and the transactions contemplated thereby or the approval by our shareholders of the relevant proposals; or

    o approve or recommend any Acquisition Proposal.

     We have agreed to keep Kaneb informed of the status of any proposals and negotiations relating to an Acquisition Proposal. If we receive an unsolicited Acquisition Proposal that did not result from a breach of any of the agreements described above, then:

    o we may furnish information to the person who made the unsolicited Acquisition Proposal, if (i) such disclosure is made subject to a confidentiality agreement, (ii) our board of directors determines that such Acquisition Proposal is or is reasonably likely to lead to a Superior Proposal, and (iii) after receipt of advice from legal counsel, our board of directors determines that it is necessary to take such action in order to comply with its fiduciary duties; or

    o if the Acquisition Proposal is a Superior Proposal and, after receipt of advice from legal counsel, our board of directors determines that it is necessary to take such action in order to comply with its fiduciary duties, we may recommend to our shareholders the Acquisition Proposal and withdraw or modify our approval of the stock purchase agreement.

     "Acquisition Proposal" means: (1) any inquiry, proposal or offer from any person regarding any acquisition or purchase of any class of equity securities of us or any of our subsidiaries or 5% or more of the consolidated assets of us and our subsidiaries, (2) any tender offer or exchange offer that would result in any person beneficially owning any class of equity securities of us or any of our subsidiaries, (3) any amalgamation, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us or any of our subsidiaries, or (4) any other transaction that could reasonably be expected to impede, interfere with, prevent or materially delay consummation of the transactions contemplated by the stock purchase agreement, or that could dilute materially the benefits to us of the transactions contemplated in the stock purchase agreement.

     "Superior Proposal" means a bona fide written Acquisition Proposal made by a third party to acquire all of our shares or all or substantially all of the combined assets of the Subsidiaries and their respective subsidiaries, pursuant to a tender offer, amalgamation, merger or a sale (1) on terms that our board of directors, after consultation with an independent nationally recognized investment bank, determines in good faith to be more favorable from a financial point of view than the transactions contemplated by the stock purchase agreement, and (2) that is reasonably capable of being consummated, taking into account the identity of the person making such proposal and all legal, financial and other aspects of such proposal.


ACCESS TO INFORMATION

     Subject to the terms of a confidentiality agreement with Kaneb, we have agreed that we and each of our subsidiaries will, upon reasonable notice, afford to Kaneb and its representatives access to our and our subsidiaries' officers, directors, employees, accountants, properties, books and records and furnish Kaneb with all information concerning the business it reasonably requests. We also have acknowledged that we have had and will have access to certain confidential information concerning Kaneb and its business, and we have agreed that during the term of the stock purchase agreement and for a period of three years following the closing or any termination of the stock purchase agreement, we will not disclose any such confidential information to any person except to authorized representatives of Kaneb in connection with the fulfillment of our obligations under the stock purchase agreement or as required by applicable law.

NOTIFICATION OF CERTAIN MATTERS

     The stock purchase agreement provides that we and Kaneb will promptly notify each other of the occurrence or non-occurrence of any fact or event that has caused or could reasonably be expected to cause (1) any representation or warranty made by such party in the stock purchase agreement to be materially false at any time from the date of the stock purchase agreement until the day of the closing, or (2) any covenant, condition or agreement under the stock purchase agreement not to be complied with or satisfied by such party in any material respect, provided that such notification will not modify either the representations or warranties, or the conditions to the obligations of any party.


EMPLOYEES

     The stock purchase agreement provides that, starting on the day of the closing of the sale of the Subsidiaries and ending on the first anniversary thereof, the employees of our Subsidiaries and their respective subsidiaries who are entitled to receive compensation or any benefits on the day of the closing will continue to receive, in the aggregate, such compensation or benefits from Kaneb, other than stock option or other plans involving the potential issuance of securities. For additional information regarding the interests of directors and executive officers, see "SPECIAL FACTORS--Interests of Directors and Executive Officers--Employment Agreements."

     Upon the sale of the shares, a "change of control" will be deemed to have occurred in respect of each of the employment agreements, change in control agreements, severance agreements and other employee benefit plans. Starting on the day of the closing, Kaneb will cause the Subsidiaries and their respective subsidiaries to pay and perform their respective obligations thereunder.

     Notwithstanding the above, except as set forth in the company disclosure letter, no employee of any Subsidiary or any of their respective subsidiaries will have any continued right to employment with any Subsidiary or any of their respective subsidiaries following the closing, except as provided in writing by Kaneb (provided that nothing in such provision affects the rights of any employee pursuant to any employment contract).


DIRECTORS' AND OFFICERS' INDEMNIFICATION

     The stock purchase agreement provides that for a period of six years following the closing, (1) the indemnification provisions set forth in the organizational documents of our subsidiaries that were in effect on the date of the stock purchase agreement will not be amended or modified, unless such modification is required by law, and (2) Kaneb will maintain in effect the current directors' and officers' liability insurance or substantially similar insurance covering those persons who are currently covered as directors or officers of us or any of our subsidiaries on the date of the stock purchase agreement by our directors' and officers' insurance (provided that Kaneb is not required to pay an annual premium for any such policy, on an annualized basis, in excess of 200% of the last annualized premium paid by us prior to the date of the stock purchase agreement, which we represented to be $205,000 for the 12-month period ending on March 31, 2002). The stock purchase agreement also provides that Kaneb will indemnify and hold harmless any current officer or director of any of our subsidiaries against any losses in connection with any threatened or actual action, suit or proceeding, based in whole or in part on, or arising in whole or in part out of, the fact that the person is an officer or director of any of our subsidiaries.

     In order to claim indemnification, any indemnified party will promptly notify Kaneb upon learning of any claim or action. The indemnification obligations of Kaneb will survive the closing and will be binding upon Kaneb's successors and assigns.


PUBLIC ANNOUNCEMENTS

     We and Kaneb will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by the stock purchase agreement and, except as required by law, will not issue any such press release prior to such consultation or without the prior consent of the other party, which consent will not be unreasonably withheld.


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

SHAREHOLDER APPROVAL

     As soon as reasonably practicable after the date of the stock purchase agreement, we have agreed to (1) duly call and convene the shareholder special general meeting, (2) make all filings with all governmental entities necessary, including filing the proxy materials with the Securities and Exchange Commission, (3) subject to the rights of our board of directors pursuant to this proxy statement, provide the proxy materials to our shareholders and retain the services of a proxy solicitation firm and/or an information agent if so requested by Kaneb and (4) subject to the rights of our board of directors pursuant to this proxy statement, use all commercially reasonable efforts to obtain approval of all the proposals by the requisite vote of our shareholders.


SECTION 338 ELECTION

     Notwithstanding anything to the contrary contained in the stock purchase agreement, if Kaneb or any of its affiliates acquires or becomes the owner for U.S. federal income tax purposes of any of our shares (other than our shares held by Statia Terminals Holdings) at any time that Statia Terminals Holdings is the owner for U.S. federal income tax purposes of any of our shares, neither Kaneb nor any of its affiliates will make or permit to be made an election under Section 338 of the Code with respect to such shares or with respect to any of the transactions contemplated by the stock purchase agreement, unless we provide our prior express written consent to any such election.


REPAYMENT OF INDEBTEDNESS

     On or prior to the day of the closing, Kaneb will, in a manner satisfactory to us, either (1) satisfy in full the indebtedness under the loan agreement between Statia Marine, Inc. and The CIT Group/Equipment Financing, Inc., (2) obtain a release for us from our obligations as guarantor of such indebtedness, or (3) agree to indemnify us for our obligations as guarantor of such indebtedness.


TRANSFER TAXES

     All stamp, documentary, transfer or similar taxes resulting directly from the transactions contemplated by the stock purchase agreement will be borne 50% by Kaneb and 50% by us. Any tax returns that must be filed in connection with transfer taxes will be prepared and filed by the party customarily responsible under applicable local law.


TERMINATION OF EXISTING TAX SHARING AGREEMENTS

     All existing tax sharing agreements, written or oral, between us, any of our subsidiaries or affiliates on the one hand, and any of our subsidiaries on the other, must be terminated by us and such subsidiaries as of the day of the closing.


REFUNDS OF TAXES FOR PRE-CLOSING PERIODS

     In the event that we receive, after the day of the closing, but prior to our liquidation, a refund of taxes paid by any of our subsidiaries, we must promptly remit such refund to Kaneb.


RESIGNATION OF DIRECTORS

     At or prior to the closing, we must either (i) cause each director of each of our subsidiaries to deliver to Kaneb his or her resignation as a director of such subsidiary or (ii) remove each director of each of our subsidiaries from his or her position as a director thereof.


CONDITIONS TO CLOSING

     The obligation of Kaneb to purchase the shares of the Subsidiaries on the day of the closing is subject to a number of conditions, including, among others:

    o there being no (1) order issued or law enacted by any governmental authority that


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

      (A) prohibits or restrains the consummation of the transactions contemplated by the stock purchase agreement, (B) prohibits or restricts the ownership or operation by the Subsidiaries or their respective subsidiaries or by Kaneb of any material portion of the business or assets of the Subsidiaries and their respective subsidiaries, taken as a whole, or compels Kaneb or any of its affiliates or subsidiaries to dispose of or hold separate any material portion of the business or assets of the Subsidiaries and their respective subsidiaries, taken as a whole, or substantially deprives the Subsidiaries or their respective subsidiaries or Kaneb of the benefit of ownership of the business or assets of the Subsidiaries and their respective subsidiaries, taken as a whole, (C) imposes material limitations on the ability of Kaneb effectively to acquire or to hold or to exercise full rights to vote the shares of the Subsidiaries on all matters presented to the shareholders of the Subsidiaries, or (D) imposes any material limitations on the ability of the Subsidiaries or their respective subsidiaries or on Kaneb to control effectively the business and operations of the Subsidiaries and their respective subsidiaries, taken as a whole, and (2) the absence of any injunction or other order issued by or any action by any governmental authority seeking to prohibit or restrain the consummation of the transactions contemplated by the stock purchase agreement;

    o our representations and warranties being true and correct, except for such breaches as would not, in the aggregate, have a Company Material Adverse Effect (as defined in "--The Stock Purchase Agreement--No Solicitation of Other Offers");

    o our having performed and complied in all material respects with all our obligations under the stock purchase agreement;

    o no event, fact or circumstance existing, that, individually or in the aggregate, has or could reasonably be expected to have a Company Material Adverse Effect;

    o neither our board of directors nor any committee thereof having (1) withdrawn, modified or amended, in a manner adverse to Kaneb, its approval, adoption or recommendation of the stock purchase agreement or the transactions contemplated thereby, or (2) approved any Acquisition Proposal;

    o at the special general meeting of our shareholders, (1) shareholders representing more than 66 2/3% of our class A common shares and our class B subordinated shares, voting together as a single class, at a meeting at which holders of at least one-half of the issued and outstanding class A common shares and class B subordinated shares, counted as a single class, are present or represented, having approved and adopted the proposals that (A) our articles of incorporation be amended to provide for the distribution of the proceeds from the sale of the shares of the Subsidiaries, (B) we sell to Kaneb all of the shares of the capital stock of the Subsidiaries and (C) we be dissolved pursuant to our articles of incorporation, as amended, and (2) shareholders representing more than 66 2/3% of our class A common shares, voting as a separate class, at a meeting at which holders of at least one-half of the issued and outstanding class A common shares are present or represented, having approved and adopted the proposal to amend our articles of incorporation; and

    o all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act with respect to the transactions contemplated by the stock purchase agreement having expired or been terminated.

     Our obligation to sell the shares of the Subsidiaries on the day of the closing is subject to a number of conditions, including the following:

    o there being no injunction or other order issued or law enacted by any governmental authority prohibiting or restraining the consummation of the transactions contemplated by the stock purchase agreement, or seeking to prohibit or restrain the making or consummation of the transactions contemplated by the stock purchase agreement;

    o Kaneb's representations and warranties being true and correct, except for such breaches as would not, in the aggregate, have a Purchaser Material Adverse Effect (as defined above);

    o Kaneb's having performed and complied in all material respects with all of its obligations under the stock purchase agreement;

    o no event, fact or circumstance existing, that, individually or in the aggregate, has or could reasonably be expected to have a Purchaser Material Adverse Effect;

    o at the special general meeting of our shareholders, (1) shareholders representing more than 66 2/3% of our class A common shares and our class B subordinated shares, voting together as a single class, at a meeting at which holders of at least one-half of the issued and outstanding class A common shares and class B subordinated shares, counted as a single class, are present or represented, having approved and adopted the proposals that (A) our articles of incorporation be amended to provide for the distribution of the proceeds from the sale of the shares of the Subsidiaries, (B) we sell to Kaneb all of the shares of the capital stock of the Subsidiaries, and (C) we be dissolved pursuant to our articles of incorporation, as amended, and (2) shareholders representing more than 66 2/3% of our class A common shares, voting as a separate class, at a meeting at which holders of at least one-half of the issued and outstanding class A common shares are present or represented, having approved and adopted the proposal to amend our articles of incorporation; and

    o all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act with respect to the transactions contemplated by the stock purchase agreement having expired or been terminated.


TERMINATION

     The stock purchase agreement may be terminated at any time prior to the closing by the consent of both us and Kaneb.

     Either we or Kaneb may terminate the stock purchase agreement if:

    o a governmental entity issues a nonappealable final order permanently restraining, restricting or prohibiting the sale of the shares of the Subsidiaries pursuant to the stock purchase agreement;

    o at the special general meeting of our shareholders, the shareholders do not approve the proposals that (1) our articles of incorporation be amended to provide for the distribution of the proceeds from the sale of the shares of the Subsidiaries, (2) we sell to Kaneb all of the shares of the capital stock of the Subsidiaries, and (3) we be dissolved pursuant to our articles of incorporation, as amended; or

    o at any time after April 30, 2002, if the closing shall not have occurred by such date other than as a result of (x) a breach of the stock purchase agreement by Kaneb, if Kaneb is the party attempting to terminate it, or
      (y) a breach of the stock purchase agreement by us, or a breach by Statia Terminals Holdings of its obligations under the voting and option agreement, if we are the party attempting to terminate the stock purchase agreement.

     We may terminate the stock purchase agreement if a Superior Proposal is received and our board of directors reasonably determines in good faith, after receiving advice from our Netherlands Antilles counsel, that it is necessary to terminate the stock purchase agreement and enter into an agreement to effect the Superior Proposal in order to satisfy the fiduciary duties of the board of directors, and (1) prior to such termination Kaneb has received from us $8.0 million by wire transfer of immediately available funds, and (2) simultaneously or substantially simultaneously with such termination we enter into a definitive acquisition, merger, stock purchase, asset purchase or similar agreement to effect the Superior Proposal.


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

   Kaneb may terminate the stock purchase agreement if:

    o we withdraw, modify or amend, in a manner adverse to Kaneb, the approval, adoption or recommendation, as the case may be, of the proposals that we (A) amend our articles of incorporation to provide for the distribution of the proceeds from the sale of the shares of the Subsidiaries, (B) sell to Kaneb all of the shares of the capital stock of the Subsidiaries, and (C) be dissolved pursuant to our articles of incorporation, as amended;

    o our board approves or recommends any Acquisition Proposal, or solicits other offers; or

    o Statia Terminals Holdings breaches its obligations under the voting and option agreement.

     Upon termination, the stock purchase agreement will become void and there will be no liability on the part of either party except that the provisions of the stock purchase agreement dealing with confidentiality, fees and expenses, the effect of termination and amendment to the stock purchase agreement shall survive any termination. However, neither party will be relieved from any liability for any breach of the stock purchase agreement.


FEES AND EXPENSES ON TERMINATION

     If the stock purchase agreement is terminated:

    o by us if we received a Superior Proposal, we must pay to Kaneb a fee of $8.0 million in immediately available funds immediately prior to our entering into an agreement with respect to the Superior Proposal;

    o by Kaneb if we (1) approved or recommended an Acquisition Proposal, or
      (2) withdrew the recommendation of the proposals that (A) our articles of incorporation be amended to provide for the distribution of the proceeds from the sale of the shares of the Subsidiaries, (B) we sell to Kaneb all of our shares of the capital stock of the Subsidiaries, and (C) we be dissolved pursuant to our articles of incorporation, as amended, we must pay to Kaneb a fee of $8.0 million; or

    o by Kaneb or by us if at the special general meeting of our shareholders, the shareholders do not approve the proposals that (1) our articles of incorporation be amended to provide for the distribution of the proceeds from the sale of the shares of the Subsidiaries, (2) we sell to Kaneb all of the shares of the capital stock of the Subsidiaries, and (3) we be dissolved pursuant to our articles of incorporation, as amended, we must pay to Kaneb in immediately available funds on the day next succeeding the date of such termination, an amount equal to the out-of-pocket expenses incurred by Kaneb in connection with the preparation of its bid for, and due diligence of, the Subsidiaries and their respective subsidiaries, negotiation and execution of its obligations under the stock purchase agreement, and preparation for consummation of the transactions contemplated by the stock purchase agreement, such amount not to exceed $500,000.


AMENDMENT TO THE STOCK PURCHASE AGREEMENT

     The stock purchase agreement may be amended by the parties thereto only in writing, by action taken by, on behalf of, or at the direction of their board of directors or general partner, as applicable, subject to applicable law.


THE VOTING AND OPTION AGREEMENT

GENERAL

     Upon the terms and subject to the conditions of the voting and option agreement, Statia Terminals Holdings, which is controlled by Castle Harlan Partners II, has granted to Kaneb an option to purchase all of our shares that it beneficially owns and agreed to vote those shares in favor of approval of the stock purchase agreement.

VOTING

     Statia Terminals Holdings has agreed that during the period starting on the date of the voting and option agreement and ending on the date of the termination of the agreement, at any meeting of the holders of any class of our capital stock, it will vote the 3,800,000 class B subordinated shares it owns, the 38,000 class C shares it owns (if our class C shares have voting rights at that time) and any other shares of our capital stock that it may acquire prior to the termination of the voting and option agreement:

    o subject to the vote in favor of the amendments to our articles of incorporation by more than 66 2/3% of the holders of our class A common shares, voting as a separate class, at a meeting at which at least one-half of the issued and outstanding class A common shares are present or represented, in favor of approval and adoption of (A) the stock purchase agreement, (B) the sale of the Subsidiaries and each of the other transactions contemplated by the stock purchase agreement, and (C) the amendments to our articles of incorporation contemplated thereby;

    o against any action or agreement that would result in a breach (A) by us of any covenant, representation or warranty in the stock purchase agreement, or (B) by Statia Terminals Holdings of any covenant, representation or warranty in the voting and option agreement; and

    o except as otherwise agreed to in writing in advance by Kaneb, against the following actions: (A) any extraordinary corporate transaction, such as a merger, involving us or any of our subsidiaries resulting from any Acquisition Proposal, (B) a sale, lease or transfer of a significant part of our assets or of the assets of any of our subsidiaries, or a reorganization, recapitalization, dissolution or liquidation involving us or any of our subsidiaries, and (C) any change in our present capitalization, any amendment to our articles of incorporation, any other material change in our corporate structure or business or any other action involving us or any of our subsidiaries that could impede or adversely affect the transactions contemplated by either the voting and option agreement or the stock purchase agreement.


PURCHASE OPTION

     The voting and option agreement provides that Statia Terminals Holdings will grant to Kaneb an irrevocable option (the "Option") to purchase (i) the 3,800,000 class B subordinated shares owned by Statia Terminals Holdings, at a purchase price equal to $16.40 per share, (ii) the 38,000 class C shares owned by Statia Terminals Holdings, at a purchase price equal to $232.89 per share, and (iii) any other shares of our capital stock that Statia Terminals Holdings may acquire prior to the termination of the voting and option agreement, but only if a triggering event occurs. A triggering event will be deemed to occur if (1) the stock purchase agreement becomes terminable under circumstances that would entitle Kaneb to termination fees pursuant to the stock purchase agreement, (2) an Acquisition Proposal is made by any person (other than Kaneb), or (3) any person other than Kaneb acquires or proposes to acquire more than 15% of any class or series of our capital stock, or is granted an option to acquire beneficial ownership of more than 15% of any class or series of our capital stock. Statia Terminals Holdings will promptly notify Kaneb in writing of the occurrence of any triggering event. The Option is not exercisable until
(i) all waiting periods under any antitrust laws have expired or been waived, and (ii) there is not then in effect an order issued by any governmental entity prohibiting the exercise of the Option. If a triggering event occurs when the Option is not exercisable, the Option shall be exercisable until the expiration of the 20 business day period commencing on the first date that such circumstances do not exist.

     The voting and option agreement provides that if there is a change in the outstanding number of class B subordinated shares or class C shares due to a stock split, merger or similar transaction, the type and number of shares purchasable upon the exercise of the Option and the purchase price for such shares will be adjusted appropriately.

     The Option will terminate upon the earlier of: (a) termination of the stock purchase agreement, other than any termination upon or during a continuation of a triggering event, and (b) 60 days following any termination of the stock purchase agreement upon or during the continuation of a


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

triggering event, unless the Option cannot be exercised because of a judgment, decree, order, law or regulation that applies to it, in which case the Option shall terminate 20 business days after such impediment to exercise has been removed.


SUBSEQUENT SALE OF SHARES

     Pursuant to the voting and option agreement, if Kaneb has exercised the Option and, at any time prior to the earlier of (1) the second anniversary of the exercise of the Option, and (2) the date on which Kaneb acquires the shares of our Subsidiaries, (i) we consummate or agree to consummate a business combination, (ii) Kaneb or any of its affiliates disposes or agrees to dispose of any or all of (A) our class B subordinated shares, (B) our class C shares or
(C) other shares of our capital stock that Statia Terminals Holdings acquires prior to the termination of the voting and option agreement, to any person other than Kaneb or any of its affiliates, or (iii) Kaneb or any of its affiliates realizes proceeds following (A) any extraordinary corporate transaction, such as a merger, involving us or any of our subsidiaries resulting from any Acquisition Proposal or (B) a sale, lease or transfer of a significant part of our assets or of the assets of any of our subsidiaries, then Kaneb or the relevant affiliate shall, upon consummation, promptly pay to Statia Terminals Holdings an amount equal to the product of (x) the amount by which the new price exceeds the relevant exercise price, multiplied by (y) the number of class B subordinated shares or, as the case may be, class C shares, that were disposed of pursuant to a business combination or a sale to any person other than Kaneb or its affiliates.


COVENANTS

     Statia Terminals Holdings has agreed that it will not and it will not permit its affiliates to:

    o sell, transfer, tender, pledge, encumber, assign, or otherwise dispose of, or consent to any of the above actions, or enter into any contract, option or other agreement with respect to any or all of the class B subordinated shares and class C shares;

    o grant any proxies or powers of attorney in respect of the class B subordinated shares and class C shares, or deposit any such shares into a voting trust or enter into a voting agreement with respect to any of such shares; or

    o take any action that would have the effect of preventing or disabling Statia Terminals Holdings from performing its obligations under the voting and option agreement.

     In addition, Statia Terminals Holdings will and will cause its affiliates to:

    o cease any discussions or negotiations with any other person that may be ongoing with respect to an Acquisition Proposal; and

    o undertake no efforts to (i) encourage knowingly, solicit, initiate or facilitate, directly or indirectly, the making or submission of any Acquisition Proposal, (ii) enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal, (iii) initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, any person (other than Kaneb) in connection with any Acquisition Proposal, or (iv) facilitate or further in any other manner any inquiries or the making or submission of any proposal that constitutes or would reasonably be expected to lead to any Acquisition Proposal.

     Notwithstanding anything to the contrary contained in the voting and option agreement, if Kaneb or any of its affiliates acquires or becomes the owner of, for U.S. federal income tax purposes, any shares of our class A common shares, class B subordinated shares or class C shares (other than any such shares held by Statia Terminals Holdings) at any time that Statia Terminals Holdings is the owner, for U.S. federal income tax purposes, of any of our class A common shares, class B subordinated shares or class C shares, neither Kaneb nor any of its affiliates shall make or permit to be made an election under Section 338 of the Code with respect to such class A common shares, class

B subordinated shares or class C shares or with respect to any of the transactions contemplated by the stock purchase agreement between Kaneb and us, unless Statia Terminals Holdings provides prior express written consent to any such election.


REPRESENTATIONS AND WARRANTIES

     Statia Terminals Holdings and Kaneb have each made customary representations and warranties in the voting and option agreement to the other, including representations relating to:

    o corporate organization;

    o corporate authority;

    o no conflict; and

    o brokers or finders.

     Statia Terminals Holdings has also made representations and warranties that the class B subordinated shares and the class C shares are free of any encumbrances and can be freely transferred to Kaneb.

     Kaneb has also made representations and warranties with respect to its investment intent.


AMENDMENTS

     The voting and option agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by all of the parties thereto.


TERMINATION

     The voting and option agreement shall terminate, and neither we, nor Kaneb, nor Statia Terminals Holdings shall have any rights or obligations under it and it shall become null and void and have no effect upon the earliest to occur of (a) the date on which the stock purchase agreement is terminated by Kaneb in accordance with its terms, (b) the date on which the shares of the Subsidiaries are purchased by Kaneb pursuant to the stock purchase agreement,
(c) the date on which the class B shares and the class C shares are purchased pursuant to the Option, and (d) the consent of Kaneb and Statia Terminals Holdings. However, the Option and the provisions of the voting and options agreement regarding subsequent sales of our shares by Kaneb following exercise of the Option remain in force until their termination in accordance with their terms as described above.


DISSOLUTION AND LIQUIDATION


DISSOLUTION AND LIQUIDATION PROCEDURE

     Following adoption of the proposed resolution to dissolve and liquidate and to appoint a liquidator and a custodian, and following the distribution of proceeds received through the sale of the Subsidiaries, we will be dissolved and the liquidator will commence our liquidation by publishing the resolution adopted by our shareholders to dissolve us in the official Gazette of the Netherlands Antilles and by registering our dissolution and the resolution to dissolve us with the Trade Registry at Curacao, Netherlands Antilles. Our dissolution will commence immediately following the distribution to our shareholders of the proceeds of the sale of the Subsidiaries and establishment of appropriate reserves, which we anticipate will amount to approximately $3.0 million, for the payment of our liabilities in connection with our liquidation. From the date of our dissolution, we will no longer be authorized to undertake actions other than those necessary to wind up our affairs. The steps taken to wind up our affairs, as described below, will be completed when no more assets are available for distribution, all required filings have been made and the report of the liquidator has become binding and final.


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

ACTIONS BY THE LIQUIDATOR

     The liquidator appointed by the special general meeting will (a) settle and wind-up our business and our remaining operations, (b) convert to cash as many of our remaining non-cash assets as possible, (c) pay or make provision for the satisfaction of all of our expenses and liabilities, (d) create reserves for contingencies, (e) prosecute, defend and settle lawsuits, if any,
(f) draw up a plan of distribution (plan van uitkering) for the distribution of our assets to our shareholders, file the plan of distribution with the Trade Registry at Curacao, Netherlands Antilles and register our dissolution and the resolution to dissolve us with the Trade Registry at Curacao, Netherlands Antilles, (g) distribute our remaining assets, if any, to our class C shareholder, assuming the prior distribution of $18.00 per class A common share and $16.40 per class B subordinated share or such higher amount as provided for under our articles of incorporation, as amended, and (h) do any other act necessary to wind up and liquidate our business and affairs, including filing and publishing information regarding the liquidation as required under Netherlands Antilles law. Under Netherlands Antilles law a liquidator has the same powers, obligations and liabilities as a director.

     From the date of dissolution the words: "pending liquidation" (in liquidatie) will follow our name on all official documents.


PLAN OF DISTRIBUTION

     After adoption of the proposal to dissolve us, the liquidator will draw up a plan of distribution which provides the basis for the liquidating distributions. The plan of distribution will be made public by filing it with the Netherlands Antilles Trade Registry, publishing the filing with the Trade Registry official Gazette of the Netherlands Antilles and making it available in the offices of our registered agent in Curacao, Netherlands Antilles. Our creditors will have a two month period from the date of the publishing of the filing to review the plan of distribution and object to its contents. If our creditors do not object to the plan of distribution, our remaining assets, if any, shall be distributed in accordance with the plan. The liquidator shall have the authority to sell all of our assets and distribute the proceeds from such sale according to the plan of distribution, without further shareholder action or approval.


DISTRIBUTION TO SHAREHOLDERS

     Before making any liquidating distributions to shareholders, the liquidator first must make adequate provision for the payment, satisfaction and discharge of all known, unascertained or contingent debts and liabilities, including costs and expenses incurred and anticipated to be incurred in connection with the sale of any assets remaining after the sale of the Subsidiaries and claims from tax authorities. In connection with this, we anticipate expenses for professional fees, filings and other expenses of liquidation. These expenses will reduce the amount of assets available for ultimate distribution to shareholders.

     Distributions, treated as liquidating distributions under Netherlands Antilles law, will be made to shareholders, on the following basis: first, pro rata, to the class A common shares until each common share has received an amount equal to $18.00, second, pro rata, to the class B subordinated shares until each subordinated share has received an amount equal to $16.40, and third, pro rata, to the class C shares, all remaining proceeds, if any. However, the amount of such liquidating distribution shall be reduced by the amount per share that shall have previously been distributed to our shareholders following the sale of the Subsidiaries. Because we anticipate making distributions of $18.00 per class A common share and $16.40 per class B subordinated share shortly after the closing of the sale of the Subsidiaries, we anticipate that no further distributions will be made in respect of these shares upon our liquidation.


LIQUIDATION ACCOUNTS

     Distributions to our shareholders which have not been claimed within six months of the date on which they first became payable will be placed in a depository account under the supervision of the

Netherlands Antilles court. Within seven months of the date on which the last distribution payment became payable the liquidator will draw up final liquidation accounts (rekening en verantwoording). Subsequently, the liquidator will announce in the official Gazette of the Netherlands Antilles that the liquidation accounts have been drawn up and such accounts will be filed with the Trade Registry at Curacao, Netherlands Antilles, for inspection by interested parties. The liquidation accounts will become final if no objections are filed within three months from the public announcement that the liquidation accounts are available for inspection.


CONTINGENT LIABILITY OF SHAREHOLDERS AFTER DISSOLUTION

     If, following liquidation, a creditor or other party entitled to the surplus comes forward, or the existence of an asset is ascertained, the court in the Netherlands Antilles can reopen the liquidation at the request of an interested party. The court's ability to reopen the liquidation is not subject to any time limit. In case of such reopening of the liquidation, the liquidator is entitled to recover from shareholders who received a liquidating distribution, on a pro rata basis, the amount necessary to satisfy the claim of the creditor or other party, up to the amount of the liquidating distribution received by each shareholder.


CUSTODIAN OF COMPANY'S RECORDS

     After completion of our liquidation, the custodian appointed by the special general meeting will retain all our accounting records and documents for a period of ten years. The custodian is required to inform the Trade Registry in Curacao, Netherlands Antilles, of his appointment. Our previous shareholders or their successors may request the court to provide them with access to our records if they can provide a valid reason for such request.

                               OTHER INFORMATION


BENEFICIAL OWNERSHIP OF VOTING SECURITIES BY DIRECTORS, EXECUTIVE OFFICERS AND 5% SHAREHOLDERS

     The following table sets forth the number of voting securities beneficially owned, as of January 22, 2002, the record date for the special general meeting, by: (a) each person or group who is known to us to be the beneficial owner of more than 5% of any class of our voting securities, (b) each of our current directors and executive officers, and (c) all of our directors and executive officers as a group.


                                                   CLASS A                     CLASS B
                                                COMMON SHARES            SUBORDINATED SHARES       TOTAL VOTING SECURITIES(1)
                                           ------------------------ ----------------------------- ----------------------------
                                             # OF    PERCENTAGE OF                 PERCENTAGE OF                 PERCENTAGE OF
NAME AND ADDRESS                            SHARES    OUTSTANDING    # OF SHARES    OUTSTANDING    # OF SHARES    OUTSTANDING
------------------------------------------ -------- --------------- ------------- --------------- ------------- --------------
SHAREHOLDER:
Castle Harlan Partners II, L.P., .........      --        --          3,800,000        100.0%       3,800,000        100.0%
 affiliates and Castle Harlan, Inc.
 employees(2)
 c/o Castle Harlan, Inc.
 150 East 58th Street
 New York, NY 10155

DIRECTORS AND EXECUTIVE OFFICERS:
James G. Cameron .........................      --        --            195,908          5.2          195,908          2.0
Thomas M. Thompson, Jr. ..................     110         *            152,751          4.0          152,861          1.6
Robert R. Russo ..........................      --        --            134,323          3.5          134,323          1.4
Jack R. Pine .............................      --        --             66,758          1.8           66,758          0.7
John D. Franklin .........................      --        --             58,837          1.5           58,837          0.6
James F. Brenner .........................      --        --             52,533          1.4           52,533          0.5
John K. Castle(2) ........................      --        --          3,800,000        100.0        3,800,000         38.7
 c/o Castle Harlan, Inc.
 150 East 58th Street
 New York, NY 10155
David B. Pittaway ........................      --        --             16,164            *           16,164          0.2
Justin B. Wender .........................      --        --                808            *              808          0.0
James L. Holloway III ....................      --        --             12,123            *           12,123          0.1
Francis Jungers ..........................  31,050         *             16,164            *           47,214          0.5
Jonathan R. Spicehandler .................      --        --             16,164            *           16,164          0.2
Ernest Voges .............................      --        --              8,082            *            8,082          0.1
Directors and Executive Officers as a
 group (13 in number)(3) .................  31,160         *          3,800,000        100.0%       3,831,160         39.0%

----------
*     Beneficially owns less than one percent of shares of the class.

(1) Some of our directors and all of our executive officers hold options to purchase our class A common shares. These options automatically vest and become exercisable upon the closing of the sale of the Subsidiaries. Therefore, the options will not be exercisable at the time of the special general meeting. For this reason, even though the options may become exercisable within 60 days of the date of this proxy statement, they are not included in the above table. For additional information regarding the number of options held by our directors and executive officers, see "SPECIAL FACTORS--Interests of Directors and Executive Officers in the Transaction."

(2) Castle Harlan Partners II and certain of its affiliates own a majority of the voting securities of Statia Terminals Holdings which holds 3,800,000 class B subordinated shares. Mr. Castle is the controlling stockholder of the general partner of the general partner of Castle Harlan Partners II. Mr. Castle may, therefore, be deemed to be the beneficial owner of shares beneficially owned by Castle Harlan Partners II or its affiliates and Castle Harlan, Inc. employees. Mr. Castle disclaims beneficial ownership of the shares owned by Castle Harlan Partners II, its affiliates and Castle Harlan, Inc. employees other than such shares that represent his pro rata partnership interests in Castle Harlan Partners II and its affiliates.

(3) Share amounts for directors and named executive officers and all directors and officers as a group are beneficially held by such persons through their shareholdings in Statia Terminals Holdings which holds 3,800,000 class B subordinated shares. The following is a list of our directors and executive officers and the directors and executive officers of Statia Terminals, Inc. Mr. Cameron is a director of us, and Chairman of the Board and President of Statia Terminals, Inc. Mr. Thompson is Vice President of us and a director and Executive Vice President of Statia Terminals, Inc. Mr. Russo is Vice President of us and a director and Senior Vice President of Statia Terminals, Inc. Mr. Pine is our Secretary and Senior Vice President, General Counsel, and Secretary of Statia Terminals, Inc. Mr. Franklin is Vice President--Marine Fuel Marketing of Statia Terminals, Inc. Mr. Brenner is the Vice President and Treasurer of us and Vice President--Finance, Treasurer, and Assistant Secretary of Statia Terminals, Inc. Messrs. Castle, Pittaway, Wender, Holloway, Jungers, Spicehandler, and Voges each serve as our directors.


                            EXPENSES OF SOLICITATION

     We will bear the cost of preparing, mailing, and soliciting this proxy statement. In addition to our solicitations by mail, our directors, officers, and regular employees may solicit proxies personally and by telephone, facsimile, or other means, for which they will receive no compensation in addition to their normal compensation. We have also retained Morrow & Co., Inc., located at 445 Park Avenue, New York, NY 10022, telephone number (212) 754-8000 or toll-free (800) 654-2468, to assist in the solicitation of proxies from shareholders, including brokerage houses and other custodians, nominees, and fiduciaries and will pay a fee of $12,500 plus that firm's transaction expenses. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of class A common shares held of record by such persons, and we may reimburse them for their reasonable transaction and clerical expenses.


                                    EXPERTS

     Our consolidated financial statements and schedules for the years ended December 31, 2000 and 1999, incorporated herein by reference, have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of that firm as experts in giving such reports. It is not anticipated that a representative of Arthur Andersen LLP will attend the special general meeting.


                 PROPOSALS BY HOLDERS OF CLASS A COMMON SHARES

     Due to the contemplated closing of the sale of the Subsidiaries and our subsequent commencement of dissolution and liquidation proceedings, we anticipate that our board of directors will not convene an annual meeting of shareholders in 2002.


                         TRANSACTION OF OTHER BUSINESS

     As of the date of this proxy statement, our board of directors is not aware of any other matters to be presented for action at the special general meeting other than those described herein and does not intend to bring any other matters before the special general meeting.

                      DOCUMENTS INCORPORATED BY REFERENCE

     This proxy statement incorporates information by reference from the following documents filed with the Securities and Exchange Commission:

    o Our Annual Report on Form 10-K and Form 10-K/A (Amendment No. 1) for the fiscal year ended December 31, 1999;

    o Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000; and

    o Our Quarterly Report on Form 10-Q and Form 10-Q/A (Amendment No. 1) for the fiscal quarter ended September 30, 2001.

     These documents are not presented in this proxy statement or delivered with it, but are available (without exhibits, unless the exhibits are specifically incorporated into this proxy statement by reference) to any person, including any beneficial owner, to whom this proxy statement is delivered, without charge, upon written request directed to our proxy solicitation agent, Morrow & Co., Inc., located at 445 Park Avenue, New York, NY 10022; Telephone: (212) 754-8000; Call Toll Free: (800) 654-2468. Copies of
these documents so requested will be sent, within one business day of receipt of such request, by first class mail, postage paid.

     All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this proxy statement and prior to the date of the special general meeting shall be deemed to be incorporated by reference in this proxy statement and to be a part of this proxy statement from the respective dates of filing of such documents. Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference in this proxy statement shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference in this proxy statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement. Any references to the Private Securities Litigation Reform Act in our publicly filed documents which are incorporated by reference into this proxy statement are specifically not incorporated by reference into this proxy statement.


                      WHERE YOU CAN FIND MORE INFORMATION

     We are currently subject to the informational reporting requirements of the Exchange Act and in accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copies made at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of such material may also be accessed through the SEC's web site at www.sec.gov. Our class A common shares are traded on Nasdaq under the symbol "STNV."

     A copy of the notice and agenda for the special general meeting, together with this proxy statement and its appendices, including the text of proposed amendments to our articles of incorporation and the resolutions, may be inspected and copied without charge at our offices, c/o Covenant Managers N.V., Werfstraat 6, Willemstad, Curacao, Netherlands Antilles, and at the offices of our proxy solicitation agent, Morrow & Co., Inc., located at 445 Park Avenue, New York, NY 10022.

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM US, PLEASE DO SO AT LEAST FIVE BUSINESS DAYS BEFORE THE DATE OF THE SPECIAL GENERAL MEETING IN ORDER TO RECEIVE TIMELY DELIVERY OF SUCH DOCUMENTS PRIOR TO THE SPECIAL GENERAL
MEETING.

     You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special general meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

     This proxy statement is dated January 24, 2002. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in such jurisdiction.

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS PROXY STATEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR ANY OTHER PERSON. WE HAVE SUPPLIED ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT RELATING TO US, AND KANEB HAS SUPPLIED ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT RELATING TO KANEB AND ITS AFFILIATES.


                                          By order of the Board of Directors



                                          /s/ Jack R. Pine
                                          -------------------------
                                          Jack R. Pine
                                          Secretary


January 24, 2002

                                                                      APPENDIX A

================================================================================

                                                                 EXECUTION COPY















                            STOCK PURCHASE AGREEMENT




                                 BY AND BETWEEN



                  KANEB PIPE LINE OPERATING PARTNERSHIP, L.P.



                                      AND



                          STATIA TERMINALS GROUP N.V.



                         DATED AS OF NOVEMBER 12, 2001








================================================================================

                 (THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY)

                               TABLE OF CONTENTS



                                                                                     PAGE
                                                                                    -----
  ARTICLE I          DEFINITIONS; ETC. ............................................  A-1
   Section 1.1       Definitions ..................................................  A-1
   Section 1.2       Cross References .............................................  A-4
   Section 1.3       Knowledge ....................................................  A-4

  ARTICLE II         SALES OF SHARES ..............................................  A-4

   Section 2.1       Sale of Shares ...............................................  A-4
   Section 2.2       Delivery of Estimated Net Cash Amount ........................  A-5
   Section 2.3       Closing Payment ..............................................  A-5
   Section 2.4       Determination of Purchase Price ..............................  A-5
   Section 2.5       Closing ......................................................  A-6

 ARTICLE III         REPRESENTATIONS AND WARRANTIES OF THE COMPANY  ...............  A-6

   Section 3.1       Due Organization, Good Standing and Corporate Power ..........  A-6
   Section 3.2       Authorization and Validity of this Agreement  ................  A-6
   Section 3.3       Capitalization  ..............................................  A-7
   Section 3.4       Consents and Approvals; No Violations  .......................  A-7
   Section 3.5       Company Reports and Financial Statements .....................  A-8
   Section 3.6       Absence of Certain Changes  ..................................  A-8
   Section 3.7       Title to Properties; Encumbrances  ...........................  A-8
   Section 3.8       Compliance with Laws .........................................  A-9
   Section 3.9       Litigation ...................................................  A-9
   Section 3.10      Employee Benefit Plans .......................................  A-9
   Section 3.11      Employment Relations and Agreements .......................... A-10
   Section 3.12      Taxes ........................................................ A-11
            (a)      Tax Returns .................................................. A-11
            (b)      Payment of Taxes ............................................. A-11
            (c)      Tax Liens .................................................... A-11
            (d)      Tax Audits ................................................... A-11
            (e)      Statute of Limitations ....................................... A-11
            (f)      Tax Agreements ............................................... A-11
            (g)      Powers of Attorney ........................................... A-11
            (h)      Tax Deficiencies ............................................. A-11
            (i)      Consolidated, Combined or Unitary Tax Returns ................ A-11
            (j)      No Joint or Several Liability ................................ A-12
   Section 3.13      Liabilities .................................................. A-12
   Section 3.14      Intellectual Property ........................................ A-12
   Section 3.15      Proxy Materials .............................................. A-12
   Section 3.16      Broker's or Finder's Fee ..................................... A-12
   Section 3.17      Certain Contracts and Arrangements ........................... A-12
   Section 3.18      Environmental Laws and Regulations ........................... A-13
   Section 3.19      Voting Requirements .......................................... A-14
   Section 3.20      Insurance .................................................... A-14
   Section 3.21      Inventory .................................................... A-14
   Section 3.22      Information Furnished ........................................ A-14

 ARTICLE IV          REPRESENTATIONS AND WARRANTIES OF THE PURCHASER .............. A-14

   Section 4.1       Due Organization, Good Standing and Corporate Power .......... A-14
   Section 4.2       Authorization and Validity of Agreement ...................... A-14

                                                                                             PAGE
                                                                                            -----
   Section 4.3       Consents and Approvals; No Violations ................................  A-15
   Section 4.4       Proxy Materials ......................................................  A-15
   Section 4.5       Broker's or Finder's Fee .............................................  A-15
   Section 4.6       Funds ................................................................  A-15
   Section 4.7       Litigation ...........................................................  A-15
   Section 4.8       No Knowledge of Adverse Change .......................................  A-16

  ARTICLE V          TRANSACTIONS PRIOR TO CLOSING DATE ...................................  A-16

   Section 5.1       Access to Information Concerning Properties and Records ..............  A-16
   Section 5.2       Confidentiality ......................................................  A-16
   Section 5.3       Conduct of Business Pending the Closing Date .........................  A-17
   Section 5.4       Commercially Reasonable Efforts ......................................  A-19
   Section 5.5       No Solicitation of Other Offers ......................................  A-19
   Section 5.6       Notification of Certain Matters ......................................  A-20
   Section 5.7       Antitrust ............................................................  A-21
   Section 5.8       Employee Benefits ....................................................  A-21
   Section 5.9       Directors' and Officers' Insurance and Indemnification ...............  A-22
   Section 5.10      Public Announcements .................................................  A-24
   Section 5.11      Shareholder Approval .................................................  A-24
   Section 5.12      Section 338 Election .................................................  A-24
   Section 5.13      Repayment of Indebtedness ............................................  A-24
   Section 5.14      Transfer Taxes .......................................................  A-24
   Section 5.15      Termination of Existing Tax Sharing Agreements .......................  A-24
   Section 5.16      Refunds of Taxes for Pre-Closing Periods .............................  A-25
   Section 5.17      Resignation of Directors. ............................................  A-25

 ARTICLE VI          CONDITIONS TO CLOSING; TERMINATION AND ABANDONMENT ...................  A-25

   Section 6.1       Conditions to Purchaser's Obligations ................................  A-25
           (a)       Statutes, Orders; No Injunction ......................................  A-25
           (b)       Truth of Representations and Warranties ..............................  A-25
           (c)       Performance of Covenants .............................................  A-26
           (d)       No Company Material Adverse Effect ...................................  A-26
           (e)       Board Recommendation .................................................  A-26
           (f)       Shareholder Approval .................................................  A-26
           (g)       HSR Act Waiting Periods ..............................................  A-26
   Section 6.2       Conditions to the Company's Obligations ..............................  A-26
           (a)       Statutes, Orders; No Injunction ......................................  A-26
           (b)       Truth of Representations and Warranties ..............................  A-26
           (c)       Performance of Covenants .............................................  A-27
           (d)       Shareholder Approval .................................................  A-27
           (e)       HSR Act Waiting Periods ..............................................  A-27
   Section 6.3       Termination ..........................................................  A-27
   Section 6.4       Effect of Termination ................................................  A-28

 ARTICLE VII         NON-SURVIVAL .........................................................  A-28

   Section 7.1       Non-Survival of Representations, Warranties, Agreements and Covenants   A-28

ARTICLE VIII         MISCELLANEOUS ........................................................  A-28

   Section 8.1       Fees and Expenses ....................................................  A-28

                                                                                           PAGE
                                                                                          ------
    Section 8.2   Investigation and Agreement; Projections; No Other Representations and
                  Warranties ...........................................................   A-28
    Section 8.3   Extension; Waiver ....................................................   A-29
    Section 8.4   Notices ..............................................................   A-29
    Section 8.5   Entire Agreement .....................................................   A-30
    Section 8.6   Binding Effect; Benefit; Assignment ..................................   A-30
    Section 8.7   Amendment and Modification ...........................................   A-31
    Section 8.8   Further Actions ......................................................   A-31
    Section 8.9   Headings .............................................................   A-31
   Section 8.10   Counterparts .........................................................   A-31
   Section 8.11   APPLICABLE LAW .......................................................   A-31
   Section 8.12   Severability .........................................................   A-31
   Section 8.13   Interpretation .......................................................   A-31
   Section 8.14   Specific Enforcement .................................................   A-32
   Section 8.15   Waiver of Jury Trial .................................................   A-32

ANNEX A--Form of Contingent Tax Payment Note .........................................     A-33

ANNEX B--Form of Shareholder Proposals ...............................................     A-35

SCHEDULE I ...........................................................................     A-36

                           STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT, dated as of November 12, 2001, as amended on January 23, 2002 (this "Agreement"), by and between Kaneb Pipe Line Operating Partnership, L.P., a limited partnership organized under the laws of the State of Delaware ("Purchaser"), and Statia Terminals Group N.V., a public company with limited liability organized under the laws of the Netherlands Antilles ("Company").


                             W I T N E S S E T H:

     WHEREAS, the Company owns (i) 6,100 common shares (the "Statia International Common Shares"), par value $1.00, of Statia Terminals International N.V. ("Statia International"), a Netherlands Antilles limited liability company, (ii) 1,220 shares of common stock (the "Statia Technology Common Shares"), par value $0.01, of Statia Technology, Inc. ("Statia Technology"), a Delaware corporation, and (iii) 471,720 common shares (the "Statia Marine Common Shares" and, collectively with the Statia International Common Shares and the Statia Technology Common Shares, the "Shares"), par value $0.01, of Statia Marine, Inc. ("Statia Marine" and, collectively with Statia International and Statia Technology, the "Operating Subsidiaries"), a Cayman Islands company;

     WHEREAS, the Company desires to sell, and Purchaser desires to purchase, the Shares pursuant to this Agreement;

     WHEREAS, it is the intention of the parties hereto that, upon consummation of the purchase and sale of the Shares pursuant to the terms and subject to the conditions set forth in this Agreement, Purchaser shall own all of the outstanding shares of capital stock of each of the Operating Subsidiaries;

     WHEREAS, Purchaser is unwilling to enter into this Agreement unless Statia Terminals Holdings N.V. ("Holdings"), concurrently with the execution and delivery of this Agreement, enters into a voting and option agreement (the "Voting Agreement"), dated the date hereof, by and between Purchaser and Holdings providing for, among other things, the agreement of Holdings to vote its Company Shares in favor of this Agreement and the transactions and other matters contemplated by, and described more fully in, this Agreement and to grant to Purchaser an option to purchase all such Company Shares.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:


                                   ARTICLE I

                               DEFINITIONS; ETC.

     Section 1.1 Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

     "Affiliate" of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person.

     "Antitrust Authorities" shall mean the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

     "Antitrust Laws" shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

     "Business Day" shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York or Curacao, Netherlands Antilles.

     "Code" shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

     "Commission" shall mean the U.S. Securities and Exchange Commission.

     "Company Business Party" shall mean any supplier or customer of the Company or any of its Subsidiaries that is disclosed as a supplier or customer of the Company or any of its Subsidiaries on Schedule 4.8 of the Company Disclosure Letter.

     "Company Common Shares" shall mean the class A common shares, par value $0.01, of the Company.

     "Company Disclosure Letter" shall mean the disclosure letter delivered to Purchaser upon or prior to entering into this Agreement.

     "Company Incentive Rights" shall mean the class C shares, par value $0.01, of the Company.

     "Company Material Adverse Effect" shall mean any event, change, occurrence, effect, fact or circumstance having a material adverse effect on
(i) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis or (ii) the business, properties, assets, liabilities, value, results of operations or financial condition of the Operating Subsidiaries and their respective Subsidiaries, taken as a whole; other than any such effect resulting from or arising out of (u) the performance by the Company of any of its obligations pursuant to this Agreement, (v) any general change in global economic conditions or the economic conditions of the United States of America, Canada or the Netherlands Antilles, (w) any changes in the condition of any industry in which any Operating Subsidiary or any of their respective Subsidiaries operates that does not affect such Subsidiary of the Company disproportionately, (x) any change, in and of itself, in the market price or trading volume of the Company Common Shares, (y) any failure, in and of itself, by the Company or any Operating Subsidiary or any of their respective Subsidiaries to meet the revenue or earnings predictions of equity analysts for any period ending (or for which earnings are released) on or after the date of this Agreement and prior to the Closing, or (z) the announcement by Purchaser of any plan or intention to make any change in the conduct of any of the businesses of any Operating Subsidiary or any of their respective Subsidiaries as such businesses are being conducted on the date of this Agreement.

     "Company Shares" shall mean collectively, the Company Common Shares, the Company Subordinated Shares and the Company Incentive Rights.

     "Company Subordinated Shares" shall mean the class B subordinated shares, par value $0.01, of the Company.

     "Completed Commission Filings" shall mean the Commission Filings filed prior to the date hereof.

     "Contingent Tax Payment Note" shall mean an instrument substantially in the form attached hereto as Annex A.

     "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

     "Environmental Law" shall mean any Law, Order or other requirement of law, including any principle of common law, relating to the protection of human health or the environment, or the manufacture, use, transport, treatment, storage, disposal, release or threatened release of petroleum products, asbestos, urea formaldehyde insulation, polychlorinated biphenyls or any substance listed, classified or regulated as hazardous or toxic, or any similar term, under such Law, Order or other requirement of Law.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "GAAP" shall mean generally accepted accounting principles of the United States of America consistently applied, as in effect from time to time.

     "Governmental Entity" shall mean any domestic or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency, authority or body.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "Intellectual Property" shall mean all registered domestic and foreign trademark, service mark and trade name registrations and applications therefor, patents, patent applications, copyright registrations and applications, domain names and trade secrets.

     "Law" shall mean any statute, law, code, ordinance, rule or regulation of any Governmental Entity.

     "Lien" shall mean any lien, security interest, charge or encumbrance of any kind or nature.

     "Net Cash Amount" shall mean the difference of (a) the aggregate of (i) the combined cash of the Operating Subsidiaries and their respective Subsidiaries as of the close of business on the day before the Closing Date,
(ii) one million five hundred sixteen thousand four hundred three dollars ($1,516,403), representing the amount of the accruals from November 15, 2001 through December 31, 2001 for interest payable by any Operating Subsidiary or any of their respective Subsidiaries pursuant to the 11 3/4% First Mortgage Notes of Statia International and Statia Terminals Canada, Incorporated, (iii) the amount of the accruals from the date hereof through December 31, 2001 for interest payable by any Operating Subsidiary or any of their respective Subsidiaries pursuant to the Transamerica Loan, and (iv) the amount of any payments of principal under the Transamerica Loan from the date hereof through the Closing Date, minus (b) the aggregate of (i) the amount of the unpaid accruals through and including the Closing Date for interest payable by any Operating Subsidiary or any of their respective Subsidiaries pursuant to any indebtedness for borrowed money outstanding from time to time, (ii) the Tax Reserve Amount and (iii) indebtedness of any Subsidiary of the Company for borrowed money (other than indebtedness for borrowed money described in clause
(a)(ii) or (a)(iii) above and indebtedness for borrowed money owing to any other Subsidiary of the Company).

     "Order" shall mean any judgment, order, injunction, decree or writ of any Governmental Entity.

     "Person" shall mean and include an individual, a partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, any other legal entity, a group and a governmentor other department or agency thereof.

     "Purchaser Material Adverse Effect" shall mean any event, change, occurrence, effect, fact or circumstance having a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Subsidiary", with respect to any Person, shall mean (i) any partnership of which such Person or any of its Subsidiaries is a general partner, (ii) any other Person in which such Person or any of its Subsidiaries owns or has the power to vote more than fifty percent (50%) of the equity interests in such other Person having general voting power to participate in the election of the governing body of such other Person or (iii) any other Person directly or indirectly (through another Person or otherwise) controlled by such Person.

     "Subsidiary Property" shall mean any real property and improvements owned (directly, indirectly, or beneficially), leased, used, operated or occupied by any Operating Subsidiary or any of their respective Subsidiaries.

     "Tax Reserve Amount" shall mean the amount shown as a liability on the Interim Balance Sheet, plus any amounts accrued by the Company pursuant to GAAP for the period from the date of the

Interim Balance Sheet through the Closing Date for amounts that may be payable to the Island Territory of Sint Eustatius and the Land Territory of the Netherlands Antilles pursuant to an agreement regarding Taxes to be entered into by the Operating Subsidiaries and their respective Subsidiaries and the Island Territory of Sint Eustatius and the Land Territory of the Netherlands Antilles.

     "Transamerica Loan" shall mean the Loan Agreement dated, as of December 20, 2000, by and between Statia Marine and Transamerica Equipment Financial Services Corporation

     Section 1.2 Cross References. The following terms shall have the meaning assigned to such term in the respective section.


Acquisition Proposal .................... 5.5 (b)              Material Contracts ................... 3.17
Agreement ............................... Preamble             Notice of Objection .................. 2.3(b)(i)
Arbitrator .............................. 2.3(b)(ii)           Operating Subsidiaries ............... Recitals
Cash Deficiency Amount .................. 2.4(a)               Permits .............................. 3.8(b)
Cash Excess Amount ...................... 2.4(a)               Proposals ............................ 3.15
Closing Date Net Cash Amount ............ 2.2                  Proxy Materials ...................... 3.15
Closing Date ............................ 2.5                  Purchaser ............................ Preamble
Closing Payment ......................... 2.3                  Returns .............................. 3.12(a)
Closing ................................. 2.5                  Severance Protection Plans ........... 5.8(b)
"commercially reasonable efforts" ....... 5.7(b)               Shareholder Meeting .................. 3.15
Commission Filings ...................... 3.5                  Shares ............................... Recitals
Company Articles ........................ 3.1                  Statia International Common Shares .   Recitals
Company ................................. Preamble             Statia International ................. Recitals
Company Indemnified Parties ............. 5.9(b)               Statia Marine Common Shares .......... Recitals
Confidentiality Agreement ............... 5.2(a)               Statia Marine ........................ Recitals
Contracts ............................... 3.17                 Statia Technology Common Shares ...... Recitals
Employee Benefit Plans .................. 3.10                 Statia Technology .................... Recitals
ERISA ................................... 3.10                 Subsidiary Indemnified Parties ....... 5.9 (b)
Estimated Net Cash Amount ............... 2.2                  Superior Proposal .................... 5.5 (b)
Holdings ................................ Recitals             Taxes ................................ 3.12(a)
Interim Balance Sheet ................... 3.7                  Transfer Taxes ....................... 5.14
                                                               Voting Agreement ..................... Recitals

     Section 1.3 Knowledge. Where any representation or warranty or other provision contained in this Agreement is expressly qualified by reference to the knowledge of the Company, such knowledge means to the actual knowledge of the following individuals, after reasonable investigation under the circumstances of the transaction contemplated by this Agreement (including the decision to keep the transactions contemplated hereby confidential until the announcement of the execution of this Agreement) but without giving effect to constructive knowledge: James G. Cameron, James F. Brenner, Jack R. Pine, Paul
R. Crissman (solely with respect to matters involving the Point Tupper facility), Clarence W. Brown (solely with respect to matters involving the St. Eustatius facility) or Robert C. Gaffney (solely with respect to Section 3.18).


                                  ARTICLE II

                                SALE OF SHARES

     Section 2.1 Sale of Shares. On the terms and subject to the conditions set forth in this Agreement, the Company agrees to sell, assign, transfer and deliver to Purchaser on the Closing Date, and Purchaser agrees to purchase from the Company on the Closing Date, all right, title and interest in and to the Shares. The Company agrees to deliver to Purchaser at the Closing all right, title and interest in and to the Shares, free and clear of all Liens, with the certificate or certificates, if any, evidencing the Shares being duly endorsed or acknowledged for transfer by the Company (and otherwise acknowledged on behalf of the respective Operating Subsidiary, if required by Law), and any deeds of transfer relating to the Shares and, in each case, accompanied by all powers of attorney and/or other instruments necessary to convey valid and unencumbered title thereto to Purchaser.

     Section 2.2 Delivery of Estimated Net Cash Amount. Not later than three
(3) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a good faith estimate (the "Estimated Net Cash Amount") of the Net Cash Amount ("Closing Date Net Cash Amount"), prepared on the same basis as the line item cash and cash equivalents within financial statements prepared in accordance with GAAP, which shall describe in reasonable detail the calculation thereof.

     Section 2.3 Closing Payment. In consideration for the sale of the Shares by the Company to Purchaser, Purchaser shall deliver to the Company at the Closing (a) an amount (the "Closing Payment") equal to the aggregate of (i) one hundred eighty-four million eight hundred seventy-two thousand two hundred twenty-three dollars ($184,872,223) plus (ii) the Estimated Net Cash Amount, by wire transfer of immediately available funds to the designated account or accounts of the Company (which account or accounts shall be designated by the Company in writing to Purchaser at least two (2) Business Days prior to the Closing Date) and (b) the Contingent Tax Payment Note, duly executed by Purchaser.

     Section 2.4 Determination of Purchase Price. (a) Promptly after the Closing Date, and in any event not later than forty-five (45) calendar days following the Closing Date, Purchaser shall prepare and deliver to the Company a statement, prepared on the same basis as the line item cash and cash equivalents within financial statements prepared in accordance with GAAP, of the Closing Date Net Cash Amount, which shall describe in reasonable detail the calculation thereof and shall specify the amount by which (i) the Closing Date Net Cash Amount exceeds the Estimated Net Cash Amount (the "Cash Excess Amount") or, as the case may be, (ii) the Estimated Net Cash Amount exceeds the Closing Date Net Cash Amount (the "Cash Deficiency Amount"). Upon delivery of such statement by Purchaser to the Company, Purchaser shall provide the Company and its representatives with reasonable access during business hours to the books and records of the Operating Subsidiaries and their respective Subsidiaries in order to allow the Company and its representatives to verify the accuracy of the determination by Purchaser of the Closing Date Net Cash Amount.

     (b) (i) In the event that the Company does not object to the determination by Purchaser of the Closing Date Net Cash Amount by written notice of objection (the "Notice of Objection") delivered to Purchaser within ten (10) Business Days after the Company's receipt of the statement referred to in Section 2.4(a), such Notice of Objection to describe in reasonable detail the Company's objections to the Closing Date Net Cash Amount, the Closing Date Net Cash Amount shall be deemed final and binding.


     (ii) If the Company delivers a Notice of Objection to Purchaser, then any dispute shall be resolved as follows:

         (x) the Company and Purchaser shall promptly endeavor to agree upon the determination of the Closing Date Net Cash Amount. In the event that a written agreement determining the amount of the Closing Date Net Cash Amount has not been reached within five (5) Business Days after the date of receipt by Purchaser from the Company of the Notice of Objection, Purchaser's determination of the Closing Date Net Cash Amount, together with a description of any unresolved dispute, shall be submitted to the Miami, Florida office of BDO Seidman, LLP (the "Arbitrator");

         (y) the Company and Purchaser shall use commercially reasonable efforts to cause the Arbitrator to render a decision in accordance with this Section 2.4(b), along with a statement of reasons therefor, within thirty (30) calendar days after the submission of any dispute concerning the determination of the Closing Date Net Cash Amount to the Arbitrator. The decision of the Arbitrator shall be final and binding upon each party hereto and deemed to be an arbitral award which may be entered in any court having competent jurisdiction; and

         (z) in the event the Company and Purchaser submit any unresolved disputes to the Arbitrator for resolution pursuant to this Section 2.4(b)(ii), the Company and Purchaser shall each pay fifty percent (50%) of the fees and expenses of the Arbitrator.

     (c) If the Estimated Net Cash Amount exceeds the Closing Date Net Cash Amount, then the Company shall be obligated to pay to Purchaser the Cash Deficiency Amount within three (3) Business Days after the determination of the Closing Date Net Cash Amount by wire transfer of immediately available funds to an account designated in writing by Purchaser. If the Closing Date Net Cash Amount exceeds the Estimated Net Cash Amount, then Purchaser shall be obligated to pay to the Company the Cash Excess Amount within three (3) Business Days after the determination of the Closing Date Net Cash Amount by wire transfer of immediately available funds to an account designated in writing by the Company.

     Section 2.5 Closing. The sale referred to in Section 2.1 (the "Closing") shall take place at 10:00 A.M. New York time at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York as soon as practicable after the last of the conditions set forth in Article VI is satisfied or waived, but in no event later than the fifth (5th) Business Day thereafter or at such other time and date as the parties hereto shall agree. Such date is herein referred to as the "Closing Date".


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Purchaser as follows:

     Section 3.1 Due Organization, Good Standing and Corporate Power. The Company is a limited liability company in the form of a "naamloze venootschap" duly organized, validly existing and in good standing under the laws of the Netherlands Antilles. Each Subsidiary of the Company is duly organized, validly existing and in good standing (where such concept is applicable) under the laws of the jurisdiction of its incorporation or formation. Each of the Company and each Subsidiary of the Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing (where such concept is applicable) in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has, prior to the date of this Agreement, made available to Purchaser complete and correct copies of the articles of incorporation of the Company (as amended from time to time, the "Company Articles") and the formation, organizational and other governing documents of each Subsidiary of the Company, each as in effect as of the date of this Agreement.

     Section 3.2 Authorization and Validity of this Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby and by the Voting Agreement, have been duly authorized and approved by its Board of Directors and, except for the shareholder vote contemplated by Section 5.11, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and by the Voting Agreement. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Purchaser, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

     Section 3.3 Capitalization. The authorized capital stock of Statia International consists of 30,000 Statia International Common Shares, of which 6,100 are issued and outstanding and none are held in the treasury of Statia International. The authorized capital stock of Statia Technology consists of 3,000 Statia Technology Common Shares, of which 1,220 are issued and outstanding and none are held in the treasury of Statia Technology. The authorized capital stock of Statia Marine consists of 5,000,000 Statia Marine Common Shares, of which 471,720 are issued and outstanding and none are held in the treasury of Statia Marine. The Shares constitute all of the issued and outstanding equity interests in the Operating Subsidiaries. All of the Shares are owned, of record and beneficially, by the Company, free and clear of any Liens. All of the issued and outstanding shares of the capital stock and other equity interests of each of the Operating Subsidiaries and each of their respective Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, and are not subject to, nor were they issued in violation of, any preemptive rights. Except as set forth on Schedule 3.3(a) of the Company Disclosure Letter, there are no outstanding or authorized options, warrants, rights, subscriptions, agreements, obligations, convertible or exchangeable securities, or other commitments or claims of any character, contingent or otherwise, relating to shares of capital stock or other equity interests of any Operating Subsidiary or any of their respective Subsidiaries or pursuant to which any Operating Subsidiary or any of their respective Subsidiaries is or may become obligated to issue shares of capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or other equity interests of any Operating Subsidiary or any of their respective Subsidiaries. Except as set forth on Schedule 3.3(b) of the Company Disclosure Letter, none of the Operating Subsidiaries or any of their respective Subsidiaries has authorized or outstanding bonds, debentures, notes or other indebtedness that entitle the holders to vote (or are convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with the shareholders of such Person on any matter. Except as set forth on Schedule 3.3(c) of the Company Disclosure Letter, all of the outstanding capital shares and other equity interests of each of the respective Subsidiaries of each Operating Subsidiary are owned, of record and beneficially, by such Operating Subsidiary or one or more of its Subsidiaries, free and clear of any Liens. Except as set forth on Schedule 3.3(d) of the Company Disclosure Letter or pursuant to applicable Law, there are no restrictions of any kind that prevent or restrict the payment of dividends by any Operating Subsidiary or any of their respective Subsidiaries. Except as set forth on Schedule 3.3(e) of the Company Disclosure Letter, none of the Operating Subsidiaries or any of their respective Subsidiaries owns, directly or indirectly, any shares of the capital stock or other equity, ownership or proprietary interest in any Person (other than any Subsidiary of any Operating Subsidiary).

     Section 3.4 Consents and Approvals; No Violations. Assuming (a) the filings required under the HSR Act are made and the applicable waiting periods thereunder have been terminated or have expired, and (b) the sale of the Shares by the Company pursuant to this Agreement has been approved and/or adopted by the shareholders of the Company, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not: (i) violate or conflict with any provision of the Company Articles or the comparable governing documents of any of its Subsidiaries; (ii) violate or conflict in any material respect with any statute, ordinance, rule, regulation, order or decree of any Governmental Entity applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets may be bound; (iii) except as set forth on Schedule 3.4(a) of the Company Disclosure Letter, require any material filing with, or material Permit, material consent or approval of, or the giving of any material notice to, any Governmental Entity or any other Person; or (iv) except as set forth on Schedule 3.4(b) of the Company Disclosure Letter, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under (or give rise to any right of termination, cancellation, payment or acceleration under), result in the creation of any material Lien upon any of the properties or assets of any Operating Subsidiary or any of their respective Subsidiaries under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit or any right that becomes effective upon the occurrence of a merger, amalgamation, scheme of arrangement, consolidation or change of control under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, franchise, Permit, Contract, arrangement, lease, franchise agreement or other obligation to which the Company or any of its Subsidiaries is a party, or by which any such Person or any of its properties or assets are bound.

     Section 3.5 Company Reports and Financial Statements. Since December 31, 1999, the Company has filed all forms, reports, schedules, statements, registration statements and other documents with the Commission relating to periods commencing on or after such date required to be filed by it pursuant to the federal securities Laws and the Commission rules and regulations thereunder (such forms, reports, schedules, statements, registration statements and other documents being hereinafter referred to as the "Commission Filings") and, as of their respective dates, the Commission Filings complied in all material respects with all applicable requirements of the federal securities Laws and the Commission rules and regulations promulgated thereunder. The Company has, prior to the date of this Agreement, made available to Purchaser true and complete copies of all portions of any Commission Filings not publicly available. As of their respective dates, the Commission Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made. All financial statements contained in the Commission Filings have been prepared in accordance with GAAP throughout the periods indicated and present fairly in all material respects the financial position, results of operations and changes in financial position of the Company as of the indicated dates and for the indicated periods (except, in the case of interim financial statements, for the absence of notes thereto and subject to normal year-end audit adjustments and accruals required to be made in the ordinary course of business which are not materially adverse and are consistent with past practices).

     Section 3.6 Absence of Certain Changes. Except as set forth on Schedule
3.6 of the Company Disclosure Letter or in the Completed Commission Filings, or as contemplated by this Agreement, since December 31, 2000 and prior to the date of this Agreement, (a) there has not occurred any event, change or development that has or would reasonably be expected to have a Company Material Adverse Effect, (b) the business of each Operating Subsidiary and each of their respective Subsidiaries has been conducted only in the ordinary course of business, (c) none of the Operating Subsidiaries or any of their respective Subsidiaries has increased the compensation of any officer or granted any general salary or benefits increase to their respective employees, other than in the ordinary course of business, (d) there has been no declaration, setting aside or payment of any dividend or other distribution with respect to any class of shares or any repurchase, redemption or other acquisition by any Operating Subsidiary of any shares or other securities of such Operating Subsidiary, and (e) there has been no change by any Operating Subsidiary or any of their respective Subsidiaries in their respective accounting principles, practices or methods.

     Section 3.7 Title to Properties; Encumbrances. Except as set forth on
Schedule 3.7 of the Company Disclosure Letter or in the Completed Commission Filings, one of the Operating Subsidiaries or one of their respective Subsidiaries has valid title to, or, in the case of leased properties and assets, valid leasehold interests in, (a) all of the material tangible and intangible properties and assets (real and personal) used in connection with the businesses of the Operating Subsidiaries and their respective Subsidiaries, including, without limitation, all of the properties and assets reflected in the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2001 and previously supplied by the Company to Purchaser (the "Interim Balance Sheet"), except as indicated in the notes thereto and except for properties and assets reflected in the Interim Balance Sheet that have been sold or otherwise disposed of in the ordinary course of business after the date thereof, and (b) all of the tangible and intangible properties and assets purchased by the Operating Subsidiaries or any of their respective Subsidiaries since September 30, 2001, except for such properties and assets that have been sold or otherwise disposed of in the ordinary course of business; in each case subject to no material Liens, except for Liens reflected or reserved against in the Completed Commission Filings or the Interim Balance Sheet. The assets and properties owned or held pursuant to valid leases by any Operating Subsidiary or any of their respective Subsidiaries are all of the assets and properties needed by the Operating Subsidiaries and their respective Subsidiaries to operate the businesses of the Company and its Subsidiaries in all material respects as such businesses have been operated by the Company and its Subsidiaries during the twelve (12)-month period immediately preceding the date of this Agreement. The Company owns no assets other than the Shares and conducts no business other than the business incident to ownership of the Shares.

     Section 3.8 Compliance with Laws. (a) Except as set forth on Schedule 3.8 of the Company Disclosure Letter or in the Completed Commission Filings, the Operating Subsidiaries and their respective Subsidiaries are in material compliance with all material applicable federal, state, local and foreign Laws, orders, judgments and decrees.

     (b) Except as set forth on Schedule 3.8 of the Company Disclosure Letter, the Operating Subsidiaries and their respective Subsidiaries hold all material federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from Governmental Entities (the "Permits") that are necessary for the operation of the business of the Operating Subsidiaries and/or their respective Subsidiaries as now conducted, and there has not occurred any default under any such Permit.

     (c) To the knowledge of the Company, none of the Operating Subsidiaries or any of their respective Subsidiaries has made, or promised or authorized the making of, any payment of any money or anything of value, or the provision of any gift, to any foreign official, political party, candidate for office or any other Person for any purpose prohibited by any applicable Law.

     Section 3.9 Litigation. Except as set forth on Schedule 3.9 of the Company Disclosure Letter or in the Completed Commission Filings, on the date of this Agreement, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before any Governmental Entity pending or, to the knowledge of the Company, threatened, against or affecting any Operating Subsidiary or any of their respective Subsidiaries, or any of their respective properties or rights. There are no suits, actions, claims, proceedings or investigations pending or, to the knowledge of the Company, threatened, seeking to prevent or challenging the transactions contemplated by this Agreement. Except as set forth on Schedule
3.9 of the Company Disclosure Letter, none of the Operating Subsidiaries or any of their respective Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding.

     Section 3.10 Employee Benefit Plans. Each material employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other material employee benefit agreements or arrangements that are not employee benefit plans within the meaning of Section 3(3) of ERISA, including without limitation deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts, retention incentive agreements, noncompetition agreements, consulting agreements, confidentiality agreements and vacation policies, maintained by any Operating Subsidiary or any of their respective Subsidiaries, or to which any Operating Subsidiary or any of their respective Subsidiaries contributes or with respect to which any Operating Subsidiary or any of their respective Subsidiaries may have any material liability (collectively, the "Employee Benefit Plans") is listed on
Schedule 3.10 of the Company Disclosure Letter. Except as disclosed in the Completed Commission Filings or as set forth on Schedule 3.10 of the Company Disclosure Letter: (a) each Employee Benefit Plan is in material compliance with any applicable Law and has been administered and operated in all material respects in accordance with its terms; (b) each Employee Benefit Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service and, to the knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to result in the revocation of any such determination letter or opinion letter; (c) (i) none of the Operating Subsidiaries or any of their respective Subsidiaries or any Person that was at any time after December 1, 1996 treated as a single employer together with any Operating Subsidiary or any of their respective Subsidiaries under section 414 of the Code has ever maintained, had an obligation to contribute to, or contributed to, or incurred any liability with respect to, a pension plan that is or was subject to Title IV of ERISA or Section 412 of the Code and (ii) none of the Operating Subsidiaries or any of their respective Subsidiaries or any Person that was at any time during the six (6)-year period immediately preceding the date of this Agreement treated as a single employer together with any Operating Subsidiary or any of their respective Subsidiaries under Section 414 of the Code has, within such six (6)-year period, had an obligation to contribute to, or contributed to, or incurred any unsatisfied liability with respect to, a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA that is or was subject to Title IV of ERISA; (d) none of the Operating Subsidiaries or any of their respective Subsidiaries, or, to the knowledge of the Company, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Benefit Plan that would reasonably be expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA or a material tax pursuant to Section 4975 of the Code; (e) no claims have been made, commenced or, to the knowledge of the Company, threatened with respect to any Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied routine claims for benefits payable in the ordinary course) that would reasonably be expected to result in a material liability of any Operating Subsidiary or any of their respective Subsidiaries; (f) no Employee Benefit Plan provides medical, surgical, hospitalization or life insurance benefits (whether or not insured by a third party) for employees or former employees of any Operating Subsidiary or any of their respective Subsidiaries for periods extending beyond their terminations of employment, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or a similar state Law; and (g) the consummation of the transactions contemplated by this Agreement, either alone or in conjunction with another event (such as a termination of employment), will not (i) entitle any current or former employee of any Operating Subsidiary or any of their respective Subsidiaries to severance pay or any other payment under any Employee Benefit Plan, (ii) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Benefit Plan, or (iii) increase the amount of compensation due any such employee, or result in any material breach or violation of, or default under, any Employee Benefit Plan.

     Section 3.11 Employment Relations and Agreements. (a) Except as set forth on Schedule 3.11(a) of the Company Disclosure Letter or in the Completed Commission Filings (i) each of the Operating Subsidiaries and each of their respective Subsidiaries is in material compliance with all federal, foreign, state or other applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; (ii) there is no labor strike, slowdown, stoppage or material dispute pending or, to the knowledgeof the Company, threatened against or involving any Operating Subsidiary or any of their respective Subsidiaries; (iii) no representation question exists respecting the employees of any Operating Subsidiary or any of their respective Subsidiaries;
(iv) no collective bargaining agreement is currently being negotiated by any Operating Subsidiary or any of their respective Subsidiaries and none of the Operating Subsidiaries or any of their respective Subsidiaries is or has been a party to a collective bargaining agreement; (v) none of the Operating Subsidiaries or any of their respective Subsidiaries is experiencing or has experienced any material labor difficulty during the last three (3) years; and
(vi) no grievance or arbitration proceeding arising out of or under a collective bargaining agreement is pending and no claim thereunder exists or, to the knowledge of the Company, is threatened with respect to the operations of the Operating Subsidiaries or any of their respective Subsidiaries.

     (b) Except as set forth on Schedule 3.11(b) of the Company Disclosure Letter, there exist no employment, consulting, severance, indemnification or deferred compensation agreements between any Operating Subsidiary or any of their respective Subsidiaries and any director, officer or employee of any Operating Subsidiary or any of their respective Subsidiaries or any agreement that would give any director, officer or employee of any Operating Subsidiary or any of their respective Subsidiaries the right to receive any payment from any Operating Subsidiary or any of their respective Subsidiaries as a result of the transactions contemplated by this Agreement.

   Section 3.12 Taxes. Except as set forth on Schedule 3.12 of the Company Disclosure Letter:

     (a) Tax Returns. Each Operating Subsidiary and each of their respective Subsidiaries have filed or caused to be filed, or shall file or cause to be filed on or prior to the Closing Date, all material returns, statements, forms and reports for Taxes (the "Returns") that are required to be filed by, or with respect to, the Operating Subsidiaries and their respective Subsidiaries on or prior to the Closing Date (taking into account any extension of time to file granted to or on behalf of the Company or any of its Subsidiaries), and the information set forth on the Returns is true and correct in all material respects and contains all material information required to be reported thereon. "Taxes" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including, without limitation, all United States federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

     (b) Payment of Taxes. All material Taxes and material Tax liabilities of the Operating Subsidiaries and their respective Subsidiaries for all taxable years or periods that end on or prior to the Closing Date and, with respect to any taxable year or period beginning prior to and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date, have been paid or shall be paid in full on or prior to the Closing Date or accrued and adequately disclosed and fully provided for on the books and records of the Operating Subsidiaries and their respective Subsidiaries in accordance with GAAP.

     (c) Tax Liens. There are no Liens for Taxes upon any property or assets of any of the Operating Subsidiaries or any of their respective Subsidiaries, except for Liens for Taxes not yet due or payable or Liens for Taxes being contested in good faith.

     (d) Tax Audits. No Federal, state, local or foreign audits, examinations, investigations or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns filed by or on behalf of any of the Operating Subsidiaries or any of their respective Subsidiaries, and no written notification of such proceedings has been received by the Company, any of the Operating Subsidiaries or any of their respective Subsidiaries.

     (e) Statute of Limitations. There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against any of the Operating Subsidiaries or any of their respective Subsidiaries.

     (f) Tax Agreements. None of the Operating Subsidiaries or any of their respective Subsidiaries is a party to any material tax sharing, tax indemnity or other similar agreement or arrangement with any Person.

     (g) Powers of Attorney. No power of attorney has been granted with respect to any matter relating to Taxes of any Operating Subsidiary or any of their respective Subsidiaries that is currently in force.

     (h) Tax Deficiencies. No material deficiency or claim has been formally proposed, asserted or assessed by any Governmental Entity with regard to any Taxes of any Operating Subsidiary or any of their respective Subsidiaries or Tax Returns including or required to be filed by any Operating Subsidiary or any of their respective Subsidiaries for which Purchaser would be liable as a result of the transactions contemplated by this Agreement, which has not been resolved and paid in full.

     (i) Consolidated, Combined or Unitary Tax Returns. None of the Operating Subsidiaries or any of their respective Subsidiaries has been included in a consolidated, combined, unitary or similar Tax Return that included the Company.

     (j) No Joint or Several Liability. None of the Operating Subsidiaries or any of their respective Subsidiaries has any liability, either joint or several, for any Taxes owed by the Company.

     Section 3.13 Liabilities. As of the date of this Agreement, none of the Operating Subsidiaries or any of their respective Subsidiaries has outstanding any claims, liabilities or indebtedness, contingent or otherwise, of any kind whatsoever (whether accrued, absolute, contingent or otherwise, and whether or not required to be reflected in the financial statements of the Operating Subsidiaries and their respective Subsidiaries in accordance with GAAP), except
(a) as set forth on Schedule 3.13 of the Company Disclosure Letter, (b) as set forth in the Completed Commission Filings or on the Interim Balance Sheet, and
(c) other claims, liabilities or indebtedness that are not, individually or in the aggregate, material.

     Section 3.14 Intellectual Property. (a) Except as set forth in the Completed Commission Filings, one of the Operating Subsidiaries or one of their respective Subsidiaries owns or has a valid and enforceable right to use, free and clear of all material Liens, all material Intellectual Property necessary to operate their respective businesses in all material respects as such businesses have been operated during the twelve (12)-month period immediately preceding the date of this Agreement.

     (b) Except as set forth in the Completed Commission Filings, neither the conduct of the businesses of the Operating Subsidiaries and their respective Subsidiaries nor the use of the Intellectual Property materially infringes, violates, misappropriates or misuses any Intellectual Property rights or any other proprietary right of any Person.

     Section 3.15 Proxy Materials. The proxy statement (the "Proxy Materials") prepared by the Company soliciting the proxies of the shareholders of the Company in favor of the proposals (the "Proposals") substantially in the form set forth on Annex B to be voted on at an extraordinary meeting of the shareholders of the Company (the "Shareholder Meeting"), together with all materials included therewith and any amendments or supplements thereto will not, at the time they are filed with the Commission or are first published, sent or, as the case may be, given, to shareholders of the Company or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied or to be supplied by Purchaser or any of its representatives in writing for inclusion in the foregoing documents. The Proxy Materials will comply in all material respects with the requirements of the Exchange Act.

     Section 3.16 Broker's or Finder's Fee. Other than Merrill Lynch & Co. and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (the fees and expenses of each of whom shall be paid by the Company in accordance with the agreements of the Company with such firms, true and correct copies of which have been previously delivered to Purchaser by the Company), no agent, broker, investment bank, Person or firm acting on behalf of the Company is, or shall be, entitled to any commission or broker's or finder's fees in connection with this Agreement or any of the transactions contemplated hereby from any of the parties hereto, or from any Affiliate of the parties hereto.

     Section 3.17 Certain Contracts and Arrangements. As of the date hereof, except as set forth on Schedule 3.17 of the Company Disclosure Letter, none of the Operating Subsidiaries or any of their respective Subsidiaries is a party to or bound by any contracts, agreements, instruments, licenses, commitments or understandings ("Contracts") of the following nature (collectively, the "Material Contracts"):

     (a) storage and throughput Contracts;

     (b) Contracts in respect of the sale or provision of products or services by the Company or any of its Subsidiaries involving, in each case, either
   (i) annualized consideration in excess of five hundred thousand dollars ($500,000) that are not cancelable without penalty upon ninety (90) days' notice or (ii) aggregate consideration in excess of two million dollars ($2,000,000);

     (c) collective bargaining agreements, union agreements, employment agreements, "change of control agreements" with employees, severance agreements or consulting agreements;

     (d) loan or credit agreements, indentures, guarantees (other than endorsements made for collection), mortgages, pledges, conditional sales or other title retention agreements, or equipment financing obligations, lease or lease-purchase agreements involving, in each case, borrowings, or capacity to borrow, in excess of one hundred thousand dollars ($100,000);

     (e) leases or similar instruments regarding real property (other than storage and throughput Contracts);

     (f) (i) Contracts relating to competitive activities that restrict any Operating Subsidiary or any of their respective Subsidiaries from competing in any line of business or with any Person in any geographical area, or that restrict any other Person from competing with any Operating Subsidiary or any of their respective Subsidiaries in any line of business or in any geographical area and (ii) Contracts that are material to the Operating Subsidiaries and their respective Subsidiaries, taken as a whole, and that restrict any Operating Subsidiary or any of their respective Subsidiaries from disclosing any information concerning or obtained from any other Person, or that restrict any other Person from disclosing any information concerning or obtained from any Operating Subsidiary or any of their respective Subsidiaries (other than Contracts entered into in the ordinary course of business);

     (g) Contracts with any Affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

     (h) except for Contracts for the purchase of inventory to be used for product sales, other Contracts of a type not described in clauses (a) through
(g) above that involve, in each case, receipts or expenditures of or by the Operating Subsidiaries and their respective Subsidiaries in excess of five hundred thousand dollars ($500,000); or

     (i) offers or tenders outstanding and capable of being converted into an obligation of the Company described in clauses (a) through (h) above.

     Except as set forth on Schedule 3.17 of the Company Disclosure Letter, none of the Operating Subsidiaries or any of their respective Subsidiaries is in material breach or default under any Material Contract nor, to the knowledgeof the Company, is any other party to any Material Contract in material breach or default thereunder. There is no condition that, with the passage of time or the giving of notice or both, would constitute a material breach or default by any Operating Subsidiary or any of their respective Subsidiaries under any Material Contract. Copies of all Material Contracts (or in the case of oral Material Contracts, descriptions of the terms thereof) have been delivered to Purchaser and such copies are true, complete and accurate and such descriptions are true, complete and accurate in all material respects and in each case include all amendments, supplements or modifications thereto, as at the date hereof. None of the Operating Subsidiaries or any of their respective Subsidiaries has received any written notice of cancellation of any Material Contract, and to the knowledge of the Company, no Person has threatened to cancel any Material Contract.

     Section 3.18 Environmental Laws and Regulations. Except as set forth on
Schedule 3.18 of the Company Disclosure Letter or in the Completed Commission Filings (a) each of the Operating Subsidiaries and each of their respective Subsidiaries is in material compliance with all applicable Environmental Laws, and have obtained, and are in material compliance with, all Permits required of them under applicable Environmental Laws; (b) there are no proceedings, investigations, actions or material claims by any Governmental Entity pending or, to the knowledge of the Company, threatened, against any Operating Subsidiary or any of their respective Subsidiaries under any Environmental Law;
(c) there is no material obligation, undertaking or liability arising out of or relating to Environmental Laws that any Operating Subsidiary or any of their respective Subsidiaries has agreed to or assumed, by Contract or otherwise, or has expressly retained by Contract; (d) to the knowledge of the Company, there are no existing or proposed requirements under Environmental Laws that would require any Operating Subsidiary or any of their respective Subsidiaries to incur any material expenses subsequent to the Closing to remain in compliance with Environmental Laws or to otherwise make capital improvements; and (e) there are no facts, circumstances or conditions relating to the past or present business or operations of any Operating Subsidiary or any of their respective Subsidiaries (including the disposal of any wastes, hazardous substances or other materials), or to any past or present Subsidiary Property, that would reasonably be expected to give rise to any proceeding or action or any material claim or liability under any Environmental Law.

     Section 3.19 Voting Requirements. At a meeting duly called and held at which at least one-half of the aggregate of the Company Common Shares and Company Subordinated Shares is present or represented by proxy and entitled to vote, the affirmative vote of holders of more than sixty-six and two-thirds percent (66 2/3%) of the Company Common Shares and Company Subordinated Shares, voting together as a single class, is the only vote required to approve and/or adopt the Proposals to approve this Agreement and dissolve the Company (each as more fully set forth on Annex B).

     Section 3.20 Insurance. Set forth on Schedule 3.20 of the Company Disclosure Letter is a list of all policies of fire, liability and other forms of insurance and all fidelity bonds held by or applicable to any Operating Subsidiary or any of their respective Subsidiaries at any time during the last three (3) years. Except as set forth on Schedule 3.20 of the Company Disclosure Letter, the insurance currently held by or applicable to each Operating Subsidiary and each of their respective Subsidiaries is in such amount and of such type and scope as is customary in the industry in which it is engaged and each of them has had in full force and effect at all appropriate times insurance of appropriate type, amount and scope. Except as set forth on
Schedule 3.20 of the Company Disclosure Letter, there has been no change in the type of insurance coverage held by or applicable to any Operating Subsidiary or any of their respective Subsidiaries during the past three (3) years that has resulted in any period during which any of them failed to have appropriate insurance coverage. Excluding insurance policies that have expired and been replaced, no insurance policy of any Operating Subsidiary or any of their respective Subsidiaries has been canceled within the last three (3) years and no threat has been made to cancel any such insurance policy within such period.

     Section 3.21 Inventory. Except as set forth on Schedule 3.21 of the Company Disclosure Letter, the inventories owned by the Operating Subsidiaries or their respective Subsidiaries consist of a quality usable by the Operating Subsidiaries or their respective Subsidiaries in the ordinary course of business. There are no material shortages in the quantity of product of customers being held by any Operating Subsidiary or any of their respective Subsidiaries. There are no contaminations of product of customers being held by any Operating Subsidiary or any of their respective Subsidiaries for which any Operating Subsidiary or any of their respective Subsidiaries has any material liability.

     Section 3.22 Information Furnished. Except as set forth on Schedule 3.22 of the Company Disclosure Letter, the Company has made available to Purchaser or its attorneys, accountants or other representatives true and correct copies of all agreements and documents listed on the Company Disclosure Letter and all minute books and stock records of each of the Operating Subsidiaries and each of their respective Subsidiaries, and none of (a) this Agreement, (b) the Company Disclosure Letter or (c) the minute books and stock records of the Operating Subsidiaries and their respective Subsidiaries as of the date hereof and as of the Closing Date, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the statements herein or therein, as the case may be, not misleading.


                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to the Company as follows:

     Section 4.1 Due Organization, Good Standing and Corporate Power. Purchaser is a limited partnership duly organized and validly existing under the laws of the State of Delaware.

     Section 4.2 Authorization and Validity of Agreement. Purchaser has the requisite partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by its general partner. No other partnership action on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming that this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally, and general equitable principles.

     Section 4.3 Consents and Approvals; No Violations. Assuming (a) the filings required under the HSR Act are made and the applicable waiting periods thereunder have been terminated or have expired, and (b) the purchase of the Shares by Purchaser pursuant to this Agreement has been approved by the shareholders of the Company, the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby do not: (i) violate or conflict with any provision of the limited partnership agreement of Purchaser; (ii) violate or conflict in any material respect with any statute, ordinance, rule, regulation, order or decree of any Governmental Entity applicable to Purchaser or by which any of its properties or assets may be bound; (iii) require any filing with, or Permit, material consent or approval of, or the giving of any material notice to, any Governmental Entity; or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under (or give rise to any right of termination, cancellation, payment or acceleration under), or result in the creation of any Lien upon any of the properties or assets of Purchaser under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit or any right that becomes effective upon the occurrence of a merger, amalgamation, scheme of arrangement, consolidation or change of control under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, franchise, Permit, Contract, arrangement, lease, franchise agreement or other obligation to which Purchaser or any of its Subsidiaries is a party, or by which any such Person or any of its properties or assets may be bound.

     Section 4.4 Proxy Materials. None of the information provided by Purchaser in writing for inclusion in the Proxy Materials, any materials included therewith or any amendments or supplements thereto, will, at the time such Proxy Materials, materials, amendments or supplements are filed with the Commission or are first published, sent or, as the case may be, given to the shareholders of the Company or at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 4.5 Broker's or Finder's Fee. No agent, broker, investment bank, Person or firm acting on behalf of Purchaser is, or shall be, entitled to any commission or broker's or finder's fees in connection with this Agreement or any of the transactions contemplated hereby from any of the parties hereto, or from any Affiliate of the parties hereto.

     Section 4.6 Funds. Purchaser has sufficient funds available to pay (a) the Closing Payment, (b) the Cash Excess Amount, if any, and (c) all obligations set forth on Schedule 4.6 of the Company Disclosure Letter, which will, as a result of the consummation of the transactions contemplated hereby, become due in respect of any indebtedness of the Operating Subsidiaries or any of their respective Subsidiaries for money borrowed.

     Section 4.7 Litigation. On the date of this Agreement, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before any Governmental Entity pending or, to the knowledge of Purchaser, threatened, against or affecting Purchaser or any of its respective Subsidiaries, or any of their respective properties or rights that has, or would reasonably be expected to have, a Purchaser Material Adverse Effect. There are no suits, actions, claims, proceedings or investigations pending or, to the knowledge of Purchaser, threatened, seeking to prevent or challenging the transactions contemplated by this Agreement. Neither Purchaser nor any of its Affiliates is subject to any judgment, order or decree entered in any lawsuit or proceeding that has or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

     Section 4.8 No Knowledge of Adverse Change. To the actual knowledge of Edward D. Doherty, Fred Johnson, Ron Rushton, Alan Barclay or Jim Tidmore, after reasonable investigation but without giving effect to constructive knowledge, there exists no fact, event or condition that resulted from or was caused by any dealing Purchaser or any of its Affiliates has had with any Company Business Party that, as a result of the announcement of this Agreement or the consummation of the transactions contemplated by this Agreement, will have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.


                                   ARTICLE V

                      TRANSACTIONS PRIOR TO CLOSING DATE

     Section 5.1 Access to Information Concerning Properties and
Records. During the period commencing on the date hereof and ending on the earlier of (a) the Closing Date and (b) the date on which this Agreement is terminated pursuant to Section 6.3, the Company shall cause each of its Subsidiaries to, upon reasonable notice, afford Purchaser and its employees, counsel, accountants, consultants and other authorized representatives, access during normal business hours to the officers, directors, employees, accountants, properties, books and records of such Subsidiaries. The Company shall furnish promptly to Purchaser all information concerning its Subsidiaries' business, properties and personnel as Purchaser may reasonably request.

     Section 5.2 Confidentiality. (a) Information obtained by Purchaser and its counsel, accountants, consultants and other authorized representatives pursuant to Section 5.1 shall be subject to the provisions of the Confidentiality Agreement by and between the Company and Kaneb Pipe Line Company LLC, dated July 27, 2001 (the "Confidentiality Agreement"). The Confidentiality Agreement shall terminate as of the Closing.

     (b) The Company recognizes and acknowledges that it has had and will have access to certain confidential information concerning Purchaser and its business that is the valuable, special and unique property of Purchaser. The Company agrees that, during the term of this Agreement and for a period of three (3) years following the Closing Date or any termination of this Agreement, it will not disclose, and it will use its commercially reasonable efforts to prevent disclosure by any Affiliate or authorized representative of the Company of, any such confidential information to any Person, except to authorized representatives of Purchaser in connection with the fulfillment of the Company's obligations under this Agreement or as required by applicable Law or Order. The Company agrees that money damages would not be a sufficient remedy for any breach of its obligations under this Section 5.2(b) and that, in addition to all other remedies, Purchaser or any of its Affiliates shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach and the Company agrees to waive, and to use its commercially reasonable efforts to cause each of its Affiliates and representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy.

     (c) The Company recognizes and acknowledges that it has certain confidential information concerning the Operating Subsidiaries and their respective Subsidiaries and their respective businesses that is, after the Closing, the valuable, special and unique property of Purchaser. The Company agrees that, for a period of three (3) years following the Closing Date, it will not disclose, and it will use its commercially reasonable efforts to prevent disclosure by any Affiliate or authorized representative of the Company of, any such confidential information to any Person, except to authorized representatives of Purchaser in connection with the fulfillment of the Company's obligations under this Agreement or as required by applicable Law or Order. The Company agrees that money damages would not be a sufficient remedy for any breach of its obligations under this Section 5.2(c) and that, in addition to all other remedies, Purchaser or any of its Affiliates shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach and the Company agrees to waive, and to use its commercially reasonable efforts to cause each of its Affiliates and representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy.

     Section 5.3 Conduct of Business Pending the Closing Date. The Company agrees that, except as set forth on Schedule 5.3 of the Company Disclosure Letter or unless expressly permitted or required by this Agreement or otherwise consented to in writing by Purchaser (which consent (i) shall not be unreasonably withheld, conditioned or delayed and (ii) in the case of Section 5.3(b)(xv), shall only be required of Mr. Edward D. Doherty which consent, in the case of storage and throughput Contracts, shall be deemed given if not received or affirmatively refused within twenty-four (24) hours after receipt by Mr. Doherty of the request therefor), during the period commencing on the date hereof and ending at the earlier of (x) the Closing and (y) any termination of this Agreement pursuant to Section 6.3:

     (a) it shall cause each of its Subsidiaries to conduct such Subsidiary's operations only in accordance with the ordinary course of business of such Subsidiary, use such Subsidiary's commercially reasonable efforts to preserve intact, in all material respects, such Subsidiary's business organization, keep available, in all material respects, the services of such Subsidiary's officers and employees and maintain, in all material respects, satisfactory relationships with licensors, suppliers, distributors, clients, customers and others having significant business relationships with such Subsidiary; and

     (b) it shall cause each of its Subsidiaries not to:

         (i) take any action to make any change in or amendment to such Subsidiary's articles of incorporation (or comparable governing documents);

         (ii) issue or sell, or authorize to issue or sell, any of such Subsidiary's share capital or any other securities, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any of such Subsidiary's share capital or any other securities, or make any other changes in such Subsidiary's capital structure;

         (iii) sell, pledge or dispose of or agree to sell, pledge or dispose of any shares or other equity interest owned by such Subsidiary's in any other Person;

         (iv) declare, pay or set aside any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of such Subsidiary's share capital or such Subsidiary's other securities (other than (x) distributions to any other Subsidiary of the Company or (y) distributions to the Company to the extent necessary to make the distributions required by the Company Articles);

         (v) enter into any contract or commitment with respect to capital expenditures with a value in excess of, or requiring expenditures in excess of, one million dollars ($1,000,000), individually, or enter into contracts or commitments with respect to capital expenditures with a value in excess of, or requiring expenditures in excess of, two million dollars ($2,000,000), in the aggregate, other than inventory purchased in the ordinary course of business;

         (vi) acquire, by amalgamating, merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any Person or otherwise acquire any assets of any Person (other than the purchase of assets in the ordinary course of business);

         (vii) except to the extent required by applicable Law or under existing employee or director benefit plans, Contracts, arrangements or collective bargaining Contracts in effect on the date of this Agreement, increase the compensation or fringe benefits of any of such Subsidiary's directors, officers or employees, or grant any bonus or severance or termination pay not currently required to be paid under existing severance plans, or enter into any employment, consulting or severance Contract or arrangement with any of such Subsidiary's present or former directors, officers or other employees, or establish, adopt, enter into, amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, Contract, trust, fund, policy or arrangement for the benefit of such Subsidiary's directors, officers or employees; provided, that, without the prior consent of Purchaser, (A) the Operating Subsidiaries and their respective Subsidiaries may increase the aggregate annualized compensation paid to all of the employees of the Operating Subsidiaries and their respective Subsidiaries (other than employees who have an employment Contract with any Operating Subsidiary or any of their respective Subsidiaries or employees who are covered by any collective bargaining Contract) by an amount not to exceed four percent (4%) of the aggregate annualized compensation as of the date hereof payable to such employees, and (B) such Subsidiaries may, with respect to any employee of any Operating Subsidiary or any of their respective Subsidiaries having an employment Contract, (1) set the bonus target for such employee at an amount not in excess of seventy-five percent (75%) of such employee's base pay, (2) set the bonus target EBITDA for the Operating Subsidiaries and their respective Subsidiaries for fiscal year 2002 for the purpose of determining the incentive thresholds applicable to such Contract at an amount not lower than forty-two million seven hundred thousand dollars ($42,700,000) and (3) set the annual compensation increase for such employee at an amount not in excess of the minimum required by such employee's employment Contract;

         (viii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, subject to any Lien, (other than Liens arising by operation of Law in the ordinary course of business including, without limitation, mechanics' or materialmens' Liens and maritime Liens, that are not, individually or in the aggregate, material) or otherwise encumber any material assets, or incur or modify any indebtedness or other material liability, or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any Person (other than any other Subsidiary of the Company) or make any loan or other extension of credit;

         (ix) make or rescind any material Tax election;

         (x) except as required by applicable Law or GAAP, make any material change in its method of accounting;

         (xi) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

         (xii) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, other than indebtedness owing to or guarantees of indebtedness owing to any other Subsidiary of the Company, or (y) make any loans or advances to any other Person, other than to any other Subsidiary of the Company, except, in the case of clause (x), for borrowings under existing credit facilities described in the Completed Commission Filings in the ordinary course of business for working capital purposes;

         (xiii) accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

         (xiv) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (x) of any such claims, liabilities or obligations in the ordinary course of business or
       (y) of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) contained in the Completed Commission Filings;

         (xv) enter into, materially modify, amend or terminate any Material Contract (other than any storage and throughput Contract that both (x) has a duration (immediately before terminating such Material Contract or immediately after entering into, modifying or, as the case may be, amending such Material Contract) of less than ninety (90) days and (y) involves even payment obligations throughout the term of such Contract);


         (xvi) other than routine employee terminations for cause or in the ordinary course of business or as disclosed in the Completed Commission Filings, plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of any of such Subsidiary's employees; or

         (xvii) enter into any Tax agreement or similar agreement with the Island Territory of Sint Eustatius or the Land Territory of the Netherlands Antilles; or

         (xviii) agree, in writing or otherwise, to take any of the foregoing actions.

     Section 5.4 Commercially Reasonable Efforts. Subject to the terms and conditions provided herein, the Company and Purchaser shall, and the Company shall cause each of its Subsidiaries to, cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby including, without limitation, the satisfaction of the conditions set forth in Article VI and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including their respective commercially reasonable efforts to obtain, prior to the Closing Date, all Permits, consents and approvals of Governmental Entities and parties to Contracts with any Operating Subsidiary or any of their respective Subsidiaries as are required to fulfill the conditions set forth in Article VI.

     Section 5.5 No Solicitation of Other Offers. (a) The Company shall, and shall use its commercially reasonable efforts to cause its Affiliates and each of its and their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents immediately to, cease any discussions or negotiations with any other Person or Persons that may be ongoing with respect to any Acquisition Proposal. The Company shall not take, and shall use its commercially reasonable efforts to cause its Affiliates and each of its and their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents not to take, any action (i) to encourage knowingly, solicit, initiate or facilitate, directly or indirectly, the making or submission of any Acquisition Proposal, (ii) to enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal, (iii) to initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, any Person (other than Purchaser) in connection with any Acquisition Proposal, (iv) to facilitate or further in any other manner any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (v) to grant any waiver or release under any standstill, confidentiality or similar agreement (other than waivers or releases in the ordinary course of business) entered into by the Company or any of its Affiliates or representatives; provided, that the Company, in response to an unsolicited Acquisition Proposal that did not result from a breach of this
Section 5.5(a) and otherwise in compliance with its obligations under Section 5.5(c), may participate in discussions with, request clarifications from, or furnish information to, any Person (other than Purchaser) that makes an unsolicited Acquisition Proposal if (x) such action is taken subject to a confidentiality agreement with terms not more favorable to such Person than the terms of the Confidentiality Agreement (as in effect on the date hereof), (y) the Board of Directors of the Company reasonably determines in good faith that such Acquisition Proposal is, or could reasonably likely lead to, a Superior Proposal and (z) the Board of Directors of the Company reasonably determines in good faith, after receiving advice from Netherlands Antilles counsel to the Company, that it is necessary to take such actions in order to comply with the fiduciary duties of the Board of Directors under applicable Law.

     (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, modify or amend, or propose to withdraw, modify or amend, in a manner adverse to Purchaser, the approval, adoption or, as the case may be, recommendation of (x) this Agreement and the transactions contemplated hereby, or (y) the approval by the shareholders of the Company of the Proposals, or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; provided, that the Company may recommend to its shareholders an Acquisition Proposal and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement and the transactions contemplated by this Agreement if (x) the Company has complied with its obligations under Sections 5.5(a) and (c),
   (y) the Acquisition Proposal is a Superior Proposal and (z) the Board of Directors of the Company has determined, in good faith, after receiving advice from Netherlands Antilles counsel to the Company, that it is necessary to take such action in order to comply with the fiduciary duties of the Board of Directors of the Company under applicable Law. Nothing in this Section 5.5 shall prohibit the Company or the Board of Directors of the Company from taking and disclosing to the shareholders of the Company a position with respect to an Acquisition Proposal by a third party to the extent required under Rule 14e-2 of the Exchange Act.

     "Acquisition Proposal" shall mean (i) any inquiry, proposal or offer (including, without limitation, any proposal to shareholders of the Company) from any Person or group relating to any direct or indirect acquisition or purchase of (x) any class of equity securities of the Company or any of its Subsidiaries or (y) five percent (5%) or more of the consolidated assets of the Company and its Subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning any class of equity securities of the Company or any of its Subsidiaries, (iii) any amalgamation, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated by this Agreement or that could reasonably be expected to dilute materially the benefits to Purchaser of the transactions contemplated hereby.

     "Superior Proposal" shall mean a bona fide written Acquisition Proposal made by a third party to acquire either all of the Company Shares or the Shares or substantially all of the combined assets of the Operating Subsidiaries and their respective Subsidiaries, in either case pursuant to a tender offer, an amalgamation, a merger or a sale (i) on terms that the Board of Directors of the Company (after consultation with an independent, nationally recognized investment bank) reasonably determines in good faith to be more favorable, from a financial point of view, to the Company and its shareholders (in their capacity as such) than the transactions contemplated hereby, and (ii) that is reasonably capable of being consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of such proposal and the identity of the Person making such proposal).

     (c) In addition to the obligations of the Company set forth in paragraph
   (a) above, promptly after receipt or occurrence thereof, the Company shall advise Purchaser of any request for information with respect to any Acquisition Proposal or of any Acquisition Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, the terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation and the Company shall, promptly after receipt thereof, provide to Purchaser copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person making any such Acquisition Proposal or such request, inquiry or proposal or with whom any discussions or negotiations are taking place.

     Section 5.6 Notification of Certain Matters. Purchaser and the Company shall promptly notify each other of the occurrence or non-occurrence of any fact or event that has caused or could reasonably be expected to cause (a) any representation or warranty made by it in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing, or (b) any covenant, condition or agreement under this Agreement not to be complied with or satisfied by it in any material respect; provided, however, that no such notification shall modify the representations or warranties of any party or the conditions to the obligations of any party hereunder.

     Section 5.7 Antitrust. (a) Each party hereto shall promptly take all actions necessary to make the filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby, including but not limited to filing with the appropriate Antitrust Authorities, no later than the fifth (5th) Business Day following the date hereof, a Notification and Report Form with respect to the transactions contemplated by this Agreement, complying at the earliest practicable date with any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any Antitrust Authority, and cooperating, as permitted by Law, with one another in connection with any filing under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Antitrust Authority.

     (b) Each party hereto shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law. Without limiting the generality of the foregoing, "commercially reasonable efforts" shall include:

         (i) in the case of each of Purchaser and the Company, if Purchaser or the Company receives a formal request for additional information or documentary material from an Antitrust Authority, substantially complying with such formal request within a reasonable period of time following the date of its receipt thereof;

         (ii) in the case of the Company only, subject to the compliance by Purchaser with this Section 5.7, not frustrating or impeding strategy or negotiating positions of Purchaser with any Antitrust Authority; and

         (iii) in the case of each of Purchaser and the Company, using all commercially reasonable efforts to (x) defend against any lawsuits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby;
       (y) seek to prevent the entry or imposition of any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition by any Governmental Entity; and (z) appeal and seek to have vacated or reversed as promptly as possible any such injunction, order, stay or other restraint or prohibition that is not yet final and nonappealable.

     The parties agree that, notwithstanding the foregoing, Purchaser shall not be obligated by this Agreement to hold separate, divest, license or cause a third party to purchase assets and/or businesses of any Operating Subsidiary or any of their respective Subsidiaries or of Purchaser or any of its Affiliates.

     (c) Each party hereto shall promptly inform the other parties of any material communication made to, or received by such party from, any Antitrust Authority or any other Governmental Entity regarding any of the transactions contemplated hereby.

     Section 5.8 Employee Benefits. (a) During the period commencing at the Closing and ending on the first anniversary thereof, Purchaser shall cause the current and former employees of the Operating Subsidiaries and their respective Subsidiaries who are, on the Closing Date, entitled to receive compensation or any benefits from any Operating Subsidiary or any of their respective Subsidiaries to be provided with compensation and employee benefit plans (other than stock option or other plans involving the potential issuance of securities of any Operating Subsidiary, Purchaser or any of their respective Subsidiaries) that in the aggregate are not materially less favorable than those currently provided to such employees by the Operating Subsidiaries and their respective Subsidiaries. The provisions of this Section 5.8(a) shall not create in any current or former employee of any Operating Subsidiary or any of their respective Subsidiaries any rights to employment or continued employment with Purchaser or any Operating Subsidiary or any of their respective Subsidiaries or Affiliates or any right to specific terms or conditions of employment.

     (b) The parties hereto agree that, upon the Closing, a "change in control", "change of control" or "consolidation"as applicable, shall be deemed to have occurred in respect of each of the employment agreements, change in control agreements and severance agreements and other employee benefit plans and agreements set forth on
   Schedule 5.8(b) of the Company Disclosure Letter (collectively, the "Severance Protection Plans"). This Section 5.8(b) shall not affect any terms of, or otherwise imply that the Closing or any other termination shall not constitute a "change in control" or "change of control" under, any employment agreement, change in control agreement, severance agreement or other employee benefit plan or agreement that is not listed on such
   Schedule 5.8(b).

     (c) From and after the Closing, Purchaser shall cause the Operating Subsidiaries and their respective Subsidiaries to (i) pay and perform the respective obligations of the Operating Subsidiaries and their respective Subsidiaries under the Severance Protection Plans and (ii) take such action as may be necessary to pay promptly any severance payments or other amounts from time to time due thereunder.

     (d) Notwithstanding the foregoing provisions of this Section 5.8, no employee of any Operating Subsidiary or any of their Subsidiaries shall have any continued right to employment with any Operating Subsidiary or any Subsidiary of any Operating Subsidiary following the Closing, except as provided in writing by Purchaser; provided, that nothing in this Section 5.8(d) shall affect the rights of any employee pursuant to any employment Contract.

     Section 5.9 Directors' and Officers' Insurance and Indemnification. (a) The provisions with respect to indemnification and exculpation from liability set forth in the respective organizational documents of the Subsidiaries of the Company as in effect on the date of this Agreement shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Closing Date were directors or officers of the Subsidiaries of the Company, unless such modification is required by Law.

     (b) For a period of six (6) years following the Closing, Purchaser shall cause the Operating Subsidiaries to either (i) maintain in effect the current directors' and officers' liability insurance of the Company covering (x) those Persons who are currently covered as directors or officers of any Subsidiary of the Company on the date of this Agreement by the directors' and officers' liability insurance policy of the Company (a copy of which has been heretofore delivered to Purchaser) (the "Subsidiary Indemnified Parties") and (y) those Persons who are currently covered as directors or officers of the Company on the date of this Agreement by the directors' and officers' liability insurance policy of the Company (the "Company Indemnified Parties"); provided, however, that in no event shall Purchaser be required to expend, on an annualized basis, an amount in excess of two hundred percent (200%) of the annualized premiums currently paid by the Company for such insurance, which the Company represents to be two hundred and five thousand ($205,000) for the twelve (12) month period ending on March 31, 2002; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Purchaser shall cause the Operating Subsidiaries to obtain a policy or, as the case may be, policies, with the greatest coverage available for a cost not exceeding such amount; and provided, further, that Purchaser may substitute or, as the case may be, cause to be substituted for such policies other policies with at least the same coverage containing terms and conditions that are no less advantageous, and provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Closing, or (ii) cause directors' and officers' liability insurance of Purchaser then in effect to cover the Company Indemnified Parties and the Subsidiary Indemnified Parties with respect to those matters covered by the directors' and officers' liability insurance policy of the Company so long as the terms thereof are no less advantageous to the Company Indemnified Parties and the Subsidiary Indemnified Parties than the current directors' and officers' liability insurance of the Company covering the Company Indemnified Parties and the Subsidiary Indemnified Parties.

     (c) The Operating Subsidiaries shall and, if, at any time after the Closing, any Operating Subsidiary or any of their respective Subsidiaries shall be liquidated, dissolved or wound up,

   Purchaser, or a Person designated by Purchaser that has a net worth at least equal to that of the liquidated, dissolved or, as the case may be, wound up, Operating Subsidiary at the time of such liquidation, dissolution or, as the case may be, winding up (the "Substitute Party"), shall indemnify all Subsidiary Indemnified Parties to the fullest extent permitted by applicable Law with respect to all acts and omissions prior to the Closing arising out of such individuals' services as officers, directors, employees or agents of any Subsidiary of the Company or as trustees or fiduciaries of any plan for the benefit of employees of any Subsidiary of the Company including, without limitation, the execution of, and the transactions contemplated by, this Agreement. Without limitation of the foregoing, in the event any such Subsidiary Indemnified Party is or becomes involved, in any capacity, in any action, proceeding or investigation in connection with any matter occurring prior to and including the time of the Closing, including, without limitation, the transactions contemplated by this Agreement, the Operating Subsidiaries, Purchaser or, as the case may be, the Substitute Party, shall pay, as incurred, the reasonable legal and other expenses of such Subsidiary Indemnified Party (including the cost of any investigation and preparation) incurred in connection therewith. Subject to Section 5.9(d) below, the Operating Subsidiaries, Purchaser or, as the case may be, the Substitute Party, shall pay all reasonable expenses, including attorneys' fees, that may be incurred by any Subsidiary Indemnified Party in enforcing this
   Section 5.9 or any action involving a Subsidiary Indemnified Party resulting from the transactions contemplated by this Agreement.

     (d) Any Subsidiary Indemnified Party wishing to claim indemnification under Section 5.9(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Operating Subsidiaries, Purchaser or, as the case may be, the Substitute Party, thereof. In the event of any such claim, action, suit, proceeding or investigation, (i) the Operating Subsidiaries, Purchaser or, as the case may be, the Substitute Party, shall have the right, from and after the Closing, to assume the defense thereof (with counsel engaged by the Operating Subsidiaries, Purchaser or, as the case may be, the Substitute Party, to be reasonably acceptable to the relevant Subsidiary Indemnified Party), and none of the Operating Subsidiaries, Purchaser or, as the case may be, the Substitute Party, shall be liable to such Subsidiary Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Subsidiary Indemnified Party in connection with the defense thereof, (ii) such Subsidiary Indemnified Party shall cooperate in the defense of any such matter, and (iii) none of the Operating Subsidiaries, Purchaser or, as the case may be, the Substitute Party, shall be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that none of the Operating Subsidiaries, Purchaser or, as the case may be, the Substitute Party shall have any obligation hereunder to any Subsidiary Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Subsidiary Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. None of the Operating Subsidiaries, Purchaser or, as the case may be, the Substitute Party shall enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Subsidiary Indemnified Party a release from all liability in respect of such matter.

     (e) Notwithstanding any other provisions hereof, the obligations of Purchaser, the Operating Subsidiaries and the Substitute Party contained in this Section 5.9 shall be binding upon their respective successors and assigns. In the event Purchaser, any Operating Subsidiary, the Substitute Party or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser honor the indemnification obligations set forth in this Section 5.9.

     (f) The obligations of Purchaser, the Operating Subsidiaries and the Substitute Party and their respective Subsidiaries under this Section 5.9 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Company Indemnified Party or any Subsidiary Indemnified Party to whom this Section 5.9 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Company Indemnified Parties and Subsidiary Indemnified Parties to whom this Section
   5.9 applies shall be third-party beneficiaries of this Section 5.9, each of whom may enforce the provisions of this Section).

     Section 5.10 Public Announcements. Purchaser and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and review by the other party of such release or statement, or without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or by any listing agreement with a national securities exchange or automated quotation system to which Purchaser or any Affiliate of Purchaser or, as the case may be, the Company is a party, if it has used all commercially reasonable efforts to consult with the other party and to obtain the consent of such party, but has been unable to do so in a timely manner.

     Section 5.11 Shareholder Approval. As soon as reasonably practicable after the date of this Agreement, the Company shall (a) duly call, give notice of, convene and hold the Shareholder Meeting, including adjourning or recalling the same if necessary to obtain a quorum, (b) make all filings with all Governmental Entities necessary in connection therewith (including filing the Proxy Materials with the Commission), (c) subject to the rights of the Board of Directors of the Company pursuant to Section 5.5(b), provide the Proxy Materials to the shareholders of the Company and, if so requested by Purchaser, retain the services of a proxy solicitation firm and/or an information agent (selected by the Company) to assist in obtaining proxies for approval and adoption of the Proposals at the Shareholder Meeting, and (d) subject to the rights of the Board of Directors of the Company pursuant to Section 5.5(b), use all commercially reasonable efforts to obtain approval of all of the Proposals by the requisite vote of the shareholders of the Company.

     Section 5.12 Section 338 Election. Notwithstanding anything to the contrary contained in this Agreement, if Purchaser or any Affiliate of Purchaser acquires or becomes the owner, for U.S. federal income tax purposes, of any Company Shares (other than Company Shares held by Holdings) at any time that Holdings is the owner, for U.S. federal income tax purposes, of any Company Shares, neither Purchaser nor any Affiliate of Purchaser shall make, or permit to be made, an election under Section 338 of the Code with respect to such Company Shares or with respect to any of the transactions contemplated by this Agreement, unless the Company provides prior express written consent to any such election.

     Section 5.13 Repayment of Indebtedness. At or prior to the Closing, Purchaser shall, in a manner satisfactory to the Company (which consent shall not be unreasonably withheld, conditioned or delayed), either (a) discharge in full the indebtedness under the Transamerica Loan, (b) obtain a release for the Company of its obligations as guarantor of the Transamerica Loan or (c) agree to indemnify the Company for its obligations as guarantor of the Transamerica Loan.

     Section 5.14 Transfer Taxes. All stamp, documentary, transfer or similar Taxes ("Transfer Taxes") resulting directly from the transactions contemplated by this Agreement shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by the Company. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local law for filing such Tax Returns, provided that New York State stock transfer tax stamps shall be affixed to the Shares transferred at the Closing. The Company and Purchaser hereby agree to cooperate with each other prior to the Closing to allow the relevant party to satisfy its obligations under the immediately preceding sentence.

     Section 5.15 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements or arrangements, written or oral, between the Company (or any Subsidiary or Affiliate of the Company), on the one hand, and any Subsidiary of the Company, on the other, shall be terminated by the Company and such Subsidiaries as of the Closing Date.

     Section 5.16 Refunds of Taxes for Pre-Closing Periods. In the event that the Company receives, after the Closing Date, but prior to any liquidation of the Company, a refund of Taxes paid by any Subsidiary of the Company, the Company shall promptly remit such refund to Purchaser.

     Section 5.17 Resignation of Directors. Unless otherwise requested in writing by Purchaser on or prior to December 15, 2001, at or prior to the Closing, the Company shall either (a) cause each director of each Subsidiary of the Company to deliver to Purchaser his or her resignation as a director of such Subsidiary or (ii) remove each director of each Subsidiary of the Company from his or her position as a director of such Subsidiary.


                                  ARTICLE VI

              CONDITIONS TO CLOSING; TERMINATION AND ABANDONMENT

     Section 6.1 Conditions to Purchaser's Obligations. The purchase of the Shares by Purchaser on the Closing Date is conditioned upon the satisfaction or waiver by Purchaser, at or prior to the Closing, of the following conditions:

     (a) Statutes, Orders; No Injunction. (i) There shall not be in effect any Order by any Governmental Entity of competent jurisdiction and no Law shall have been promulgated or enacted by any Governmental Entity of competent jurisdiction that (A) restrains or prohibits the consummation of the transactions contemplated by this Agreement, (B) prohibits or restricts the ownership or operation by the Operating Subsidiaries or their respective Subsidiaries or by Purchaser of any material portion of the business or assets of the Operating Subsidiaries and their respective Subsidiaries, taken as a whole, or that would substantially deprive the Operating Subsidiaries or their respective Subsidiaries or Purchaser of the benefit of ownership of the business or assets of the Operating Subsidiaries and their respective Subsidiaries, taken as a whole, or compels Purchaser (or any of its Affiliates or Subsidiaries) to dispose of or hold separate any material portion of the business or assets of the Operating Subsidiaries and their respective Subsidiaries, taken as a whole, (C) imposes material limitations on the ability of Purchaser effectively to acquire or to hold or to exercise full rights to vote the Shares on all matters properly presented to the shareholders of the respective Operating Subsidiary, or
   (D) imposes any material limitations on the ability of the Operating Subsidiaries or their respective Subsidiaries or Purchaser to control effectively in any material respect the business and operations of the Operating Subsidiaries and their respective Subsidiaries, taken as a whole, and (ii) there shall not be pending any action by any Governmental Entity seeking to restrain or prohibit the making or consummation of the transactions contemplated by this Agreement or to impose any other restriction, prohibition or limitation referred to in the foregoing clause
   (i);

     (b) Truth of Representations and Warranties. The representations and warranties of the Company in this Agreement (without giving effect to any materiality qualification set forth in such representation or warranty, other than the materiality qualifications set forth in Sections 3.6(a),
   3.15 and 3.22 and the first and third sentences of Section 3.5) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on or as of such date (other than representations and warranties that, by their terms, address matters only as of another specified date, which shall be true and correct only as of such other specified date), other than any such failures to be true and correct that, in the aggregate, do not have, and would not reasonably be expected to have, a Company Material Adverse Effect; provided, that unless the Company has, not later than December 15, 2001, delivered to Purchaser a copy of the shareregister of each Subsidiary of the Company that is organized under the laws of the Netherlands Antilles, in each case certified by the requisite number of the members of the board of directors of such Subsidiary and showing the information thereon with respect to such Subsidiary to be as represented in Section 3.3, the representations and warranties set forth in
   Section 3.3 shall be true and correct in all respects. For the avoidance of doubt, the parties acknowledge that it is their intention that, for purposes of determining whether the condition set forth in the first sentence of this Section 6.1(b) has been satisfied, all materiality qualifications set forth in the representations and warranties of the Company in this Agreement (other than those set forth in Sections 3.6(a), 3.15 and 3.22 and the first and third sentences of Section 3.5) shall be deemed to be deleted from such representations and warranties and the truth and correctness of such representations and warranties shall be determined as if such materiality qualifications did not exist;

     (c) Performance of Covenants. The Company shall have performed in all material respects its obligations and complied in all material respects with the agreements and covenants of the Company to be performed or complied with by it under this Agreement;

     (d) No Company Material Adverse Effect. Since the date of this Agreement, there shall have occurred no event, nor shall there exist any fact or circumstance, that, individually or in the aggregate, has, or would reasonably be expected to have, a Company Material Adverse Effect;

     (e) Board Recommendation. Neither the Board of Directors of the Company nor any committee thereof shall have withdrawn, modified or amended, in a manner adverse to Purchaser, the approval, adoption or recommendation, as the case may be, of this Agreement or the transactions contemplated hereby, or shall have approved or recommended, any Acquisition Proposal;

     (f) Shareholder Approval. (i) Each of the Proposals (each as more fully set forth on Annex B) shall have been approved and adopted by the holders of more than sixty-six and two-thirds percent (66 2/3%) of the Company Common Shares and Company Subordinated Shares, voting together as a single class, that are present or represented by proxy and voting at a meeting at which holders of at least one-half of the issued and outstanding Company Common Shares and Company Subordinated Shares, counted as a single class, are present or represented by proxy, and (ii) the Proposal with respect to the amendment of the Company Articles (as more fully set forth on Annex B) shall have been approved and adopted by the holders of more than sixty-six and two-thirds percent (66 2/3%) of the Company Common Shares, voting as a separate class, that are present or represented by proxy and voting at a meeting at which holders of least one-half of the issued and outstanding Company Common Shares are present or represented by proxy; and

     (g) HSR Act Waiting Periods. All applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

     Section 6.2 Conditions to the Company's Obligations. The sale of the Shares by the Company on the Closing Date is conditioned upon the satisfaction or waiver by the Company, at or prior to the Closing, of the following conditions:

     (a) Statutes, Orders; No Injunction. There shall not be in effect any Order by any Governmental Entity of competent jurisdiction and no Law shall have been promulgated or enacted by a Governmental Entity of competent jurisdiction that restrains or prohibits the consummation of the transactions contemplated by this Agreement and there shall not be pending any action by a Governmental Entity seeking to restrain or prohibit the making or consummation of the transactions contemplated by this Agreement;

     (b) Truth of Representations and Warranties. The representations and warranties of Purchaser in this Agreement (without giving effect to any materiality qualification set forth in any such representation or warranty, other than the materiality qualification set forth in Section 4.4) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on or as of such date (other than representations and warranties that, by their terms, address matters only as of another specified date, which shall be true and correct only as of such other specified date), other than any such failures to be true and correct that, in the aggregate, do not have, or would not reasonably be expected to have, a Purchaser Material Adverse Effect. For the avoidance of doubt, the parties acknowledge that it is their intention that, for purposes of determining whether the condition set forth in the first sentence of this
   Section 6.2(b) has been satisfied, all materiality qualifications set forth in the representations and warranties of Purchaser in this Agreement (other than those set forth in Section 4.4) shall be deemed to be deleted from such representations and warranties and the truth and correctness of such representations and warranties shall be determined as if such materiality qualifications did not exist;

     (c) Performance of Covenants. Purchaser shall have performed in all material respects its obligations and complied in all material respects with the agreements and covenants of Purchaser to be performed or complied with by it under this Agreement;

     (d) Shareholder Approval. (i) Each of the Proposals (each as more fully set forth on Annex B) shall have been approved and adopted by the holders of more than sixty-six and two-thirds percent (66 2/3%) of the Company Common Shares and Company Subordinated Shares, voting together as a single class, that are present or represented by proxy and voting at a meeting at which holders of at least one-half of the issued and outstanding Company Common Shares and Company Subordinated Shares, counted as a single class, are present or represented by proxy, and (ii) the Proposal with respect to the amendment of the Company Articles (as more fully set forth on Annex B) shall have been approved and adopted by the holders of more than sixty-six and two-thirds percent (66 2/3%) of the Company Common Shares, voting as a separate class, that are present or represented by proxy and voting at a meeting at which holders of at least one-half of the issued and outstanding Company Common Shares are present or represented by proxy; and

     (e) HSR Act Waiting Periods. All applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

     Section 6.3 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

       (a) by mutual consent of the Company and Purchaser;

       (b) by either Purchaser, on the one hand, or the Company, on the other hand:

         (i) if any court of competent jurisdiction or any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restricting, enjoining, restraining or otherwise prohibiting the sale of the Shares pursuant to this Agreement, and such order, decree or ruling or other action shall have become final and nonappealable;

         (ii) if at the Shareholder Meeting, or any adjournment or recall thereof, the shareholders of the Company shall not have approved the Proposals; or

         (iii) at any time after April 30, 2002 if the Closing shall not have occurred by such date other than as a result of (x) a breach of this Agreement by Purchaser, if Purchaser is the party attempting to terminate this Agreement or (y) a breach of this Agreement by the Company or a breach by Holdings of its obligations under the Voting Agreement, if the Company is the party attempting to terminate this Agreement;

     (c) by the Company, if a Superior Proposal is received and the Board of Directors of the Company reasonably determines in good faith, after receiving advice from Netherlands Antilles counsel to the Company, that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal in order to comply with the fiduciary duties of the Board of Directors under applicable Law; provided, however, that (x) prior to such termination, Purchaser has received the payment required by
   Section 8.1(b) by wire transfer of immediately available funds and (y) simultaneously or substantially simultaneously with such termination the Company enters into a definitive acquisition, merger, stock purchase, asset purchase or similar agreement to effect the Superior Proposal; or

       (d) by Purchaser at any time prior to the Closing, if:

         (i) the Company shall have (x) withdrawn, modified or amended in a manner adverse to Purchaser, the approval, adoption or recommendation, as the case may be, of the relevant Proposals or (y) approved or recommended any Acquisition Proposal; or

         (ii) there shall have been a breach by the Company of any provision of
       Section 5.5(a) or Section 5.5(b) or a material breach by the Company of any provision of Section 5.5(c) or a breach by Holdings of its obligations under the Voting Agreement.

     Section 6.4 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.3 by Purchaser or the Company, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and, except as provided in this sentence and in the last sentence of this Section 6.4, this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Purchaser or the Company, except that the provisions of Section 5.2(b), Section 5.12, this Section 6.4 and Article VII shall survive any termination of this Agreement. Termination of this Agreement shall not relieve any party to this Agreement of liability for breach of this Agreement.


                                  ARTICLE VII

                                 NON-SURVIVAL

     Section 7.1 Non-Survival of Representations, Warranties, Agreements and Covenants. None of the representations, warranties, agreements or covenants contained in this Agreement or in any Schedule, Annex, Exhibit or certificate delivered pursuant to this Agreement, shall survive the Closing, other than the agreements and covenants in Sections 2.4, 5.2(b), 5.2(c), 5.8, 5.9, 5.12, 5.13, 5.14, 5.16, this Article VII and Article VIII.


                                 ARTICLE VIII

                                 MISCELLANEOUS

     Section 8.1 Fees and Expenses. (a) Except as provided in paragraph (b) below, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, that all out-of-pocket costs and expenses related to the printing, filing and mailing of the Proxy Materials shall be borne by the Company.

     (b) If this Agreement is terminated (i) by Purchaser in accordance with
   Section 6.3(d)(i); or (ii) by the Company in accordance with Section 6.3(c), then the Company shall (A) in the case of clause (i), on the day next succeeding the date of such termination, or (B) in the case of clause
   (ii), immediately prior to the Company entering into an agreement with respect to an Acquisition Proposal, pay to Purchaser in immediately available funds (in recognition of the fees and expenses incurred and efforts extended by Purchaser in connection with the transactions contemplated by this Agreement) an amount equal to eight million dollars ($8,000,000).

     (c) If this Agreement is terminated by Purchaser or the Company in accordance with Section 6.3(b)(ii), the Company shall pay to Purchaser in immediately available funds an amount equal to the documented, out-of-pocket expenses incurred by Purchaser in connection with the preparation of its bid for, and due diligence of, the Operating Subsidiaries and their respective Subsidiaries, negotiation and execution of, and the performance of its obligations under, this Agreement, and preparation for consummation of the transactions contemplated by this Agreement, such amount not to exceed, in any event, five hundred thousand dollars ($500,000).

     Section 8.2 Investigation and Agreement; Projections; No Other Representations and Warranties. (a) Each of Purchaser and the Company acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the other party and its Subsidiaries and their businesses and operations, and such party has requested and received such documents and information from the other party as such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated by this Agreement. Each of Purchaser and the Company acknowledges and agrees that it has had an opportunity to ask questions of and receive answers from the other party with respect to matters such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

     (b) The respective representations and warranties of the Company and Purchaser contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Closing, and thereafter neither the Company nor Purchaser shall be under any liability whatsoever with respect to any such representation or warranty. This Section 8.2(b) shall have no effect upon any other obligation of the parties hereto.

     (c) In connection with the investigation by Purchaser of the Company and its Subsidiaries and their businesses and operations, Purchaser and its representatives have received from the Company or its representatives certain projections and other forecasts for the Company and its Subsidiaries and certain estimates, plans and budget information. Purchaser acknowledges and agrees that there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; that it is familiar with such uncertainties; that it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it or its representatives; and that it will not (and will cause all of its Subsidiaries or other Affiliates or any other person acting on its behalf to not) assert any claim or cause of action against any of the direct or indirect partners, directors, officers, employees, shareholders or Affiliates of the Company with respect thereto, or hold any such person liable with respect thereto.

     (d) Purchaser and the Company agree that, except for the representations and warranties made by the other party that are expressly set forth herein, neither the other party nor any of its representatives or Affiliates has made and shall not be deemed to have made to such party or to any of its representatives or Affiliates any representation or warranty of any kind. Without limiting the generality of the foregoing, each party agrees that neither the other party nor any of its Affiliates makes or has made any representation or warranty to such party or to any of its representatives or Affiliates with respect to:

         (i) any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the other party or any of its Subsidiaries or the future business, operations or affairs of the other party or any of its Subsidiaries heretofore or hereafter delivered to or made available to such party or its counsel, accountants, advisors, lenders, representatives or Affiliates; and

         (ii) any other information, statement or documents heretofore or hereafter delivered to or made available to such party or its counsel, accountants, advisors, lenders, representatives or Affiliates with respect to the other party or any of its Subsidiaries or the business, operations or affairs of the other party or any of its Subsidiaries, except, with respect to clauses (i) and (ii), to the extent and as expressly covered by a representation and warranty made by the other party and contained inthis Agreement.

     Section 8.3 Extension; Waiver. At any time prior to the Closing, the parties hereto, by action taken by, on behalf of, or at the direction of the Board of Directors of the Company or the general partner of Purchaser, may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party, or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     Section 8.4 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or sent by facsimile (upon confirmation of receipt), as follows:

         (a)  if to the Company, to it:

              c/o Statia Terminals, Inc.
              800 Fairway Drive
              Suite 295
              Deerfield Beach, Florida 33441
              Attention: James G. Cameron, President
              Fax: (954) 570-3453

         with copies (which shall not constitute notice) to:

              Statia Terminals, Inc.
              801 Warrenville Road
              Suite 200
              Lisle, Illinois 60532-1396
              Attention: Jack R. Pine, Secretary
              Fax: (630) 435-9542

         and

              White & Case LLP
              1155 Avenue of the Americas
              New York, New York 10036
              Attention: Eugene W. Goodwillie, Jr., Esq.
                       Oliver C. Brahmst, Esq.
              Fax: (212) 354-8113

         (b)  if to Purchaser, to it at:

              Kaneb Pipe Line Operating Partnership, L.P.
              2435 N. Central Expressway
              Suite 700
              Richardson, TX 75080
              Attention: Mr. Edward D. Doherty
              Fax: (972) 699-1894

         with a copy (which shall not constitute notice) to:

              Fulbright & Jaworski L.L.P
              2200 Ross Avenue
              Suite 2800
              Dallas, TX 75201
              Attention: Kenneth L. Stewart, Esq.
              Fax: (214) 855-8200

or to such other Person or address as either party shall specify by notice in writing to other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery, except for a notice of a change of address, which shall be effective only upon receipt thereof.

     Section 8.5 Entire Agreement. This Agreement, together with the Company Disclosure Letter, Annex A, Annex B and the Confidentiality Agreement, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement.

     Section 8.6 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, with respect to the provisions of Section 5.9, shall inure to the benefit of the Persons or entities benefiting from the provisions thereof who are intended to be third-party beneficiaries thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of each of the other parties, except that Purchaser may assign and transfer its right and obligations hereunder to any of its Affiliates. Except as provided in the first sentence of this Section 8.6, nothing in this Agreement, expressed or implied, is intended to confer on any Person (including, without limitation, any current or former employees of the Company), other than the parties hereto, any rights or remedies.

     Section 8.7 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in writing by the parties hereto in any and all respects before the Closing, by action by, on behalf of, or at the direction of the Board of Directors of the Company or the general partner of Purchaser.

     Section 8.8 Further Actions. Each of the parties hereto agrees that, subject to its legal obligations, it shall use its commercially reasonable efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

     Section 8.9 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 8.10 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

     Section 8.11 APPLICABLE LAW. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF. THE STATE OR FEDERAL COURTS LOCATED WITHIN THE STATE AND COUNTY OF NEW YORK SHALL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND THE PROPERTY OF SUCH PARTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.4, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

     Section 8.12 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

     Section 8.13 Interpretation. When a reference is made in this Agreement to a Section or Article, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     Section 8.14 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 8.15 Waiver of Jury Trial. Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.


                                   * * * * *


     IN WITNESS WHEREOF, each of Purchaser and the Company has caused this Agreement to be executed by its respective officers thereunto duly authorized, all as of the date first above written.



                                       KANEB PIPE LINE OPERATING
                                        PARTNERSHIP, L.P.


                                       By KANEB PIPE LINE COMPANY LLC,
                                        its general partner


                                       By /s/ Edward D. Doherty
                                          ---------------------------------
                                       Name: Edward D. Doherty
                                       Title: Chairman and Chief Executive
                                              Officer


                                       STATIA TERMINALS GROUP N.V.

                                       By /s/ David B. Pittaway
                                          ---------------------------------
                                       Name: David B. Pittaway
                                       Title: Director


                                       By /s/ James G. Cameron
                                          ---------------------------------
                                       Name: James G. Cameron
                                       Title: Director

                                                                         ANNEX A


                                PROMISSORY NOTE


      , 200


     On the Due Date, as defined below, the undersigned, Kaneb Pipe Line Operating Partnership, L.P. (the "Maker"), a Delaware limited partnership, hereby promises upon the terms and subject to the provisions of this promissory note (this "Note") to pay to Statia Terminals Group N.V. (the "Holder"), a public company with limited liability organized under the laws of the Netherlands Antilles, or its registered assigns, the Principal Amount (as defined below) in lawful money of the United States of America, which shall at the time of payment be legal tender in payment of all debts and dues, public and private.

     1. Principal Amount and Due Date. The "Principal Amount" shall be an amount equal to eighty percent (80%) of the amount by which (a) the Tax Reserve Amount (as defined in the Stock Purchase Agreement, dated as of November 12, 2001, by and between the Holder and the Maker (the "Stock Purchase Agreement") (as such amount is finally determined pursuant to Section 2.4 of the Stock Purchase Agreement) exceeds (b) the aggregate actual amount paid or payable by the Maker and its Affiliates in satisfaction of Taxes pursuant to the Tax Agreement for periods prior to the date hereof.

     The Principal Amount shall be due and payable in full on the date (the "Due Date") that is five (5) Business Days after the date of execution of the Tax Agreement.

     2. No Presentment. The Maker, for itself and its successors and assigns, waives presentment, demand, protest and notice thereof or of dishonor, and waives any right to be released by reason of any extension of time or change in the terms of payment.

     3. Amendment. This Note may not be changed orally, but only by an agreement in writing signed by the Holder and the Maker.

     4. Cancellation. After the Principal Amount has been paid in full, this Note shall be surrendered to the Maker for cancellation and shall not be reissued.

     5. Transfer Restrictions. This Note shall not be assignable by either the Maker or the Holder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the Holder shall be entitled to assign this Note to Holdings or any one shareholder of Holdings in connection with the liquidation of the Holder.

     6. GOVERNING LAW. THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION THEREOF.

     7. Descriptive Headings. The descriptive headings of this Note are inserted for convenience only, and do not constitute a part of this Note.

     8. Definitions. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Stock Purchase Agreement.

     IN WITNESS WHEREOF, the Maker has executed and delivered this Note on the date first written above.


                                        KANEB PIPE LINE OPERATING  PARTNERSHIP,
                                        L.P.

                                        By KANEB PIPE LINE COMPANY LLC,
                                        its general partner

                                        By:
                                           ------------------------------------
                                        Name:
                                        Title:

                                                                         ANNEX B


This Annex B to the Stock Purchase Agreement (the "Agreement") by and between Kaneb Pipe Line Operating Partnership, L.P. ("Purchaser") and Statia Terminals Group N.V. (the "Company"), dated as of November 12, 2001, as amended on January 23, 2002, sets forth the proposals that will be presented at the extraordinary meeting of the shareholders of the Company. Capitalized terms used but not defined herein shall have the respective meaning ascribed thereto in the Agreement.


AMENDMENT TO THE ARTICLES OF INCORPORATION OF THE COMPANY

     PROPOSED, TO ADOPT a resolution to amend the Company Articles in accordance with Schedule I attached hereto, and to authorize, with full right of substitution, each director and officer of the Company and any of the lawyers of the civil law notary office of Smeets Thesseling van Bokhorst in Curacao to (i) request the approval of the Ministry of Justice in the Netherlands Antilles with respect to the Amendment, (ii) make such changes as the Ministry of Justice requires to the Amendment, and (iii) execute the notarial deed of amendment to the Company Articles incorporating the Amendment.


STOCK PURCHASE AGREEMENT

     PROPOSED, TO ADOPT A RESOLUTION TO (i) approve the sale of substantially all of the Company's assets consisting of all of the outstanding capital stock of Statia Terminals International N.V., Statia Technology, Inc. and Statia Marine, Inc. to Kaneb Pipe Line Operating Partnership, L.P., or any affiliate thereof, pursuant to the Stock Purchase Agreement, dated November 12, 2001, as amended on January 23, 2002 (the "Agreement"), as well as the transactions contemplated thereby, approve the distribution of the proceeds received by the Company pursuant to the Agreement in accordance with Article 17A of the Company Articles (the "Distribution"), and approve any and all actions in connection with the Distribution by or on behalf of the Company, (ii) dissolve the Company as of the date following the Distribution in accordance with Article 18 of the Company Articles and to approve the distribution of any liquidation proceeds of the Company in accordance with the provisions of Article 18, paragraph 6A of the Company Articles, and (iii) appoint the Board of Directors of the Company as the Company's liquidator and custodian of the Company's corporate documents.

                                                                      SCHEDULE I


       PROPOSED TEXT OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION OF
                          STATIA TERMINALS GROUP N.V.

     I. ARTICLE 17, PARAGRAPH 1 ("DEFINITIONS") SHALL BE AMENDED AS FOLLOWS:
New text shall be added to the definition of "Common Share Arrearages" after the word "interest" which shall read as follows: "and provided further that no Common Share Arrearages will accrue after the distribution of any proceeds from a Sale Event (as defined in article 17A)."

     II. ARTICLE 17, PARAGRAPH 1 SHALL BE AMENDED FURTHER AS FOLLOWS: A new final sentence shall be added to paragraph 1 ("Definitions") of this article, which shall read as follows: "The provisions of this article 17 will, other than the provisions set forth in paragraphs 2, 3, 4 and 5 of this article 17, not apply to a Sale Event (as defined in article 17A) or any distribution made to the shareholders of the company from the proceeds of a Sale Event."

     III. A NEW ARTICLE 17A SHALL BE ADDED AFTER ARTICLE 17 WHICH SHALL HAVE THE FOLLOWING HEADING: "DEFINITIONS/SPECIFIC PROVISION ON A SALE EVENT (AS DEFINED BELOW) OF OR BY THE COMPANY AND ON DISTRIBUTIONS TO SHAREHOLDERS FROM THE PROCEEDS OF A SALE EVENT", WHICH ARTICLE SHALL READ AS FOLLOWS:

     "In the event (a) the Board of Directors has adopted a resolution to approve and to recommend to the General Meeting the adoption and approval of a Sale Event, (b) the General Meeting has adopted and approved such Sale Event, and (c) a definitive agreement has been entered into by or on behalf of the company with a third party purchaser in connection with such Sale Event, and the transactions contemplated by such definitive agreement have been consummated on a date certain (the "Closing Date"), then, with due observance of the provisions of paragraphs 2, 3, 4 and 5 of article 17 of these articles of incorporation, a distribution to the shareholders shall be made out of the proceeds received by the company from such Sale Event in accordance with the following provisions:

     1. Sale Event Distribution: A distribution of any proceeds received by the company from a Sale Event shall be made and be paid from legally available funds therefor, by or on behalf of the company in cash as a distribution from profit, as a dividend or interim-dividend, as the case may be, and/or from freely distributable reserves of the company including, but not limited to, capital surplus reserves, to and for the benefit of its shareholders.

     2. Sale Event: Sale Event shall mean a sale or other voluntary disposition, in a single transaction, of all or substantially all of the assets of the company comprising the capital stock of Statia Terminals International N.V., Statia Technology, Inc. and Statia Marine, Inc.

     3. Distribution from Sale Event: Any distribution from proceeds received by the company on the Closing Date of a Sale Event (the "Sale Proceeds") shall be made by the Company in the following manner:

     (a) First, to the common shares, pro rata, until each issued and outstanding common share has been paid an amount equal to $18.00 (such amount being the value per common share attributed to each common share by one or more independent experts, as appointed by or on behalf of the company in conjunction with the establishment of the going concern value of the company);

     (b) Second, after satisfaction in full of the payment of the amounts under clause (a) above, to the subordinated shares, pro rata, until each issued and outstanding subordinated share has been paid an amount equal to $16.40 (such amount being the value per subordinated share attributed to each subordinated share by the company in conjunction with the establishment of the going concern value of the company referred to in clause (a) above);

     (c) Third, after satisfaction in full of the payment of the amounts under clauses (a) and (b) above, to the incentive shares, pro rata, the balance of the Sale Proceeds minus (x) the amount due from the company pursuant to the obligations of the company under the 1999 Stock Option Plan, (y) the amount necessary to satisfy any outstanding liabilities of the company, as determined by the Board of Directors and (z) $60,000, provided that if the amount determined pursuant to this clause (c) is, in the aggregate, more than 5% of the Sale Proceeds then the amount distributed to the incentive shares, in the aggregate, shall be reduced to an amount equal to 5% of the Sale Proceeds (such amount being the value per incentive share attributed to each such incentive share by the company in conjunction with the establishment of the going concern value of the company referred to in clause (a) above); and

     (d) Fourth, if the amount that otherwise would have been distributed to the incentive shares is reduced pursuant to the proviso in clause (c) above, the balance of the Sale Proceeds shall be distributed, pro rata, to each issued and outstanding common share and each issued and outstanding subordinated share such that the issued and outstanding common shares in the aggregate receive 66% of such balance and the issued and outstanding subordinated shares in the aggregate receive 34% of such balance.

     Any upward or downward adjustment after the Closing Date in the purchase price determined in accordance with the definitive agreement entered into in connection with the Sale Event shall result in a commensurate upward or downward adjustment in the amount otherwise payable to the incentive shares and shall not affect the distribution to the common shares or to the subordinated shares.

     Distributions under this paragraph 3 shall satisfy in full any obligations with respect to, and shall be in lieu of payment of, any Common Share Arrearages and any deferred distributions declared on the Subordinated Shares, in each case accrued and unpaid for any period.

     IV. ARTICLE 18, PARAGRAPH 1 SHALL BE AMENDED AS FOLLOWS: After "to dissolve the company or to sell all or substantially all of the assets of the company," the following shall be added ", including but not limited to, a Sale Event."

     V. ARTICLE 18, PARAGRAPH 6 SHALL BE AMENDED AS FOLLOWS: After "(a Liquidation Event)" the following text shall be added: "not constituting a Sale Event (as defined in these articles of incorporation) in which case paragraph 6A of this article 18 shall apply".

     VI. A NEW PARAGRAPH 6A SHALL BE ADDED TO ARTICLE 18 AFTER PARAGRAPH 6, WHICH SHALL HAVE THE HEADING "SALE EVENT/DISTRIBUTION IN CONJUNCTION WITH A LIQUIDATION EVENT" AND WHICH SHALL READ AS FOLLOWS: "In case of a Liquidation Event following the distribution of the Sale Proceeds, after satisfaction of all the company's creditors in the order of priority as set out by or under applicable law, any distribution of proceeds of such liquidation (the "Liquidation Proceeds") will be made to the holders of common and subordinated shares and the holders of incentive shares as follows:

     (a) First, to the common shares, pro rata, until each common share has received an amount equal to $18.00;

     (b) Second, to the subordinated shares, pro rata, until each subordinated share has received an amount equal to $16.40;

     (c) Third, to the incentive shares, pro rata, all remaining Liquidation Proceeds, if any,

     provided however that (x) with any such distribution under clauses (a) and
(b), respectively, any amounts paid under Article 17A of these articles of incorporation, with respect to the common shares and the subordinated shares respectively, shall be deducted from the amount of Liquidation Proceeds prior to any allocation and payment of the foregoing distribution of Liquidation Proceeds and (y) no holder shall be entitled to any distribution under Article 17 hereof.

     VII. ARTICLE 18, PARAGRAPH 7 SHALL BE AMENDED AS FOLLOWS: A new final sentence shall be added which reads as follows: "This paragraph shall not apply in the case of a distribution following a Sale Event in conjunction with a Liquidation Event under paragraph 6A of article 18 of these articles of incorporation."

                                                                      APPENDIX B

                      [HOULIHAN LOKEY HOWARD & ZUKIN LOGO]


November 12, 2001


Statia Terminals Group N.V.
800 Fairway Drive, Suite 295
Deerfield Beach, FL 33441
Attention: James G. Cameron


Dear Mr. Cameron:


We understand that Statia Terminals Group N.V. (the "Company") is in discussions with a potential purchaser with respect to an agreement whereby all of the assets of the Company are to be acquired for approximately $307 million in cash. As part of such transaction, class A common shareholders ("Public Stockholders")(1) of the Company will receive $18 per share, class B subordinated shareholders of the Company will receive $16.40 per share, and class C shareholders of the Company will receive the remainder, subject to a purchase price adjustment. Such transaction and other related transactions disclosed to Houlihan Lokey are referred to collectively herein as the "Transaction."

You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. We understand, however, based on our discussions with representatives of Merrill Lynch, that Merrill Lynch has solicited third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it. In addition, we consent to the use of this Opinion in the Company's proxy statement filed with the SEC.

In connection with this Opinion, we have made such reviews, analyses and inquiries, as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

   1. interviewed key members of senior management concerning the Company's business, historical and future financial performance, and the Transaction;

   2. interviewed representatives of the Company's investment bankers, Merrill Lynch, regarding the sale process;

   3. reviewed the Stock Purchase Agreement between Kaneb Pipe Line Operating Partnership, L.P. and the Company;

   4. reviewed the rights and privileges of the class A common, class B subordinated, and class C shareholders;

   5. reviewed the Company's SEC filings including the Form 10K for the fiscal years ended 2000, 1999 and 1998 and quarterly reports and Forms 10Q for the years 2000 and 2001;

   6. reviewed the sale memorandum prepared by Merrill Lynch, dated July 2001;


----------
(1) Includes options which are exercisable into 1,136,000 Class A shares upon a change of control at strike prices ranging from $5-$8.094 per share.

   7. reviewed the Company's financial model and forecasts for the period 2001 through 2006;

   8. reviewed the Company's management presentation dated August 2001; and

   9. analyzed the industry, as well as the economic and competitive environment in which the Company operates.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by each of the Public Stockholders, class B subordinated shareholders and class C shareholders of the Company in connection with the Transaction is fair to each such class of shareholders from a financial point of view.


HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                                     PROXY

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints James G. Cameron and John K. Castle, or either of them, proxies (each with full power of substitution) to vote, as indicated below and in their discretion upon such other matters, not known or determined at the time of solicitation of this proxy, as to which shareholders may be entitled to vote at the special general meeting of the shareholders of Statia Terminals Group N.V., to be held at the Curacao Marriott Beach Resort, Queen's Ballroom C, John F. Kennedy Boulevard, Piscadera Bay, Curacao, Netherlands Antilles, on February 22, 2002, at 10:00 a.m. local time, and at any adjournment or postponement of the special general meeting, as indicated on the reverse side.

     This proxy is solicited on behalf of the board of directors. This proxy, when properly executed, will be voted in a manner directed herein by the undersigned shareholder. If no direction is made, provided that the proxy is signed, the proxy will be voted "FOR" the proposals. The undersigned shareholder understands that this proxy is being provided for use in connection with such resolutions.

               (Continued and to be signed on the reverse side)


     1. To adopt amendments to our articles of incorporation pursuant to which, in the event that we sell all or substantially all of our assets, we will distribute (i) in the following order of priority, $18.00 per share to our class A common shareholders, $16.40 per share to our class B subordinated shareholder and an initial distribution of the remaining cash to our class C shareholder, and (ii) after payment of our liabilities and following our liquidation, any remaining cash to our class C shareholder. If the amount to be received by our class C shareholder pursuant to the sale, as determined on the date of closing of the sale, would exceed 5% of the total amount to be distributed to our shareholders following the closing of the sale, the excess shall be distributed 66% to our class A common shareholders and 34% to our class B subordinated shareholder.

                           FOR    AGAINST    ABSTAIN
                           [ ]      [ ]        [ ]

     2. To (i) approve the sale of substantially all of our assets, consisting of all of the outstanding capital stock of our three subsidiaries, Statia Terminals International N.V., Statia Technology, Inc. and Statia Marine, Inc. to Kaneb Pipe Line Operating Partnership, L.P., followed by a distribution to our shareholders of substantially all of the proceeds of the sale in accordance with our articles of incorporation, as amended, (ii) adopt our dissolution and liquidation to occur on the day following the distribution referred to in (i) and distribute our remaining assets to our shareholders in accordance with our articles of incorporation, as amended, and (iii) appoint our board of directors as our liquidator and custodian of our corporate documents following our liquidation.
                           FOR    AGAINST    ABSTAIN
                           [ ]      [ ]        [ ]


     The undersigned hereby acknowledges receipt of the notice of the special general meeting and the proxy statement.

     This proxy is governed by Netherlands Antilles law.


                                PLEASE SIGN THIS PROXY AND COMPLETE THE
                                INFORMATION BELOW.


                                -----------------------------------------------

                                Please sign exactly as your name appears on the left. When signing as attorney, executor, administrator, guardian or corporate official, please give full title.


                                Date:
                                -----------------------------------------------

                                Number of class A common shares held:
                                -----------------------------------------------